  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 1997.

                                                REGISTRATION NO. 333-39597
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                      POST-EFFECTIVE AMENDMENT NO. 1

                                    TO
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                          TRICO MARINE SERVICES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE          250 NORTH AMERICAN COURT          72-1252405
      (STATE OR OTHER       HOUMA, LOUISIANA 70363        (I.R.S. EMPLOYER
      JURISDICTION OF           (504) 851-3833         IDENTIFICATION NUMBER)
     INCORPORATION OR
       ORGANIZATION)
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                VICTOR M. PEREZ
                  VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          TRICO MARINE SERVICES, INC.
                      2401 FOUNTAINVIEW DRIVE, SUITE 920
                             HOUSTON, TEXAS 77057
                                (713) 780-9926
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:
         WILLIAM B. MASTERS                           T. MARK KELLY
      JONES, WALKER, WAECHTER,                   VINSON & ELKINS L.L.P.
POITEVENT, CARRERE & DENEGRE, L.L.P.              2300 FIRST CITY TOWER
       201 ST. CHARLES AVENUE                      1001 FANNIN STREET
  NEW ORLEANS, LOUISIANA 70170-5100               HOUSTON, TEXAS 77002
        PHONE: (504) 582-8000                     PHONE: (713) 758-2222
         FAX: (504) 582-8012                       FAX: (713) 758-2346

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                               ----------------


  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(C) OF THE SECURITIES ACT OF 1933, MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED NOVEMBER 21, 1997

                             4,000,000 SHARES

                          TRICO MARINE SERVICES, INC.

                                  COMMON STOCK
[Logo of Trico appears here]    ($.01 PAR VALUE)

  The shares of Common Stock, $.01 par value per share (the "Common Stock"), of Trico Marine Services, Inc. ("Trico" or the "Company") offered hereby (the "Offering") are being issued and sold by the Company. The Common Stock is traded on the Nasdaq National Market under the symbol "TMAR." On November 20, 1997, the last reported sale price of the Common Stock was $31.125 per share.

  SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
   COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY  OR
    ADEQUACY OF THIS  PROSPECTUS. ANY  REPRESENTATION TO THE  CONTRARY IS  A
     CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                   UNDERWRITING
                                       PRICE       DISCOUNTS AND   PROCEEDS TO
                                     TO PUBLIC    COMMISSIONS(1)    COMPANY(2)
------------------------------------------------------------------------------
Per Share.........................     $              $               $
------------------------------------------------------------------------------
Total(3)..........................  $              $               $
------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) See "Underwriting" for indemnification arrangements.
(2) Before deducting estimated offering expenses of approximately $600,000 payable by the Company.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 600,000 shares of Common Stock solely to cover over-allotments. If this option is exercised in full, total Price to Public, Underwriting Discounts and Commissions and Proceeds to the Company will be
    $        , $         and $        , respectively. See "Underwriting."

  The shares of Common Stock offered hereby are being offered by the several Underwriters named herein, subject to prior sale and acceptance by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that the Common Stock will be available for delivery on or
about November      , 1997 at the offices of Schroder & Co. Inc., New York, New
York.

SCHRODER & CO. INC.

    BEAR, STEARNS & CO. INC.

          JEFFERIES & COMPANY, INC.

               RAYMOND JAMES & ASSOCIATES, INC.

                                                   JOHNSON RICE & COMPANY L.L.C.

                               November   , 1997

                             [PHOTO APPEARS HERE]


 Built in 1996, Saevik's Northern Gambler is a 250-foot, 7,200 horsepower platform supply vessel working in the North Sea.


                             [PHOTO APPEARS HERE]

 The Stones River supply boat was launched in February 1997 following a major upgrade that lengthened the vessel from 180 to 220 feet.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                                    SUMMARY

  This summary is qualified in its entirety by the more detailed information and the consolidated financial statements and notes thereto appearing elsewhere herein or incorporated by reference in this Prospectus. Unless the context indicates otherwise, any reference in this Prospectus to "Trico" or the "Company" refers to Trico Marine Services, Inc., together with its consolidated subsidiaries. Unless otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. For convenience, this Prospectus contains translations of certain amounts in Norwegian krone into United States dollars. The translation from Norwegian krone to United States dollars is performed at an exchange rate of NOK 7.1265=U.S.$1, the noon buying rate in New York City for cable transfers in Norwegian krone as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate") in effect on October 24, 1997. No representation is made that the Norweigan krone amounts have been, or could be converted into US Dollars at that or any other rate of exchange. As used herein, "US GAAP" means U.S. generally accepted accounting principles, and "NOR GAAP" means Norwegian generally accepted accounting principles.

                                  THE COMPANY

GENERAL

  Trico is a leading provider of marine support vessels and related services to the oil and gas industry in the U.S. Gulf of Mexico (the "Gulf") and offshore Brazil. The Company is the second largest owner and operator of supply boats in the Gulf and has a total fleet of 82 vessels, including 53 supply boats, 14 crew boats, six lift boats and nine line handling boats. The services provided by Trico's diversified fleet include transportation of drilling materials, supplies and crews to offshore facilities and support for the construction, installation, maintenance and removal of those facilities. Trico has focused on providing high quality, responsive service while maintaining a low cost structure. The Company believes the quality of its fleet and the strength of its experienced management team have allowed the Company to develop and maintain long-term customer relationships.

  The Company has pursued an aggressive strategy of growth through selected acquisitions which, together with increased day rates from its existing vessels, has enabled the Company to significantly increase total revenues and achieve strong operating results. Since its initial public offering in May 1996, Trico has completed the acquisition of 37 supply boats at an aggregate cost of $171.5 million. The Company believes that the increased size of its vessel fleet will enable it to take further advantage of the strong worldwide demand for marine support vessels and the resulting high utilization levels and increased vessel day rates. The Company's average supply boat day rate increased to approximately $7,590 during the third quarter of 1997 from $5,018 during the comparable period in 1996.

RECENT DEVELOPMENTS

  The Company has reached an agreement to acquire Saevik Supply ASA, a publicly-traded Norwegian company ("Saevik Supply"). Saevik Supply is a leading provider of marine support and transportation services to companies engaged in offshore exploration and production of oil and gas in the North Sea and operates the third largest fleet of platform supply vessels ("PSVs") in the North Sea. Saevik Supply's current fleet consists of six large anchor handling, towing and supply vessels ("AHTSs") and ten owned and one managed PSVs. During the nine months ended September 30, 1997, Saevik Supply reported total revenues of $60.6 million and net income of $27.1 million. See "Business--Saevik Supply."

  On October 7, 1997, the Company presented an offer to the board of directors of Saevik Supply to purchase all of the outstanding shares of Saevik Supply for approximately $290 million (the "Acquisition"). Saevik Supply's founder and chief executive officer, Per Saevik, and another shareholder represented on Saevik Supply's board of directors, owning in the aggregate approximately 19% of the outstanding shares of Saevik Supply, have irrevocably agreed to tender their shares and accept Trico's offer. The Acquisition was recommended by Saevik Supply's board of directors to its shareholders, and Trico commenced a public bid on October 27, 1997 under the rules of the Oslo Stock Exchange to purchase all of Saevik Supply's outstanding shares. The public bid, unless extended, will expire on November 25, 1997. See "The Acquisition."

  The Company plans to fund the Acquisition with the proceeds of the Offering, the proceeds from the Company's recent offering of $100.0 million of 8 1/2% Senior Notes due 2005 and advances under the Company's revolving credit facility (the "Revolving Credit Facility"). The Company has obtained a commitment from its commercial lender to increase the Revolving Credit Facility to $150.0 million and to provide a $200.0 million term loan in addition to the Revolving Credit Facility (together with the Revolving Credit Facility, the "Credit Facility") that can be used to fund the Acquisition. See "Use of Proceeds."

BUSINESS STRATEGY

  The Company's objective is to strengthen its position as a leading provider of marine support vessels and related services. In order to achieve this objective, the Company intends to continue to implement the following strategies.

  EXPAND INTO INTERNATIONAL MARKETS. The Company intends to continue to selectively expand its presence in the North Sea, Latin America and other selected international market areas that management believes present long-term opportunities for the Company's vessels. Current worldwide demand for marine support vessels is strong, and the Company believes that increased offshore exploration and development activities in these international markets may result in increases in demand for marine equipment and higher day rates in those markets in the future.

  MAINTAIN STRONG PRESENCE IN THE GULF OF MEXICO. Trico intends to maintain its strong presence in the Gulf, which has been enhanced through a series of acquisitions during the last 18 months. Levels of oil and gas exploration and development have increased during the last two years as a result of several factors, including improvements in exploration and production technologies that have increased drilling success rates in the region, led to increased deep water drilling and development and improved the economics of developing smaller oil and gas fields. Based on current industry conditions, the Company believes that the Gulf will continue to remain active in the foreseeable future.

  PARTICIPATE IN INDUSTRY CONSOLIDATION. Trico intends to pursue further consolidation opportunities in the marine services industry in the Gulf and selected international markets. Over the past several years there has been substantial consolidation in the supply boat fleet in the Gulf. The number of supply boats available for service in the Gulf decreased from a peak of approximately 700 in 1985 to approximately 300 at the end of October 1997, approximately 75% of which are owned by five publicly-traded companies, including Trico. The Company has been a major participant in the consolidation in the Gulf through its acquisition of 37 supply boats since its initial public offering in May 1996. The Company believes that its acquisition of Saevik Supply and other recent acquisitions by U.S. based marine service providers will lead to further consolidation in the North Sea and other international market areas. Most international market areas are still relatively fragmented with more than 20 major participants and numerous small regional competitors. Further consolidation, including acquisitions by the Company, may impact future day rates in the international market areas in which the Company participates.

  UPGRADE FLEET CAPABILITIES; NEW CONSTRUCTION. The Company may construct new vessels that are suitable for deep water (220 feet in length or longer) or upgrade existing vessels depending on specific contract opportunities and industry conditions. The Company is currently constructing a 230-foot supply vessel expected to be delivered in early 1998 that has been committed to a three year charter to an oil and gas company active in the Gulf. Saevik Supply is constructing one 270 foot PSV that is scheduled to be delivered in the first quarter of 1998. Saevik Supply also recently commenced construction of a 275 foot, technologically advanced ATHS, with 23,800 horsepower that is scheduled to be delivered no later than May 1999. Saevik Supply also has options with the shipbuilder to construct two similar ATHSs for delivery during 2000.

  The Company is incorporated under the laws of Delaware. Its principal office is located at 250 North American Court, Houma, Louisiana, 70363, and its telephone number is (504) 851-3833.

                                  THE OFFERING

Common Stock offered by the
 Company........................... 4,000,000 shares(1)
Common Stock outstanding after the
 Offering.......................... 19,683,566 shares(2)
Use of Proceeds.................... The Company intends to use the net proceeds of the Offering to fund a portion of the
                                    Acquisition. See "Use of Proceeds."
Nasdaq National Market Symbol...... TMAR

--------
(1) Assumes no exercise of the over-allotment option granted by the Company to the Underwriters.
(2) Based on the number of shares outstanding as of October 31, 1997. Excludes an aggregate of 1,494,080 shares of Common Stock issuable as of such date upon exercise of outstanding options granted under the Company's stock option plans.

                SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

  The following table sets forth summary historical financial and operating data for the Company as of the dates and for the periods indicated. The summary financial data should be read in conjunction with "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere or incorporated by reference into this Prospectus.

                                                               NINE MONTHS
                                                                  ENDED
                                  YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                  -------------------------  -----------------
                                   1994     1995     1996     1996      1997(1)
                                  -------  -------  -------  -------  --------
                                  (FINANCIAL DATA IN THOUSANDS EXCEPT PER
                                                SHARE DATA)
INCOME STATEMENT DATA:
 Total revenues.................. $29,034  $26,698  $53,484  $32,885  $ 83,879
 Direct operating expenses:
 Direct vessel operating
  expenses.......................  17,165   16,988   24,150   16,314    28,388
 General and administrative......   2,057    2,509    3,277    2,224     4,157
 Amortization of marine
  inspection costs...............   1,490    1,930    2,158    1,432     2,093
 Other...........................     764      545      309      211       204
 Depreciation and amortization...   2,786    2,740    4,478    2,861     7,995
                                  -------  -------  -------  -------  --------
 Operating income................   4,772    1,986   19,112    9,843    41,042
 Interest expense................   3,767    3,850    2,282    1,710     3,677
 Amortization of deferred
  financing costs................     344      381      263      217       144
 Gain on sales of assets.........      --     (244)     (59)      (7)     (255)
 Other income, net...............     (51)     (32)     (79)     (65)     (134)
 Income tax expense (benefit)....     226     (670)   5,814    2,788    13,164
 Extraordinary item, net of
  taxes..........................      --       --     (917)    (917)       --
                                  -------  -------  -------  -------  --------
 Net income (loss)............... $   486  $(1,299) $ 9,974  $ 4,283  $ 24,446
                                  =======  =======  =======  =======  ========
 Income (loss) per share before
  extraordinary item(2).......... $  0.08  $ (0.21) $  0.88  $  0.46  $   1.45
 Extraordinary item per
  share(2).......................      --       --    (0.07)   (0.08)       --
                                  -------  -------  -------  -------  --------
 Net income (loss) per share(2).. $  0.08  $ (0.21) $  0.81  $  0.38  $   1.45
                                  =======  =======  =======  =======  ========
 Weighted average common
  shares(2)......................   6,020    6,101   12,381   11,171    16,889
                                  =======  =======  =======  =======  ========
STATEMENT OF CASH FLOWS DATA:
 Net cash provided by (used in)
  operating activities........... $ 6,666  $ 6,411  $14,952  $ 7,359  $ 41,082
 Net cash provided by (used in)
  investing activities...........     968   (6,121) (82,281) (31,707) (127,683)
 Net cash provided by (used in)
  financing activities...........  (6,059)   ( 943)  67,259   25,008    89,062
OTHER FINANCIAL DATA:
 EBITDA(3)....................... $ 9,048  $ 6,656  $25,748  $14,136  $ 51,130
 Capital expenditures:
   Acquisitions..................      --    1,475   71,031   26,062    99,626
   Vessel construction/major
    upgrades.....................      30    3,474    7,232    2,827    19,281
   Maintenance and other.........   2,141    2,509    3,164    1,594     9,527
TRICO OPERATING DATA:
 Supply boats:
   Average number of vessels.....    16.0     16.0     21.2     18.2      40.7
  Average vessel utilization
   rate(4).......................      77%      78%      94%      93%       85%
   Average vessel day rate(5).... $ 3,057  $ 3,060  $ 4,917  $ 4,302  $  7,130
 Lift boats:
   Average number of vessels.....     5.0      5.9      6.0      6.0       6.0
   Average vessel utilization
    rate(4)......................      57%      45%      67%      66%       71%
   Average vessel day rate(5).... $ 5,017  $ 4,656  $ 4,995  $ 4,805  $  5,705
 Crew/line handling boats:(6)
   Average number of vessels.....    22.3     16.8     23.3     22.8      24.0
   Average vessel utilization
    rate(4)......................      82%      85%      95%      95%       97%
   Average vessel day rate (5)... $ 1,465  $ 1,480  $ 1,579  $ 1,547  $  1,937

                                                                       SEPTEMBER
                                                                       30, 1997
                                                                       ---------
                                                                        ACTUAL
                                                                       ---------
BALANCE SHEET DATA:
 Working capital, including current maturities of long-term debt.....  $ 12,925
 Property and equipment, net.........................................   230,038
 Total assets........................................................   277,757
 Long-term debt......................................................   114,000
 Stockholders' equity................................................   128,753

--------
(1) Does not give pro forma effect to any of the acquisitions completed by the Company in 1997, including its acquisition of 11 supply vessels in July 1997.
(2) Share and per share amounts have been adjusted to reflect a 100% stock dividend effective June 9, 1997.
(3) As used herein, EBITDA is operating income plus depreciation and amortization and amortization of marine inspection costs. EBITDA is frequently used by security analysts and is presented here to provide additional information about the Company's operations. EBITDA is not a US GAAP financial indicator and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a better measure of the Company's liquidity.
(4) Average utilization rates are average rates for all vessels based on a 365-day years. Vessels are considered utilized when they are being operated or mobilized/demobilized under contracts with customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(5) Average day rates are the average of revenue per day per vessel under contract.
(6) Average utilization and day rates for all line handling vessels reflect the contract rates for the Company's unconsolidated Brazilian operating company.

              SUMMARY UNAUDITED COMBINED PRO FORMA FINANCIAL DATA

  The following summary unaudited pro forma financial data illustrate the estimated effects of the Acquisition. The unaudited condensed pro forma combined balance sheet data is based on the unaudited September 30, 1997 condensed consolidated balance sheets of both the Company and Saevik Supply and assume the Acquisition occurred on that date. The unaudited condensed pro forma combined statement of operations data is based on the condensed consolidated statements of operations of the Company and Saevik Supply and the statements of revenues less direct operating expenses for the 12 vessels acquired by Saevik Supply from Viking Supply Ships AS in January 1997 (the "Viking Vessels") for the year ended December 31, 1996, and the unaudited nine month period ended September 30, 1997 and assume the Acquisition occurred at January 1, 1996. The unaudited condensed pro forma combined financial statements of the Company have been prepared applying US GAAP, under which the Acquisition will be accounted for as a "purchase." The summary unaudited pro forma financial data should be read in conjunction with the unaudited condensed pro forma combined financial statements and notes thereto, together with the historical financial statements, including notes thereto, and other financial information of the Company, Saevik Supply and the Viking Vessels included elsewhere in this Prospectus. The summary unaudited pro forma financial information of the Company does not purport to represent what the financial position or results of operations of the Company would actually have been if the acquisition had in fact occurred on the dates indicated or to project the financial position or results of operations for any future date or period.

                                                             PRO FORMA
                                                    ---------------------------
                                                                   NINE MONTHS
                                                     YEAR ENDED       ENDED
                                                    DECEMBER 31,  SEPTEMBER 30,
                                                        1996          1997
                                                    ------------- -------------
                                                    (IN THOUSANDS EXCEPT SHARE
                                                        AND PER SHARE DATA)
INCOME STATEMENT DATA:
  Total revenues...................................  $  103,160    $  147,815
  Operating expenses (excluding amortization of
   marine inspection costs)........................      50,742        51,868
  Depreciation and amortization expense............      20,542        20,043
  Amortization of marine inspection costs..........       4,491         2,528
  Operating income.................................      27,385        73,376
  Interest expense.................................      18,712        19,629
  Other (income) expense...........................        (158)       (1,209)
                                                     ----------    ----------
  Income before income tax expense and minority
   interest........................................       8,831        54,956
  Income tax expense...............................       3,609        17,370
                                                     ----------    ----------
  Income before minority interest..................       5,222        37,586
  Minority interest................................         108            --
                                                     ----------    ----------
  Net income.......................................  $    5,330    $   37,586
                                                     ==========    ==========
  Net income per share.............................  $      .33    $     1.80
                                                     ==========    ==========
  Weighted average common shares and equivalents
   outstanding.....................................  16,380,902    20,888,569
OTHER FINANCIAL DATA:
  EBITDA(1)........................................  $   52,418    $   95,947
                                                    SEPTEMBER 30,
                                                        1997
                                                    PRO FORMA(2)
                                                    -------------
BALANCE SHEET DATA:
  Working capital..................................      41,124
  Property and equipment, net......................     490,039
  Total assets.....................................     698,834
  Long-term debt...................................     396,449
  Stockholders' equity.............................     247,653

-------
(1) As used herein, EBITDA is operating income plus depreciation and amortization and amortization of marine inspection costs. EBITDA is frequently used by security analysts and is presented here to provide additional information about the Company's operations. EBITDA is not a US GAAP financial indicator and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a better measure of the Company's liquidity.

(2) As adjusted to give effect to the Offering, (at an assumed offering price of $31.125 per share), the Company's private placement of $100 million aggregate principal amount of its 8 1/2% Senior Notes due 2005 and the incurrence of long-term debt under the Credit Facility as described under "Use of Proceeds." If the size of the Offering is increased, the Company will use the net proceeds thereof to fund the Acquisition and reduce borrowings under the Credit Facility.

                                 RISK FACTORS

  An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus.

THE ACQUISITION

  The Company intends to use the net proceeds from this Offering to finance a portion of the Acquisition. The Acquisition involves a number of risks that could adversely affect the Company's operating results, including (i) the diversion of management's attention; (ii) the integration of the operations and personnel of Saevik Supply; (iii) exposure to risk of currency fluctuations; (iv) the assumption of potential liabilities, disclosed or undisclosed, associated with Saevik Supply's business; (v) the increase in the overall indebtedness of the Company as a result of the Acquisition; and (vi) the inability to retain key members of Saevik's current management following the Acquisition. In addition, the Acquisition is subject to various conditions, including the receipt by the Company of 90% of the outstanding shares of Saevik Supply in the public bid. If such conditions are not satisfied or waived by the Company, the Company will not complete the Acquisition. There can be no assurance that the operations of Saevik Supply will be successfully integrated or that such operations will ultimately have a positive impact on the Company, its financial condition or results of operations. See "The Acquisition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  If the Company receives at least 90% of the outstanding shares pursuant to its public bid, pursuant to Norwegian law, the Company will have the compulsory right to purchase the remaining 10% of the outstanding shares. Similarly, holders of such shares will have the right to have their shares redeemed by the Company. If the Company and such holders cannot agree on a price for those shares, the price will be determined by a Norwegian court. If the Company receives less than 90% of the outstanding shares but more than 66 2/3%, the Company will have the option to waive the 90% acceptance condition and purchase those shares which have been tendered. If the Company acquires more than 66 2/3% of the outstanding shares of Saevik Supply, the Company will be required to make a mandatory offer to purchase all of the remaining shares at a price no less than the Company's offer price. If the Company acquires
66 2/3% or more of the outstanding shares but does not acquire all of the remaining outstanding shares of Saevik Supply through the mandatory offer or otherwise, the Company will have control of Saevik Supply but its flexibility in managing Saevik Supply may be reduced. For example, any dividend paid by Saevik Supply would be paid on all of its shares, including those held by any public stockholders of Saevik Supply. In addition, although the Company intends to take the necessary steps to delist the shares of Saevik Supply, the decision to delist Saevik Supply is subject to the approval of the Oslo Stock Exchange, and, if such approval is not granted, the shares may continue to be listed, subjecting Saevik Supply to additional regulation. There can be no assurance that the Company will waive the 90% acceptance condition or, if waived, as to when the Company will be able to acquire the remaining outstanding shares of Saevik Supply. All pro forma information included herein assumes the acquisition of 100% of the outstanding shares of Saevik Supply pursuant to the Company's public bid. See "The Acquisition."

DEPENDENCE ON OIL AND GAS INDUSTRY; MARKET VOLATILITY

  The Company's operations depend on activity in offshore oil and gas exploration, development and production. The level of exploration and development activity has traditionally been volatile as a result of fluctuations in oil and gas prices and their uncertainty in the future. A significant or prolonged reduction in oil or natural gas prices in the future would likely depress offshore drilling and development activity and reduce the demand for the Company's marine support services. A substantial reduction of activity in the Gulf and other areas where the Company operates could have a material adverse effect on the Company's financial condition and results of operations.

  Charter rates for marine support vessels also depend on the supply of vessels. Excess vessel capacity in the industry can result primarily from the construction of new vessels and the mobilization of vessels between market areas. The addition of new capacity to the worldwide offshore marine fleet could increase competition in those markets where the Company operates, which, in turn, could have a material adverse effect on the Company's financial condition and results of operations.

MANAGEMENT OF GROWTH

  The Company has rapidly expanded its operations through acquisitions in the past two years. The Acquisition will significantly increase the geographic scope of the Company's operations and its overall size. The Company's growth has placed, and is expected to continue to place, substantial demands on the Company's managerial, operational, financial and other resources. Management of this growth will require the Company to continue to invest in its operations, including its financial and management information systems, and to increase its efforts to retain, motivate and effectively manage its employees, all of which may increase the Company's operating expenses. Any failure by the Company to achieve and manage this growth as planned could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

  The Company's business is highly competitive. Competition in the marine support services industry primarily involves factors such as (i) price, service and reputation of vessel operators and crews, (ii) the availability of vessels of the type and size needed by the customer and (iii) the quality of equipment. Certain of the Company's competitors have significantly greater financial resources than the Company and more experience operating in international areas. See "Business--Competition."

OPERATING RISKS AND INSURANCE

  Marine support vessels are subject to operating risks such as catastrophic marine disaster, adverse weather conditions, mechanical failure, collisions, oil and hazardous substance spills and navigation errors. The occurrence of any of these events may result in damage to or loss of Company vessels and such vessels' tow or cargo or other property and injury to passengers and personnel. Such occurrences may also result in a significant increase in operating costs or liability to third parties. See "--Government Regulation." The Company maintains insurance coverage against certain of these risks, which management considers to be customary in the industry. There can be no assurance, however, that the Company's existing insurance coverage can be renewed at commercially reasonable rates or that such coverage will be adequate to cover future claims that may arise. See "Business--Insurance."

GOVERNMENT REGULATION

  The Company's operations are materially affected by federal, state and local regulation, as well as certain international conventions, private industry organizations and laws and regulations in jurisdictions where the Company's vessels operate and are registered. These regulations govern worker health and safety and the manning, construction and operation of vessels. These organizations establish safety criteria and are authorized to investigate vessel accidents and recommend approved safety standards. The failure to comply with the requirements of any of these laws or the rules or regulations of these agencies and organizations could have a material adverse effect on the Company. See "Business--Government Regulation."

  The Company's operations also are subject to federal, state and local laws and regulations and laws and regulations in jurisdictions where the Company's vessels operate and are registered, which control the discharge of pollutants into the environment and which otherwise relate to environmental protection. Substantial costs may be incurred in complying with such laws and regulations, and noncompliance can subject the Company to substantial liabilities. There can be no assurance that such costs and liabilities will not be incurred. The Company's operations in the Gulf are subject to the Outer Continental Shelf Lands Act, and regulations promulgated thereunder, which regulate the activities of offshore service vessels, require vessel owners and operators to demonstrate financial and operational responsibility and provide for certain limitations on the liability of vessel owners and operators. The Company's operations in the Gulf are also subject to the Federal Water Pollution Control Act of 1972, as amended, which imposes strict controls against the discharge of oil and other pollutants into surface waters within its jurisdiction. Any hazardous substances transported by the Company are subject to regulation under the Resource Conservation and Recovery Act and the Hazardous Materials Transportation Act. Numerous other environmental laws and regulations also apply to the operations of the Company, and such laws and regulations are subject to frequent change. The Company's insurance policies provide coverage for accidental occurrence of seepage and pollution or clean-up and containment of the foregoing.

  Among the more significant of the conventions applicable to the operations of Saevik Supply are: (i) the International Convention for the Prevention of Pollution of the Sea, 1973, 1979 Protocol, (ii) the International Convention on the Safety of Life at Sea, 1974, 1978 and 1981/1983 Protocol, and (iii) the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers.

  Any violation of such laws or regulations could result in significant liability to the Company, and any amendment to such laws or regulations that mandates more stringent compliance standards would likely cause an increase in the Company's vessel maintenance expenses. See "Business--Environmental Regulations."

SEASONALITY

  The Company's marine operations are seasonal and depend, in part, on weather conditions. Historically, the Company has enjoyed its highest utilization rates during the second and third quarters, as mild weather provides favorable conditions for offshore exploration, development and construction in the Gulf. Adverse weather conditions during the winter months generally curtail offshore development operations and can particularly impact lift boat utilization rates. Activity in the North Sea is also subject to delays during periods of adverse weather, but is not affected by seasonality to the extent activity in the Gulf is. Accordingly, the results of any one quarter are not necessarily indicative of annual results or continuing trends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

AGE OF FLEET

  Because of overcapacity within the marine support services industry on a worldwide basis, there has been no significant construction of supply boats since 1983. As of November 1, 1997, the average age of the Company's vessels (based on the date of construction) was approximately 17 years. The average age of Saevik Supply's fleet is approximately 10 years. Management believes that after a vessel has been in service for approximately 30 years, repair, vessel certification and maintenance costs may become no longer economically justifiable. There can be no assurance that the Company will be able to maintain its fleet by extending the economic life of existing vessels through major refurbishment or by acquiring new or used vessels. See "Business--The Company's Fleet."

INTERNATIONAL OPERATIONS

  The Acquisition will substantially increase the percentage of the Company's operations conducted in currencies other than the United States dollar. Changes in the value of foreign currencies relative to the United States dollar could adversely affect the Company's results of operations and financial position, and transaction gains and losses could contribute to fluctuations in the Company's results of operations. There can be no assurance that fluctuations in foreign currency rates will not have a material adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Currency Fluctuations."

  The Company's existing and planned international operations are subject to a number of risks inherent with any business operating in foreign countries. These risks include, among others, political instability, inflation, potential vessel seizure, nationalization of assets, exchange rate fluctuations, foreign exchange restrictions which limit the repatriation of investments and earnings therefrom, changes in taxation, import-export quotas and other forms of public and governmental regulation, all of which are beyond the control of the Company. Although it is impossible to predict the nature and the likelihood of any events of these types, if such an event should occur, it could have a material adverse effect on the Company's financial condition and results of operations.

LIMITATIONS ON FOREIGN OWNERSHIP OF COMPANY STOCK

  Under the Merchant Marine Act of 1920, as amended, if persons other than U.S. citizens own in the aggregate in excess of 25% of the Company's outstanding stock, the Company's U.S. flagged vessels would lose the privilege of engaging in the transportation of merchandise in the U.S. coastwise trade. To assure the Company's continued ability to engage in U.S. coastwise trade, the Company's certificate of incorporation contains provisions designed to assure that not more than 24% of the outstanding shares of Common Stock are owned by persons who are not U.S. citizens. The certificate of incorporation provides that any transfer or purported transfer of shares of Common Stock that would result in the ownership by persons who are not U.S. citizens of more than 24% of the then outstanding shares of Common Stock will not become effective against the Company, and the Company has the power to deny voting and dividend rights with respect to such shares. See "Business--Government Regulation" and "Description of Capital Stock--Certain Charter and By-Law Provisions."

DEPENDENCE ON KEY PERSONNEL

  The Company depends on the continued services of Thomas E. Fairley, its President and Chief Executive Officer, Ronald O. Palmer, the Chairman of the Board, Victor M. Perez, its Chief Financial Officer, and other key management personnel. The loss of any of these persons could adversely affect the Company's operations. See "Management."

DIVIDENDS

  The Company presently intends to retain any earnings to meet its working capital requirements and finance the expansion of its business operations. Therefore, the Company does not plan to pay cash dividends to its stockholders in the foreseeable future. See "Dividend Policy."

FORWARD-LOOKING STATEMENTS

  This Prospectus includes and incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act. All statements other than statements of historical fact included or incorporated by reference in this Prospectus, including without limitation the statements under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere herein regarding the Company's financial position and liquidity, its strategic alternatives, future capital needs, the Acquisition, exploration, development and capital expenditures of the oil and gas industry, business strategies, and other plans and objectives of management of the Company for future operations and activities, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to risks and uncertainties, including the risk factors discussed above, general economic and business conditions, the business opportunities that may be presented to and pursued by the Company, changes in law or regulations and other factors, many of which are beyond the control of the Company. Although Trico believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Prospective investors are therefore cautioned that any such statements are not guarantees of future performance and the actual results or developments may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in this Prospectus.

                                THE ACQUISITION

  On October 7, 1997, the Company presented an offer to the board of directors of Saevik Supply to purchase, subject to specified conditions, all of the outstanding shares of Saevik Supply (the "Saevik Shares") for 165 NOK per share, or approximately $290 million (at then prevailing exchange rates) through a public bid conducted in accordance with the rules of the Oslo Stock Exchange. Trico's offer was accepted by the board of directors of Saevik Supply on October 7, 1997 with the condition that Saevik Supply's principal office continue to be located in Fosnavag, Norway, and that the branch offices in Kristiansand, Norway and Aberdeen, Scotland remain in operation. In addition, the board of directors of Saevik Supply agreed not to solicit an offer or merger proposal by any third party with respect to Saevik Supply or the Saevik Shares and to notify Trico if any third party approached the board of directors about an offer or merger proposal and to recommend Trico's bid to the stockholders of Saevik Supply. Prior to making its decision to commence its public bid, Trico received the irrevocable agreement of Per Saevik, the Company's founder and chief executive officer, and Ulstein Industrier AS, who together own 19.18% of the outstanding Saevik Shares, to tender their shares in the public bid, and conducted its due diligence investigation of Saevik Supply.

  Trico commenced its public bid on October 27, 1997, and the public bid will be open for acceptance until November 25, 1997, unless extended in the event that shareholders owning less than 90% of the Saevik Shares have tendered their Saevik Shares by November 25, 1997. Trico has agreed not to extend the public bid by more than ten business days.

  The Acquisition is conditioned on the Company acquiring through its public bid or otherwise more than 90% of the Saevik Shares. The Company may waive this requirement and acquire Saevik Shares tendered in the public bid as long as Trico obtains at least 66 2/3% of the Saevik Shares. The Company also has the right to withdraw the public bid in the event that Saevik Supply undertakes any transactions prior to settlement of the public bid that are not within its normal business operations or if the board of directors of Saevik Supply does not adhere to the conditions of the public bid specified above. See "Risk Factors--The Acquisition."

  Following the Acquisition, Trico intends to continue to manage the Saevik Supply fleet utilizing the present operational management of Saevik Supply. The Company has received confirmation from the operational management of Saevik Supply that they intend to continue in their present positions after the completion of the Acquisition.

  There are no authorizations, permissions or approvals from any governmental or regulatory entities required to complete the Acquisition that have not been obtained.

  If the Company acquires less than all of the Saevik Shares in the public bid, the Company intends to take the steps necessary under Norwegian law to acquire the remaining Saevik Shares. Under Norwegian law, the Company will be required to make a mandatory bid to acquire for cash the remaining Saevik Shares. The Company intends to take the steps necessary to ensure that the price paid for shares in any such mandatory offer does not exceed the price initially paid in the public bid. Under Norwegian law, a parent company that owns more than 90% of the shares of a Norwegian subsidiary also has the compulsory right to purchase the remaining subsidiary shares and the holders of such remaining subsidiary shares have the right to require that their subsidiary shares be redeemed. In the absence of an amicable agreement by the parties as to the value of such shares, Norwegian law would require that the amount be determined in court.

                                USE OF PROCEEDS

  The estimated net proceeds to the Company from the Offering (at an assumed offering price of $31.125 per share), will be approximately $118.9 million. The net proceeds from the Offering, together with the other funding described below, will be used to fund the Acquisition.

  The Company will apply the net proceeds of the Offering, the net proceeds of the Company's recent private placement of its 8 1/2% Senior Notes due 2005 and borrowings under the Credit Facility as follows (amounts in millions):

              SOURCES                                  USES
----------------------------------- -------------------------------------------
The Offering................ $118.9 The Acquisition..................... $290.0
8 1/2% Senior Notes due                                                  $  5.5
 2005....................... $ 98.7 Transaction Expenses................ ------
Credit Facility............. $ 77.9                                      $295.5
                             ------
                             $295.5

  If the size of the Offering is increased or the Underwriters' over-allotment option is exercised, the Company will use the net proceeds thereof to fund the Acquisition and reduce borrowings under the Credit Facility. Any remaining proceeds will be used for working capital and general corporate purposes.

  If the Company's public bid for the Saevik Shares of Saevik Supply results in less than 100% of the Saevik Shares being purchased initially, the Company will follow the steps described under "The Acquisition" to acquire the remaining shares in Saevik Supply. See "Risk Factors--The Acquisition."

  The Company expects to close the Acquisition upon termination of its public bid on November 25, 1997; however, the Company's bid is subject to the conditions described under "The Acquisition." If these conditions are not satisfied or waived by the Company, the Company will not close the Acquisition and will use the net proceeds of this Offering to fund future acquisitions of marine vessels or other companies engaged in the provision of marine support vessels and related services. The Company does not currently have any contracts, understandings or arrangements with respect to any material acquisitions other than those described herein.

  In the event that the Offering is not completed prior to the closing of the Acquisition, the Company will borrow additional funds under the Credit Facility to fund the Acquisition. The Company will repay any additional indebtedness incurred with the net proceeds of the Offering upon its completion.

                                CAPITALIZATION

  The following table sets forth (i) the consolidated unaudited capitalization of the Company as of September 30, 1997, (ii) on a pro forma basis giving effect to the Acquisition as if it occurred on September 30, 1997 and (iii) as adjusted to give effect to the Offering (at an assumed offering price of $31.125 per share), the Company's private placement of $100 million aggregate principal amount of its 8 1/2% Senior Notes due 2005 and incurrence of the long-term debt under the Credit Facility as described in "Use of Proceeds." This table should be read in conjunction with the Company's pro forma combined financial statements, consolidated financial statements and respective notes thereto included elsewhere in this Prospectus.

                                                         SEPTEMBER 30, 1997
                                                       ------------------------
                                                                   PRO FORMA
                                                        ACTUAL   AS ADJUSTED(1)
                                                       --------  --------------
                                                       (DOLLARS IN THOUSANDS)
Long-term debt, including current maturities:
  8 1/2% Senior Notes due 2005........................ $110,000     $210,000
  Credit Facility.....................................    4,000      186,449
                                                       --------     --------
    Total long-term debt..............................  114,000      396,449
                                                       --------     --------
Stockholders' equity:
  Preferred stock, $.01 par value per share; 5,000,000
   shares authorized; no shares outstanding...........       --           --
  Common Stock, $.01 par value per share; 40,000,000
   shares authorized; 15,755,598 and 19,755,598 issued
   and 15,683,566 and 19,683,566 outstanding,
   respectively(2)....................................      158          198
  Additional paid-in capital..........................   94,143      213,003
  Retained earnings...................................   34,453       34,453
  Treasury stock (72,032 shares)......................       (1)          (1)
                                                       --------     --------
    Total stockholders' equity........................  128,753      247,653
                                                       --------     --------
    Total capitalization.............................. $242,753     $644,102
                                                       ========     ========

--------

(1) Assumes that (i) the Underwriters' over-allotment option will not be exercised and (ii) that the size of the Offering is not increased. See "Use of Proceeds."
(2) Excludes an aggregate of 1,494,080 shares of Common Stock issuable as of September 30, 1997 upon exercise of outstanding options granted under the Company's stock option plans.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Common Stock is traded on the Nasdaq National Market under the symbol "TMAR." The following table sets forth the high and low closing sales prices per share of the Common Stock, as reported by the Nasdaq National Market for each fiscal quarter since trading in the Common Stock began on May 16, 1996 (adjusted to give retroactive effect for the two-for-one stock split effected June 9, 1997).

                                                                 HIGH     LOW
                                                                ------- -------
      Fiscal Year 1996
        Second Quarter (commencing May 16, 1996)............... $11.750 $ 9.875
        Third Quarter..........................................  15.250  10.625
        Fourth Quarter.........................................  25.000  14.750
      Fiscal Year 1997
        First Quarter.......................................... $28.125 $17.375
        Second Quarter.........................................  24.375  15.250
        Third Quarter..........................................  37.000  21.500
        Fourth Quarter (through November 20, 1997).............  43.813  28.250

  On November 20, 1997, the last reported sales price of the Common Stock on the Nasdaq National Market was $31.125 per share.

  The Company presently intends to retain its earnings to meet its working capital requirements and finance the expansion of its business operations. Therefore, the Company does not plan to pay cash dividends to its stockholders in the foreseeable future. In addition, the Credit Facility contains provisions that prohibit the Company from paying dividends on its Common Stock. The Company is also a holding company which conducts its business through its subsidiaries. As a result, the Company's cash flow and ability to make dividend payments primarily depend on the earnings and cash flow of its subsidiaries and on dividends and other payments therefrom. Any future determination to pay cash dividends will be made by the Board of Directors in light of the Company's earnings, financial position, capital requirements, credit agreements and such other factors as the Board of Directors deems relevant at that time. See "Risk Factors--Dividends."

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following table sets forth selected consolidated financial and operating data for the dates and periods indicated. The financial information for the two month period ended December 31, 1993, for each of the years ended December 31, 1994, 1995 and 1996 and as of December 31, 1993, 1994, 1995 and 1996 is
derived from the Company's audited consolidated financial statements and notes thereto. The selected consolidated financial data as of September 30, 1996 and 1997 and for the nine month periods then ended are derived from the unaudited consolidated statements of the Company for such periods. In the opinion of management, the unaudited financial statements of the Company reflect all adjustments (consisting of only normal recurring adjustments) necessary for fair presentation of the financial condition and results of operations for these periods. This information should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The financial information for the year ended December 31, 1992 and for the ten month period ending October 28, 1993 reflects operating results for the vessels acquired by the Company from Chrysler Capital Corporation ("Chrysler") in October 1993.



                                          YEAR ENDED DECEMBER 31,
                          ------------------------------------------------------------
                                    TEN MONTHS   TWO MONTHS                               NINE MONTHS
                                       ENDED       ENDED                                     ENDED
                                    OCTOBER 28, DECEMBER 31,                             SEPTEMBER 30,
                           1992(1)     1993(1)      1993(1)   1994     1995     1996     1996    1997(2)
                          -------   ----------- ------------ -------  -------  -------  -------  -------
                          (FINANCIAL DATA IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Total revenues..........  $17,988     $26,871      $6,145    $29,034  $26,698  $53,484  $32,885  $83,879
Direct operating
 expenses:
 Direct vessel operating
  expenses..............   13,360      16,511       3,042     17,165   16,988   24,150   16,314   28,388
 General and
  administrative........    1,338       1,412         256      2,057    2,509    3,277    2,224    4,157
 Amortization of marine
  inspection costs......    1,099       1,176         222      1,490    1,930    2,158    1,432    2,093
 Other..................      367         875          33        764      545      309      211      204
                          -------     -------
 Revenues less direct
  operating expenses....  $ 1,824     $ 6,897          --         --       --       --       --       --
                          =======     =======
Depreciation and
 amortization...........                              502      2,786    2,740    4,478    2,861    7,995
                                                   ------    -------  -------  -------  -------  -------
Operating income........                            2,090      4,772    1,986   19,112    9,843   41,042
Interest expense........                              620      3,767    3,850    2,282    1,710    3,677
Amortization of deferred
 financing costs........                               60        344      381      263      217      144
Gain on sale of assets..                               --         --     (244)     (59)      (7)    (255)
Other income, net.......                               --        (51)     (32)     (79)     (65)    (134)
Income tax expense
 (benefit)..............                              564        226     (670)   5,814    2,788   13,164
Extraordinary item, net
 of taxes...............                               --         --       --     (917)    (917)      --
                                                   ------    -------  -------  -------  -------  -------
Net income (loss).......                           $  846    $   486  $(1,299) $ 9,974  $ 4,283  $24,446
                                                   ======    =======  =======  =======  =======  =======
Income (loss) per share
 before extraordinary
 item(3)................                           $ 0.14    $  0.08  $ (0.21) $  0.88  $  0.46  $  1.45
Extraordinary item per
 share(3)...............                               --         --       --    (0.07)   (0.08)      --
                                                   ------    -------  -------  -------  -------  -------
Net income (loss) per
 share(3)...............                           $ 0.14    $  0.08  $ (0.21) $  0.81  $  0.38  $  1.45
                                                   ======    =======  =======  =======  =======  =======
Weighted average common
 shares(3)..............                            6,040      6,020    6,101   12,381   11,171   16,889
                                                   ======    =======  =======  =======  =======  =======
OTHER FINANCIAL DATA:
EBITDA(4)...............                           $2,814    $ 9,048  $ 6,656  $25,748  $14,136  $51,130
Capital expenditures:
 Vessel acquisitions....                               --         --    1,475   71,031   26,062   99,626
 Vessel
  construction/major
  upgrades..............                               --         30    3,474    7,232    2,827   19,281
 Maintenance and other..                               17      2,141    2,509    3,164    1,594    9,527



                                     1993(1)
                         -----------------------------
                                           TWO MONTHS                           NINE MONTHS
                            TEN MONTHS       ENDED         YEAR ENDED              ENDED
                              ENDED       DECEMBER 31,    DECEMBER 31,         SEPTEMBER 30,
                         OCTOBER 28, 1993     1993      1994    1995    1996    1996    1997
                         ---------------- ------------ ------  ------  ------  ------  ------
OPERATING DATA:
Supply boats:
 Average number of
  vessels...............        16.0           16.0      16.0    16.0    21.2    18.2    40.7
 Average vessel
  utilization rate(5)...          85%            90%       77%     78%     94%     93%     85%
 Average vessel day
  rate(6)...............      $2,833         $3,253    $3,057  $3,060  $4,917  $4,302  $7,130
Lift boats:
 Average number of
  vessels...............         5.0            5.0       5.0     5.9     6.0     6.0     6.0
 Average vessel
  utilization rate(5)...          70%            57%       57%     45%     67%     66%     71%
 Average vessel day
  rate(6)...............      $4,735         $4,970    $5,017  $4,656  $4,995  $4,805  $5,705
Crew/line handling
 boats:(7)
 Average number of
  vessels...............        24.0           23.0      22.3    16.8    23.3    22.8    24.0
 Average vessel
  utilization rate(5)...          93%            91%       82%     85%     95%     95%     97%
 Average vessel day
  rate(6)...............      $1,401         $1,500    $1,465  $1,480  $1,579  $1,547  $1,937

                                        DECEMBER 31,
                             ------------------------------------
                                                                  SEPTEMBER 30,
                               1993     1994     1995      1996       1997
                             --------  ------- --------  -------- -------------
                                       (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital (deficit),
  including current
  maturities of long-term
  debt...................... $ (2,704) $ 1,550 $   (844) $ 10,073   $ 12,925
 Property and equipment,
  net.......................   45,191   38,508   39,264   119,142    230,038
 Total assets...............   55,207   51,419   52,113   143,355    277,757
 Long-term debt.............   37,560   35,452   36,780    21,000    114,000
 Stockholders' equity.......    6,450    7,002    5,712   103,980    128,753

--------
(1) Reflects the historical results of operations of the Company for the two months endedDecember 31, 1993 and the historical results of operations for the vessels acquired from Chrysler on October 29, 1993, for the ten months ended October 28, 1993 and the year ended December 31, 1992. Accordingly, interest expense, other income, net, income tax expense, depreciation and amortization and net income are not presented for such vessels because such items would be based on Chrysler's historical cost and borrowings and are not relevant to the ongoing results of the Company. See Note 1 to the Company's consolidated financial statements.

(2) Does not give pro forma effect to any of the acquisitions completed by the Company in 1997, including its acquisition of 11 supply vessels in July 1997.

(3) Share and per share amounts have been adjusted to reflect a 2-for-1 Common Stock split effective June 9, 1997.

(4) As used herein, EBITDA is operating income plus depreciation and amortization and amortization of marine inspection costs. EBITDA is frequently used by security analysts and is presented here to provide additional information about the Company's operations. EBITDA is not a US GAAP financial indicator and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a better measure of the Company's liquidity.

(5) Average utilization rates are average rates for all vessels based on a 365-day year. Vessels are considered utilized when they are being operated or being mobilized/demobilized under contracts with customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(6) Average day rates are the average of revenue per day per vessel under contract.

(7) Average utilization and day rates for all line handling vessels reflect the contract rates for the Company's unconsolidated Brazilian operating company.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

  The Company's results of operations are affected primarily by day rates and fleet utilization. Demand for the Company vessels is primarily impacted by the level of offshore oil and gas drilling activity, which can be influenced by a number of factors, including oil and gas prices and drilling budgets of exploration and production companies, and, to a lesser extent, the market for the maintenance, repair and salvage of existing platforms. As a result, trends in oil and gas prices may significantly affect utilization and day rates. The Company's day rates and utilization rates are also affected by the size, configuration and capabilities of the Company's fleet. In the case of supply boats, the deck space and liquid mud and dry bulk cement capacity are important attributes. For crew boats, size and speed are important factors, and in the case of lift boats, longer leg length and greater crane capacity add versatility and marketability.

  Since its initial public offering in May 1996, the Company has completed the acquisition of 37 supply boats at an aggregate cost of $171.5 million. The Company believes that the increased size of its vessel fleet will enable it to take further advantage of the strong worldwide demand for marine equipment and the resulting high utilization levels and increased vessel day rates. The Company's average supply boat day rate increased to approximately $7,590 during the third quarter of 1997 from $5,018 during the comparable 1996 period.

  On October 7, 1997, the Company presented an offer to the board of directors of Saevik Supply to purchase all of the outstanding shares of Saevik Supply for approximately $290 million. The offer was recommended by Saevik Supply's board of directors to its shareholders, and Trico commenced a public bid on October 27, 1997 under the rules of the Oslo Stock Exchange to purchase all of Saevik Supply's outstanding shares. The public bid, unless extended, will expire on November 25, 1997. During the nine months ended September 30, 1997, Saevik Supply reported total revenue of $60.6 million and net income of $27.1 million. See "The Saevik Supply Acquisition."

  The Company's operating costs primarily are a function of fleet size and utilization levels. The most significant direct operating costs are wages paid to vessel crews, maintenance and repairs and marine insurance. Generally, increases or decreases in vessel utilization only affect that portion of the Company's direct operating costs that is incurred when the vessels are active. As a result, direct operating costs as a percentage of revenues may vary substantially due to changes in day rates and utilization.

  In addition to these variable costs, the Company incurs fixed charges related to the depreciation of its fleet and costs for the routine drydock inspection, maintenance and repair designed to ensure compliance with U.S. Coast Guard regulations and to maintain American Bureau of Shipping ("ABS") certification for its vessels. Maintenance and repair expense and marine inspection amortization charges are generally determined by the aggregate number of drydockings and other repairs undertaken in a given period. Costs incurred for drydock inspection and regulatory compliance are capitalized and amortized over the period between such drydockings, typically two to three years.

RESULTS OF OPERATIONS

  The table below sets forth by vessel class, the average day rates and utilization for the Company's vessels and the average number of vessels owned during the periods indicated.

                                                                  NINE MONTHS
                                         YEAR ENDED DECEMBER         ENDED
                                                 31,             SEPTEMBER 30,
                                         ----------------------  --------------
                                          1994    1995    1996    1996    1997
                                         ------  ------  ------  ------  ------
Average vessel day rates:
  Supply boats.......................... $3,057  $3,060  $4,917  $4,302  $7,130
  Lift boats............................  5,017   4,656   4,995   4,805   5,705
  Crew/line handling boats(1)(2)........  1,465   1,480   1,579   1,547   1,937
Average vessel utilization rate:
  Supply boats..........................     77%     78%     94%     93%     85%
  Lift boats............................     57%     45%     67%     66%     71%
  Crew/line handling boats(1)(2)........     82%     85%     95%     95%     97%
Average number of vessels:
  Supply boats..........................   16.0    16.0    21.2    18.2    40.7
  Lift boats............................    5.0     5.9     6.0     6.0     6.0
  Crew/line handling boats(2)...........   22.3    16.8    23.3    22.8    24.0

--------
(1) Average utilization and day rates for all line handling vessels reflect the contract rates for the Company's 40%-owned, unconsolidated Brazilian affiliate.
(2) Includes one line-handling vessel owned by the Company's 40%-owned, unconsolidated Brazilian affiliate.

  Set forth below is the Company's internal allocation of its charter revenues and charter revenues less direct operating expenses among vessel classes for each of the periods indicated.

                                                                    NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                          -------------------------------------  ------------------------
                           1994    %    1995    %    1996    %    1996    %    1997    %
                          ------- ---  ------- ---  ------- ---  ------- ---  ------- ---
Charter Revenues:
 Supply boats...........  $13,753  47% $13,868  52% $35,723  67% $20,028  61% $67,495  80%
 Crew and line-handling
  boats.................    9,198  32%   7,735  29%   9,733  18%   5,690  17%   8,981  11%
 Lift boats.............    5,944  21%   5,054  19%   7,986  15%   7,136  22%   7,399   9%
                          ------- ---  ------- ---  ------- ---  ------- ---  ------- ---
                          $28,895 100% $26,657 100% $53,442 100% $32,854 100% $83,875 100%
                          ======= ===  ======= ===  ======= ===  ======= ===  ======= ===
Charter Revenues less
 direct operating
 expenses:
 Supply boats...........  $ 6,570  56% $ 6,599  68% $23,481  80% $12,532  76% $48,741  88%
 Crew and line-handling
  boats.................    2,679  23%   1,945  20%   2,645   9%   2,257  14%   3,754   7%
 Lift boats.............    2,481  21%   1,125  12%   3,166  11%   1,751  10%   2,992   5%
                          ------- ---  ------- ---  ------- ---  ------- ---  ------- ---
                          $11,730 100% $ 9,669 100% $29,292 100% $16,540 100% $55,487 100%
                          ======= ===  ======= ===  ======= ===  ======= ===  ======= ===

 Comparison of Nine Months Ended September 30, 1997 to the Nine Months Ended September 30, 1996


  Revenues for the nine months ended September 30, 1997 were $83.9 million, an increase of 155.3%, compared to $32.9 million in revenues for the first nine months of 1996. This increase was principally due to the growth in the Company's supply boat fleet in the Gulf and the improved average vessel day rates for the Company's vessels.

  Average supply boat day rates rose 65.7% to $7,130 for the first nine months of 1997, compared to $4,302 for the comparable 1996 period; average lift boat day rates increased 18.7% to $5,705, compared to $4,805 for the year-ago period; and average day rates for the Company's crew boats and line handling vessels increased 25.2% to $1,937, as compared to $1,547 during the first nine months of 1996. The increase in vessel day rates was primarily the result of strong market conditions in the Gulf for marine support vessels and, with respect to the liftboats, improved market conditions in the Gulf for offshore platform repair and maintenance and well-servicing activities.

  While the Company's supply boats experienced strong demand and effectively full utilization during the periods, utilization for the supply boat fleet decreased for the nine month period due to a large number of scheduled vessel drydockings in 1997 compared to the year-ago period. Utilization for the Company's lift boats was 71% during the first nine months of 1997, compared to 66% for the year-ago period. Utilization for the crew boats and line handling vessels increased to 97% for the first nine months of 1997, compared to 95% for the comparable 1996 period due to strong demand for crew boats in the Gulf and the long-term contracts for the line handling vessels in Brazil.

  During the first nine months of 1997, direct vessel operating expenses increased to $28.4 million (33.8% of revenues), compared to $16.3 million (49.6% of revenues) for the first nine months of 1996, due to the expanded vessel fleet and increased labor, repair and maintenance costs. Direct vessel operating expenses decreased as a percentage of revenues due to the increase in average vessel day rates during the first nine months of 1997.

  Depreciation and amortization expense increased to $8.0 million for the first nine months of 1997, up from $2.9 million for the year-ago period due to the expanded vessel fleet. Amortization of marine inspection costs increased to $2.1 million for the first nine months of 1997, from $1.4 million in the comparable 1996 period, due to the amortization of increased drydocking and marine inspection costs associated with the Company's larger vessel fleet.

  General and administrative expenses increased to $4.2 million (5.0% of revenues) in the first nine months of 1997, from $2.2 million (6.8% of revenues) for the 1996 period, due to additions of personnel in connection with the growth in the Company's vessel fleet. General and administrative expenses, as a percentage of revenues, decreased in the first nine months of 1997 as the increase in revenues and additions to the vessel fleet did not require proportionate increases in administrative expenses.

  Interest expense increased to $3.7 million during the first nine months of 1997 compared to $1.7 million for the comparable 1996 period. This increase was due primarily to increased interest expense in the 1997 period as a result of the issuance by the Company in July 1997 of $110.0 million principal amount of the Company's 8 1/2 Senior Notes due 2005 (the "Senior Notes"), and a decrease in interest expense in the 1996 period due to the repayment of all borrowings under the Company's Revolving Credit Facility in May 1996 with proceeds from the Company's initial public offering. Proceeds from the Senior Notes were used to purchase 11 supply boats and to repay outstanding indebtedness under the Company's Revolving Credit Facility.

  In the first nine months of 1997, the Company had income tax expense of $13.2 million, compared to income tax expense of $2.8 million in the 1996 period. As a result of the repayment of all outstanding amounts under the Company's Revolving Credit Facility and its subordinated debt in the second quarter of 1996, the Company recorded an extraordinary charge of $917,000, net of taxes of $494,000 for the write-off of unamortized debt issuance costs in the first nine months of 1996.

 Comparison of Year Ended 1996 to Year Ended 1995

  Revenues for 1996 were $53.5 million, an increase of 100% compared to $26.7 million in revenues for 1995. This increase was primarily due to the expansion in the Company's vessel fleet, both in the Gulf and offshore Brazil, the strong improvement in average day rates and utilization for the Company's supply boats, and the increase in utilization for the Company's lift boats.

  In 1996, the Company added 26 vessels to its total fleet. In March 1996, the Company acquired 8 line handling vessels, including one vessel owned by the Company's 40%-owned affiliate, that currently operate under long-term charters offshore Brazil. In May 1996 with the proceeds from the Company's initial public offering, the Company acquired four supply boats and in September, October and December 1996, the Company acquired a total of 13 additional supply boats in three separate transactions.

  All classes of vessels in the Company's fleet reported higher utilization during 1996 compared to 1995. The greatest increase in utilization was experienced by the Company's supply boats and lift boats. Supply boat utilization averaged 94% for 1996, up from 78% for 1995. Average supply boat day rates for 1996 increased 60.7% to $4,917 compared to $3,060 for 1995. These increases reflect strong market conditions in the Gulf during 1996 and the substantial downtime incurred in 1995 for the vessel upgrade program, during which three of the Company's supply boats were lengthened from 165 feet to 180, one was lengthened from 165 feet to 190 feet, and the boats' capacities for liquid mud and bulk cargo were increased. Additionally, the Company rebuilt and lengthened a crew boat which was placed in service late in 1995.

  Utilization of the Company's lift boats increased to 67% for 1996, from 45% during 1995. The lift boats experienced unusually low utilization in 1995 due to drydocking related downtime and weak market conditions which existed in the first half of 1995. The Company's lift boats are operated by Power Offshore, a leading operator of lift boats in the Gulf. Management and incentive fees payable to Power Offshore in 1996 totaled $979,000 as compared to $468,000 for 1995 due to the increased revenue and operating income generated by the lift boats.

  Utilization of the crew boats and line handling vessels increased to 95% for 1996, compared to 85% during the same period in 1995, due to the improved market conditions in the Gulf for crew boats and the additional eight line handling vessels acquired in March 1996, which operate under long-term charters offshore Brazil.

  During 1996, direct vessel operating expenses increased to $24.2 million from $17.0 million during 1995, due to the expanded vessel fleet and increased labor, repair and maintenance costs. Due to the increase in average vessel day rates, direct vessel operating expenses decreased as a percentage of revenues from 63.6% during 1995 to 45.2% during 1996.

  Depreciation expense increased to $4.5 million during 1996 from $2.7 million for the 1995 period due to the expanded vessel fleet. Amortization of marine inspection costs increased to $2.2 million during 1996 from $1.9 million for 1995 due to the amortization of increased drydocking and marine inspection costs.

  General and administrative expense increased to $3.3 million during 1996 from $2.5 million during 1995 due to the additional personnel needed in connection with the growth in the Company's vessel fleet and the addition of operations in Brazil. General and administrative expenses, as a percentage of revenues, decreased from 9.4% during 1995 to 6.1% in 1996 because the increase in revenues and additions to the vessel fleet did not require proportionate increases in administrative expenses.

  Interest expense decreased to $2.3 million for 1996, from $3.9 million for 1995. The decrease in interest expense was due to a reduction in the Company's average bank debt outstanding and lower borrowing costs for the Company in 1996 as compared to 1995. As a result of the Company's two public offerings of Common Stock completed in May and November 1996, respectively, average bank debt outstanding decreased to $18.5 million for 1996, compared to $26.6 million for 1995. In 1995 the Company recorded gains on the sales of certain crew boats of $247,000 compared to gains of $50,000 in 1996.

  In 1996, the Company had income tax expense of $5.8 million compared to an income tax benefit of $670,000 in 1995, due to higher reported net income in the period.

  As a result of the prepayment of all debt outstanding under the Company's previous bank credit facility and its subordinated debt in the second quarter of 1996, the Company recorded an extraordinary charge of $917,000, net of taxes of $494,000, for the write-off of unamortized debt issuance costs.

 Comparison of Year Ended December 31, 1995 to Year Ended December 31, 1994

  The Company's revenues declined 8.0% to $26.7 million in 1995, compared to $29.0 million in 1994. This decrease was primarily due to a reduction in the number of total days that the Company's vessels were available for work due to the Company's capital upgrade program, lower lift boat utilization and the reduction in the size of the fleet of crew boats. Total available vessel days, which are the days vessels are available for charter and not being drydocked, repaired or upgraded, decreased 12.3% from a total of 14,530 in 1994 to 12,738 in 1995. During 1995, four of the Company's supply boats were temporarily removed from service, drydocked and lengthened from 165 feet to 180 feet or greater as part of the Company's capital upgrade program. Available vessel days were also reduced by the sale of several small crew boats during 1994 and 1995 as part of the Company's strategy to focus on larger, more profitable vessels.

  The Company's lift boats experienced unusually low utilization rates in 1995 due to weather-related downtime from an abnormally large number of tropical storms and hurricanes which entered the Gulf during the year. The reduction in the average day rates for the lift boats was due to the acquisition of a sixth lift boat at the beginning of the fiscal year which was smaller than other lift boats in the fleet, thereby commanding a lower day rate. Management and incentive fees paid to Power Offshore in 1995 decreased to $468,000 from $707,000 paid in 1994 as a result of the lower level of revenues and operating income for the lift boats during the year.

  Direct vessel operating expenses decreased 1.0% from $17.2 million in 1994 to $17.0 million in 1995 (59.1% and 63.6% of revenues, respectively). Generally, direct operating expenses do not change in direct proportion to revenues because vessel day rates may increase or decrease without corresponding changes in operating expenses. The decrease in direct vessel operating expenses was due primarily to decreases in management and incentive fees incurred in connection with the lift boats and other operating expenses.

  Depreciation and amortization expense decreased slightly from $2.8 million in 1994 to $2.7 million in 1995, as the capital improvements made on the Company's vessels and the acquisition of a lift boat at the beginning of the year were offset by the sale of several vessels in 1994 and 1995. Amortization of marine inspection costs increased 29.5% in 1995 to $1.9 million from $1.5 million in the prior year due to the increase in drydocking and marine inspection costs for the year.

  General and administrative expenses rose 22.0% from $2.1 million in 1994 (7.1% of revenues) to $2.5 million (9.4% of revenues) in 1995 because of an increase in administrative and other shore-based personnel in anticipation of higher activity levels, and personnel required to support the Company's capital upgrade program and on-going operations.

  Interest expense from the Company's bank debt was $2.7 million in 1995 as compared to $2.8 million in 1994, due to lower average bank debt outstanding of $26.6 million in 1995, as compared to

$30.1 million in 1994, and $278,000 in compensation received for the early termination of an interest rate swap arrangement. While the Company repaid $5.3 million of outstanding indebtedness during the year, additional bank borrowings of $4.5 million were used to partially fund the Company's 1995 capital upgrade program and the acquisition of a lift boat. Interest expense on the 9% subordinated notes originally issued by the Company in October 1993 increased from $1.0 million to $1.1 million. In 1995 the Company had $381,000 in amortization expense for deferred financing costs, compared to $344,000 in 1994, from the 1993 vessel acquisition financing.

  The Company recorded a $670,000 income tax benefit in 1995, as compared to a $226,000 income tax expense in 1994 due to the loss before income taxes for the year.

LIQUIDITY AND CAPITAL RESOURCES

  Since its initial public offering in May 1996, the Company's strategy has been to enhance its position as a leading supplier of marine support services in the Gulf by pursuing opportunities to acquire vessel fleets or single vessels and by diversifying into international markets. In this period, the Company acquired 37 supply boats at an aggregate cost of $171.5 million. Additionally, as part of its strategy, the Company is in the process of upgrading, two supply boats by lengthening them from 180 to 220 feet, and constructing two vessels for the Brazilian market.

  During the first nine months of 1997, funds were provided by $142.9 million in net proceeds from the issuance of the Company's 8 1/2 Senior Notes due 2005 (the "Notes") and borrowings under the Company's revolving credit facility, $41.1 million in funds from operating activities and $1.1 million from the sale of assets. During the period, the Company repaid $50.5 million of debt and made capital expenditures totaling $128.4 million.

  Capital expenditures for the nine months of 1997 consisted principally of $98.5 million for the acquisition of 18 supply vessels and one utility vessel for use in the Gulf, and $8.9 million of U.S. Coast Guard drydocking costs. Other capital expenditures totaling $21.0 million consisted primarily of vessel upgrade or construction projects on four vessels, two of which are intended for use in the Gulf market and two intended for use in the Brazilian market. The Stones River, a 180-foot supply boat that the Company acquired in 1996, was rebuilt and lengthened to 220 feet, and began a three-year charter in March 1997. In January 1997, the Company acquired and began upgrading the Elkhorn River by lengthening it from 180 to 220 feet and adding a dynamic positioning system. This vessel will be placed in service in the fourth quarter of 1997. During the period, the Company continued construction in Brazil of a 200-foot supply boat, which, once completed, will commence a two year charter with Petrobras in the fourth quarter of 1997. The Company also continued construction of the SWATH vessel during the quarter, which is expected to be placed into operation in the first quarter of 1998 under a five year charter with Petrobras. The Company has received a commitment from the Maritime Administration's Title XI ship financing program to provide long-term financing for approximately $9.6 million of the SWATH vessel's cost.

  On July 21, 1997, the Company issued $110.0 million principal amount of the Senior Notes. The Senior Notes are unsecured and are guaranteed by Trico Marine Assets, Inc. and Trico Marine Operators, Inc., the Company's principal subsidiaries (the "Subsidiary Guarantors"). Interest is payable semi-annually on February 1 and August 1 of each year commencing February 1, 1998. Except in certain circumstances, the Senior Notes may not be prepaid until August 1, 2001 at which time they may be redeemed, at the option of the Company, in whole or in part, at a redemption price equal to 104.25% plus accrued and unpaid interest, with the redemption price declining ratably on August 1 of each of the succeeding three years. The Senior Notes contain certain covenants that, among other things, limit the ability of the Company to incur additional indebtedness, pay dividends or make other distributions, create certain liens, sell assets, or enter into certain mergers or acquisitions.

  Net proceeds received from the issuance of the Senior Notes were $106.4 million and were used to acquire 11 supply boats for $62.0 million and to repay $44.4 million of amounts outstanding under the Revolving Credit Facility. As part of this acquisition, the Company agreed to purchase an additional supply boat once the seller completed lengthening the vessel from 205 to 225 feet. On October 29, 1997, the vessel upgrade was completed by the seller and the Company took possession of the vessel. The vessel, renamed the Kings River, will be placed in service by the Company in December 1997. The Company borrowed $4.5 million under the Revolving Credit Facility to fund a portion of the vessel's $7.0 million purchase price.

  The Revolving Credit Facility provides a revolving commitment of up to $65.0 million, and as of October 31, 1997, the Company had $8.5 million of outstanding borrowings under the Revolving Credit Facility. In July 1997, the Revolving Credit Facility was amended to, among other things, extend the maturity of the revolving portion to July 31, 1999 and extend its final maturity to July 31, 2003. The Revolving Credit Facility bears interest at LIBOR plus a margin that depends on the Company's debt coverage ratio (currently approximately 7.1% per annum) with a fee of 3/8% per annum on the undrawn portion, is collateralized by mortgages on certain of the Company's vessels, requires the Company to maintain certain financial ratios, limits the ability of the Company to incur additional indebtedness, pay dividends or make certain other distributions, create certain liens, sell assets or enter into certain mergers or acquisitions. Although the Revolving Credit Facility does impose some limitations on the ability of the Company's subsidiaries to make distributions to the Company, it expressly permits distributions to the Company by the Subsidiary Guarantors for scheduled principal and interest payments on the Senior Notes.

  On October 7, 1997, the Company made an offer to purchase all of the outstanding shares of Saevik Supply. Saevik Supply provides marine support services to the oil and gas industry operating 17 vessels in the Norwegian and United Kingdom sectors of the North Sea. The offer was made for 165 Norwegian kroner per share, or approximately $23.35 per share, based on exchange rates in effect on the day of the offer. The total purchase price is expected to be approximately $290 million for all shares. The Acquisition is expected to close in December 1997.

  The Company expects to finance the Acquisition with proceeds from the Offering, the private placement of an additional $100 million principal amount of the Senior Notes, and advances under the Revolving Credit Facility, which will be increased to provide a $150.0 million revolving line of credit. The Company has also obtained a commitment from its commercial lender to provide an additional $200.0 million term loan that can be used to fund the Acquisition.

  Excluding the Acquisition, the Company's capital expenditures for the balance of the year will consist of the remaining expenditures to upgrade two supply vessels for the Gulf, the Kings River and the Elkhorn River, completion of the construction of a 200-foot supply vessel for Brazil and continued construction of the SWATH vessel for Brazil, which is expected to be placed in service in the first quarter of 1998. Additionally, the Company has exercised options to acquire two 230-foot supply vessels, which are currently under construction, from a shipyard on the U.S. Gulf Coast at an estimated cost of approximately $18.0 million. The first vessel, which is expected to be completed by June 1998, has been committed to a three year charter to an oil and gas company active in the Gulf. The second vessel, expected to be delivered in the first quarter of 1999, is expected to be committed to the international market.

  Saevik Supply is constructing a 270-foot PSV that is scheduled for delivery in the first quarter of 1998 and is committed to a three year charter for a North Sea oil and gas operator. Saevik Supply also recently signed a contract to build a 275-foot, technologically advanced AHTS with 23,800 horsepower that is scheduled to be delivered no later than May 1999. Expenditures for these vessels are expected to total $32.5 million in 1998.

  The Company believes that cash generated from operations together with the proceeds of the Offering, the private placement of an additional $100.0 million of the Notes and borrowing available under the Credit Facility will be sufficient to fund the Acquisition and the Company's other currently planned capital projects and working capital requirements. The Company's strategy, however, is to make other acquisitions as part of an effort to expand its presence in the Gulf and selected international markets. To the extent the Company is successful in identifying such acquisition opportunities, it most likely will require additional debt or equity financing depending on the size of such acquisition.

CURRENCY FLUCTUATIONS

  As a result of the Acquisition, the Company will be exposed to currency fluctuations and exchange risks. All charter contracts and indebtedness of Saevik Supply are denominated in either Norwegian krone or British pound. The Company is unable to predict the effect of fluctuations in the Norwegian krone or British pound, but a significant decline in their value relative to the U.S. dollar could have a material adverse effect on the Company's results of operations and financial condition. See "Risk Factors--International Operations."

                                   BUSINESS

GENERAL

  Trico is a leading provider of marine support vessels and related services to the oil and gas industry in the Gulf and offshore Brazil. The Company is the second largest owner and operator of supply boats in the Gulf and has a total fleet of 82 vessels, including 53 supply boats, 14 crew boats, six lift boats and nine line handling boats. The services provided by Trico's diversified fleet include transportation of drilling materials, supplies and crews to offshore exploration and production facilities and support for the construction, installation, maintenance and removal of offshore facilities. Trico has focused on providing high quality, responsive service while maintaining a low cost structure. The Company believes the quality of its fleet and the strength of its experienced management team have allowed the Company to develop and maintain long-term customer relationships.

  The Company has pursued an aggressive strategy of growth through acquisitions which, together with increased day rates from its existing vessels, has enabled the Company to significantly increase total revenues and achieve strong operating results. Since its initial public offering in May 1996, Trico has completed the acquisition of 37 supply boats at an aggregate cost of $171.5 million. The Company believes that the increased size of its vessel fleet will enable it to take further advantage of the strong worldwide demand for marine equipment and the resulting high utilization levels and increased vessel day rates. The Company's average supply boat day rate increased to approximately $7,590 during the third quarter of 1997 from $5,018 during the comparable period in 1996.

RECENT DEVELOPMENTS

  The Company has reached an agreement to acquire Saevik Supply, a publicly-traded Norwegian company. Saevik Supply is a leading provider of marine support and transportation services to companies engaged in offshore exploration and production of oil and gas in the North Sea and operates the third largest fleet of PSVs in the North Sea. Saevik Supply's current fleet consists of six large AHTSs and ten owned and one managed PSVs. During the nine months ended September 30, 1997, Saevik Supply reported total revenues of $60.6 million and net income of $27.1 million. See "--Saevik Supply."

  On October 7, 1997, the Company presented an offer to the board of directors of Saevik Supply to purchase all of the outstanding shares of Saevik Supply for approximately $290 million. Saevik Supply's founder and chief executive officer, Per Saevik, and another shareholder represented on Saevik Supply's board of directors, who together own approximately 19% of the outstanding shares of Saevik Supply, have irrevocably agreed to tender their shares and accept Trico's offer. The Acquisition was recommended by Saevik Supply's board of directors to its shareholders, and Trico commenced a public bid on October 27, 1997 under the rules of the Oslo Stock Exchange to purchase all of Saevik Supply's outstanding common stock. The public bid, unless extended, will expire on November 25, 1997. See "The Acquisition."

BUSINESS STRATEGY

  The Company's objective is to strengthen its position as a leading provider of marine support vessels and related services. In order to achieve this objective, the Company intends to continue to implement the following strategies.

  Expand into International Markets. The Company intends to continue to selectively expand its presence in the North Sea, Latin America and other selected international market areas that management believes present long-term opportunities for the Company's vessels. Current worldwide demand for marine support vessels is strong, and the Company believes increased offshore exploration and development activities in certain international markets may result in increases in demand for marine equipment and higher day rates in those markets in the future.

  Maintain Strong Presence in the Gulf of Mexico. Trico intends to maintain its strong presence in the Gulf, which has been enhanced through a series of acquisitions during the last 18 months. Levels of oil and gas exploration and development have increased during the last two years as a result of several factors, including improvements in exploration and production technologies that have increased drilling success rates in the region, led to increased deep water drilling and development and improved the economics of developing smaller oil and gas fields. Based on current industry conditions, the Company believes that the Gulf will continue to remain active in the foreseeable future.

  Participate in Industry Consolidation. Trico intends to pursue further consolidation opportunities in the marine services industry in the Gulf and selective international markets. Over the past several years there has been substantial consolidation in the supply boat fleet in the Gulf. The number of supply boats available for service in the Gulf decreased from a peak of approximately 700 in 1985 to approximately 300 at the end of October 1997, approximately 75% of which are owned by five publicly-traded companies, including Trico. The Company has been a major participant in this consolidation through its acquisition of 37 supply boats since its initial public offering in May 1996. The Company believes that its acquisition of Saevik Supply and other recent acquisitions by U.S. based marine service providers will lead to further consolidation in the North Sea and other international market areas. Most international market areas are still relatively fragmented with more than 20 major participants and numerous small regional competitors. Further consolidation, including acquisitions by the Company, may impact future day rates in the international market areas in which the Company participates.

  Upgrade Fleet Capabilities; New Construction. The Company may construct vessels that are suitable for deep water (220 feet in length or longer) or upgrade existing vessels depending on specific contract opportunities and industry conditions. The Company is currently constructing a 230 foot supply vessel expected to be delivered in early 1998 that has been committed to a three year charter to an oil and gas company active in the Gulf. Saevik Supply is constructing one 270 foot PSV that is scheduled to be delivered in the first quarter of 1998. Saevik Supply also recently commenced construction of a 275 foot, technologically advanced AHTS, with 23,800 horsepower that is scheduled to be delivered no later than May 1999. Saevik also has options with the shipbuilder to construct two similar AHTSs for delivery during 2000.

THE INDUSTRY

  Marine support vessels are primarily used to transport personnel, equipment and supplies to drilling rigs, to support the construction and ongoing operation of offshore oil and gas production platforms and as work platforms for offshore construction and platform maintenance. The principal services provided are the transportation of equipment, fuel, water and supplies to offshore facilities; transfer of personnel between shore bases and offshore facilities; and towing services for drilling rigs and platforms. The principal types of vessels operated by the Company, Saevik Supply and their competitors can be summarized as follows:

  Supply Boats. Supply boats are generally at least 150 feet in length and serve drilling and production facilities and support offshore construction and maintenance work. Supply boats are differentiated from other types of vessels by cargo flexibility and capacity. In addition to transporting deck cargo, such as pipe or drummed materials, supply boats transport liquid mud, potable and drilling water, diesel fuel, dry bulk cement and dry bulk mud. Accordingly, larger supply boats which have greater liquid mud and dry bulk cement capacities, as well as larger areas of open deck space than smaller supply boats, are generally in higher demand than vessels without those capabilities. However, other characteristics such as maneuverability, fuel efficiency, anchor handling ability and firefighting capacity may also be in demand in certain circumstances. The Company's supply boats range from 165 feet to 220 feet in length.

  Crew Boats. Crew boats are generally at least 100 feet in length and are chartered principally for the transportation of personnel and light cargo, including food and supplies, to and among production platforms, rigs and other offshore installations. These boats can be chartered together with supply boats as support vessels for drilling or construction operations, and also can be chartered on a stand-alone basis to support the various requirements of offshore production platforms. Crew boats are constructed from aluminum, and as a result generally have useful lives beyond those of steel-hulled supply boats. Crew boats also provide a cost-effective alternative to airborne transportation services, and can operate reliably in virtually all types of weather conditions. Generally, utilization and day rates for crew boats are more stable than those of other types of vessels because crew boats are typically used to provide services for production platforms and construction projects, as well as for exploration and drilling activities. The majority of the Company's crew boats are the larger 120-foot vessels.

  Lift Boats. Lift boats are self-propelled, self-elevating and self-contained vessels that can efficiently assist offshore platform construction and well servicing tasks that traditionally have required the use of larger, more expensive, mobile offshore drilling units or derrick barges. For example, lift boats can dismantle offshore rigs, set production facilities and handle a variety of tasks for existing platform upgrade work. These boats have also been used successfully as the main work platform for applications such as diving and salvaging, and have been used as an adjacent support platform for applications ranging from crew accommodations to full workovers on existing platforms. Historically, lift boats command higher day rates but experience lower average utilization rates than other classes of marine support vessels. Lift boats have different water depth capacities, with leg lengths ranging from 65 to 200 feet. The Company's lift boats have leg lengths ranging from 130 to 170 feet, enabling them to operate in water depths where the majority of the offshore structures currently in the Gulf are located.

  Line Handling Boats. Line handling boats are generally outfitted with special equipment to assist tankers while they are loading from single buoy mooring systems. These vessels support oil off-loading operations from production facilities to tankers and transport supplies and materials to and between deepwater platforms.

  Platform Supply Vessels. PSVs serve drilling and production facilities and support offshore construction and maintenance work. They are differentiated from other offshore support vessels by their cargo handling capabilities, particularly their large capacity and versatility. Utilizing space on and below deck, they are used to transport supplies such as fuel, water, drilling fluids, equipment and provisions. PSVs range in size from 150 feet to 275 feet and are particularly suited for supporting large concentrations of offshore production locations because of their large deck space and below deck capacities. Saevik Supply operates 11 PSVs in the North Sea (ten of which are owned by Saevik Supply) that function primarily in this classification but also are capable of providing construction support services.

  Anchor Handling, Towing and Supply Vessels. AHTSs are used to set anchors for drilling rigs and tow mobile drilling rigs and equipment from one location to another. In addition, these vessels typically can be used in limited supply roles when they are not performing anchor handling and towing services. They are characterized by large horsepower (up to 18,000 brake horsepower ("BHP") for the most powerful North Sea Class AHTS vessels), shorter after decks and special equipment such as towing winches. Saevik Supply owns and operates six AHTS vessels in the North Sea which range in horsepower from 11,100 BHP to 15,600 BHP.

  Gulf of Mexico. The demand for marine equipment and related services in the Gulf has increased significantly during the past two years. The Company's average supply boat day rate, which management believes reflects industry-wide day rates, has increased to $7,590 for the third quarter of 1997 compared to $3,101 in the third quarter of 1995. This increased demand is due in part to the reduction in the number of vessels serving the Gulf and overall industry consolidation. The number of offshore supply boats available for service in the Gulf decreased from a peak of approximately 700 in 1985 to approximately 300 at the end of October 1997. During the same period, the number of companies operating supply boats of at least 150 feet in length decreased from approximately 80 to 17. Recently, however, several of the Company's competitors have announced plans to build a total of approximately 60 new supply boats. Several of these vessels are new supply boats greater than 220 feet in length, which are specially designed for the deep water market. Several competitors have also remobilized vessels from overseas locations into the Gulf.

  Although the ongoing transportation, maintenance and repair requirements of offshore production platforms create a baseline demand for marine support vessels, incremental demand is primarily impacted by the level of offshore oil and gas drilling activity. The level of drilling activity is influenced by a number of factors, including oil and gas prices and drilling budgets of exploration and production companies. As a result, utilization and day rates generally correlate to oil and gas prices and drilling activity. Natural gas currently accounts for approximately 70% of all hydrocarbon production in the Gulf, and as a result, activity in this region is highly dependent upon natural gas prices. The Company believes that the positive trends impacting the demand for marine services will continue due to (i) recent increases in capital expenditure budgets of many oil and gas companies for offshore drilling and development activity, (ii) technological advancements that have increased drilling success rates, (iii) the high level of seismic activity and bidding for leases in the Gulf and (iv) the increased focus on deepwater exploration and production projects, particularly in the Gulf.

  Brazil. Offshore exploration and production activity in Brazil is concentrated in the deep water Campos Basin, located 60 to 100 miles from the Brazilian coast. Over 50 fields have been discovered in this Basin, including an estimated 600 currently producing offshore oil wells. A number of fields in the Campos Basin are being produced using floating production facilities. In addition, exploration activity has expanded south to the Santos Basin and to the northeastern and northern continental shelves. The Company believes that the establishment by the Brazilian government of national requirements for self-sufficiency in oil production should ensure that the current high level of exploration and production activity of Petrobras, the Brazilian national oil company, will continue. The Brazilian government's intention to allow foreign participation in exploration and production should also result in additional activity.

  North Sea. The number of vessels in the North Sea has decreased significantly from the mid-1980s, from a peak of approximately 290 in 1986 to approximately 205 in 1997. This reduction, together with increased activity, has led to increases in the day rates for AHTSs and PSVs of comparable size to those operated by Saevik Supply of 50% since September 1996. Although there has been an increase in newbuilding activity with an estimated 46 new vessels intended for the North Sea market currently under construction, drilling activity continued to increase during 1996 and 1997, as a number of semisubmersible and jack-up drilling rigs were relocated to the North Sea. In addition, the Company believes that there are numerous long-term field development and pipeline construction projects underway in the North Sea market that indicate that the demand for construction support vessels will be strong for the foreseeable future. The Company further believes that the Acquisition and other recent acquisitions by U.S. based marine service providers will lead to further consolidation in the North Sea market. The North Sea market is relatively fragmented in comparison to the Gulf. Further consolidation, including acquistions by the Company should have an impact on future day rates in the North Sea.

SAEVIK SUPPLY

  General. Saevik Supply provides marine support and transportation services to companies engaged in offshore exploration and production of oil and gas in the North Sea. Saevik Supply was organized in October 1996 to consolidate ownership of three PSVs. In November 1996, Saevik Supply agreed to purchase six AHTSs and six PSVs and the stock of related shipping management companies from Viking Supply Ships AS ("Viking Supply"). The purchases from Viking Supply were effective January 15, 1997. Subsequent to the purchase of the 12 supply vessels from Viking Supply, Saevik Supply purchased an additional PSV, and entered into an agreement for the construction of an additional PSV with a UT 745 design, which is scheduled for delivery in the first quarter of 1998. Saevik Supply also recently commenced construction of a technologically advanced AHTS, with 23,800 horsepower that is scheduled to be delivered no later than May 1999. Saevik Supply also has options with the shipbuilder to construct two similar AHTSs for delivery during 2000.

  The North Sea. The North Sea market area consists of offshore Norway, Denmark, the Netherlands, Germany, Great Britain and Ireland, and the area west of the Shetlands. Historically, it has been the most demanding of all exploration frontiers due to harsh weather, erratic sea conditions, significant water depth and long sailing distances. Exploration and production operators in the North Sea market are typically large and well capitalized entities (such as major oil companies and state owned oil companies), in large part because of the significant financial commitment required in this market. In comparison to the Gulf, projects in the region tend to be fewer in number, but larger in scope, with longer planning horizons. Consequently, vessel demand in the North Sea is generally more steady and less susceptible to abrupt swings than vessel demand in other regions. Although not as seasonal as the Gulf, activity in the North Sea generally is at its highest level during the months from April to August and at their lowest levels during November to February.

  The North Sea market area can be broadly divided into three areas: exploration, production platform support and field development or construction. Support of the volatile exploration segment of the market represents the primary demand for AHTS vessels. While PSVs also support the exploration segment, they additionally support the production and field construction segments, which generally are not affected by frequent short-term swings in demand. However, because AHTS vessels are capable of performing in a supply role during periods of weakness in the exploration segment, AHTS vessels can put downward pressure on PSV demand.

  Fleet. Saevik Supply has a fleet consisting of six AHTSs and eleven PSVs, one of which is under management by Saevik Supply. The average age of the Saevik Supply fleet is approximately 10 years. The following table sets forth certain information about Saevik Supply's existing fleet.

               NAME                 LENGTH HORSEPOWER    DESIGN      CHARTERER
               ----                 ------ ---------- ------------ -------------
AHTSS
Northern Commander.................  2378    13,200   UT-716       Statoil
Northern Challenger................  2188    15,612   ME 303 MK II Norsk Hydro
Northern Corona....................  2188    15,612   ME 303 MK II **
Northern Crusader..................  2188    15,612   ME 303 MK II Statoil
Northern Chaser....................  2178    15,612   ME 303 MK II **
Northern Comrade...................  1968    11,140   UT-704 MK II EMC/Statoil
PSVS
Northern Gambler...................  2538     7,200   UT-745       **
Northern Clipper...................  2518     9,600   UT-745       Norsk Hydro
Northern Viking....................  2108     4,200   UT-706       Statoil
Northern Supporter.................  2038     5,450   UT-755       Statoil
Northern Genesis...................  2028     5,700   ME 202       Danop
Northern Queen.....................  2028     5,700   ME 202       Team
Northern Sea.......................  1948     4,200   SS E2        Deminex/Lasmo
Northern Seeker....................  1948     4,200   SS E2        PGS
Northern Mariner...................  1828     4,785   ME 204       British Gas
Northern Princess..................  1768     4,050   TRIM S-52    Statoil
Gro Viking*........................           6,400   UT-727       Statoil
UT-745 (under construction)........  2708    10,800   UT-745       ASCo

--------
 * Under management by Saevik Supply
** These vessels are actively marketed by Saevik Supply on the spot market pursuant to short-term charters.

  Customers and Charter Terms. The principal customers of Saevik Supply are major integrated oil companies and large independent oil and natural gas exploration and production companies working in the North Sea, as well as foreign government owned or controlled organizations and companies that provide logistic, construction and other services to such oil companies and foreign government organizations. The charters with these customers are industry standard time charters. Current charters for its vessels include periods ranging from just a few days or months to more than one year. The loss of a major customer could have a material adverse effect on the financial condition and results of operations of Saevik Supply until a replacement is obtained.

  Saevik Supply currently has six vessels on long-term contracts. Two of these six vessels are on long-term charters to Statoil and Norsk Hydro, which run to 2000 and 2001, respectively, with options. Either charterer can, however, terminate its contract during the period upon payment of agreed compensation. The remaining vessels are chartered on a short-term basis.

  Employees. As of October 15, 1997 Saevik Supply had a total of approximately 27 employees in its three offices, which are in Fosnavag and Kristiansand, Norway, and in Aberdeen, Scotland. It participates in collective bargaining arrangements with approximately 360 employees working on its North Sea vessels, 235 Norwegian and 125 citizens of the United Kingdom. The Norwegian seamen are covered by three union contracts that are between the Norwegian Employer Association for Ship and Offshore Vessels and (i) masters and mates on offshore vessels, (ii) able-bodied seamen, electricians, and cooks, and
(iii) engineers, respectively. The U.K. seamen are covered by two union contracts between Guernsey Ship Management Limited acting on behalf of Saevik Supply and two separate unions, respectively. Saevik Supply has no other collective bargaining agreements. Saevik Supply considers the relations with its employees to be satisfactory. To date, the operations of Saevik Supply have not been interrupted by strikes or work stoppages.

  Properties. The principal executive offices of Saevik Supply are located in Fosnavag, Norway, while operations and chartering are located in Kristiansand, Norway, and Aberdeen, Scotland. All office facilities are under lease. The lessor of the office in Fosnavag is Havgapet AS, the shares of which are owned by Per Saevik and members of his family. Saevik Supply considers such lease to be at market rates.

THE COMPANY'S FLEET

  Existing Fleet. The following table sets forth information regarding the vessels owned by the Company as of the date hereof:

                                                                           HORSE
                           SUPPLY BOATS:                            LENGTH POWER
                           -------------                            ------ -----
Kings River........................................................  225'  5750
Elkhorn River (1)..................................................  220'  3000
Stones River.......................................................  220'  3000
Roe River..........................................................  211'  4300
Sandy River........................................................  205'  3000
Trinity River......................................................  205'  3000
Oak River..........................................................  195'  4000
Cedar River........................................................  195'  2550
York River.........................................................  192'  2250
Big Horn River.....................................................  191'  4000
Eagle River........................................................  190'  3900
Willow River.......................................................  190'  3900
Thunder River......................................................  190'  3000
Hudson River.......................................................  190'  2500
James River........................................................  190'  2200

                                                                           HORSE
                           SUPPLY BOATS:                            LENGTH POWER
                           -------------                            ------ -----
Cane River.........................................................  190'  2200
Red River..........................................................  187'  2250
Pearl River........................................................  187'  2250
Flint River........................................................  187'  2250
Buffalo River......................................................  185'  2400
Elm River..........................................................  185'  3000
Rush River.........................................................  185'  3000
Leigh River........................................................  185'  2700
Rain River.........................................................  185'  2200
Miami River .......................................................  181'  2200
Savannah River.....................................................  181'  2200
Sun River..........................................................  180'  3500
White River........................................................  180'  3500
Southern River.....................................................  180'  3400
Suwannee River.....................................................  180'  3200
Pecos River........................................................  180'  3200
Bass River.........................................................  180'  3000
Cannon River.......................................................  180'  3000
Hope River.........................................................  180'  3000
Pond River.........................................................  180'  3000
Rapid River........................................................  180'  3000
Carson River.......................................................  180'  2700
East River.........................................................  180'  2700
Madison River......................................................  180'  2700
Maple River........................................................  180'  2200
Charles River......................................................  180'  2200
Manatee River......................................................  180'  2200
Powder River.......................................................  180'  2200
Truckee River......................................................  180'  2200
Wolf River.........................................................  180'  2200
Ruby River.........................................................  180'  2200
Big Blue River.....................................................  180'  2200
Diamond River......................................................  180'  1950
Salem River........................................................  180'  1950
Spring River.......................................................  180'  1200
Fall River.........................................................  170'  2200
Llano River........................................................  170'  2200
Amite River........................................................  166'  1800
                                                                           HORSE
                            CREW BOATS:                             LENGTH POWER
                            -----------                             ------ -----
Cimarron River.....................................................  125'  2700
Battle River.......................................................  120'  2700
Colorado River.....................................................  120'  2700
Concord River......................................................  120'  2700
Firehole River.....................................................  120'  2700
Platte River.......................................................  120'  2700
Ramzi River........................................................  120'  2700
Snake River........................................................  120'  2700
Fox River..........................................................  120'  2293
Green River........................................................  120'  2293

                                                                         HORSE
                           CREW BOATS:                            LENGTH POWER
                           -----------                            ------ -----
Whisky River.....................................................  110'  2700
Cumberland River.................................................  110'  2700
Wabash River.....................................................  105'  2025
Freedom River....................................................  105'  2025
                                                                   LEG
                           LIFT BOATS                             LENGTH
                           ----------                             ------
Gulf Island I....................................................  170'
Gulf Island VIII.................................................  170'
Gulf Island VII..................................................  145'
Gulf Island IX...................................................  145'
Power V..........................................................  135'
Gulf Island III..................................................  130'
                                                                         HORSE
                     LINE HANDLING BOATS(2):                      LENGTH POWER
                     -----------------------                      ------ -----
Silver River.....................................................  125'  1500
Red Fox..........................................................  116'  1200
Alliance Trader..................................................  110'  1200
Alliance Tempest.................................................  110'  1200
Fernanda M.......................................................  110'  1200
Jesse O..........................................................  110'  1200
Amazon River.....................................................  110'  1450
Parana River.....................................................  110'  1450
Walker I (3).....................................................  105'  1350

--------
(1) The Elkhorn River, a 180-foot supply boat, is being refurbished and lengthened to 220 feet and will be equipped with added bulk capacity. The Company expects the vessel to be available for service before the end of the fourth quarter of 1997.
(2) All line handling boats are located in Brazil and operate under long-term charters with Petrobras.
(3) The Walker I is owned by the Company's 40%-owned, unconsolidated Brazilian affiliate.

  In 1996, the Company was the successful bidder for a contract to build and operate the SWATH vessel which will be used to transport up to 250 passengers to offshore platforms for Petrobras under a five year contract at approximately $9,000 per day. Construction on the SWATH vessel began in October 1996 with operations expected to commence in the first quarter of 1998.

  All of the Company's lift boats are managed by Power Offshore, Inc. ("Power Offshore"), a leading operator of lift boats in the Gulf, pursuant to a management agreement that expires in March 1999. Power Offshore receives a management fee of 10% of the lift boats' monthly gross income and is eligible to receive an incentive fee based on a percentage of the lift boats' net operating income. Total management and incentive fees paid to Power Offshore cannot exceed 13% of the lift boats' gross monthly income. The Company is also required to reimburse Power Offshore for all operating expenses relating to the lift boats, excluding marketing, general and administrative, and insurance expenses. In addition, Power Offshore has a right of first refusal if the Company intends to sell any of the lift boats that are managed by Power Offshore to a third party.

  The Company incurs routine drydock inspection, maintenance and repair costs under U.S. Coast Guard Regulations and to maintain ABS certification for its vessels. In addition to complying with these requirements, the Company has implemented its own comprehensive vessel maintenance program which management believes will help Trico to continue to provide its customers with well maintained, reliable vessels. The Company incurred approximately $8.9 million and $2.3 million in drydocking and marine inspection costs in the first three quarters of 1997 and for the year ended December 31, 1996, respectively, and approximately $2.1 million in 1995.

OPERATIONS BASE

  The Company supports its operations in the Gulf from a 62.5 acre docking and maintenance facility in Houma, Louisiana located on the intracoastal waterway that provides direct access to the Gulf.

CUSTOMERS AND CHARTER TERMS

  The Company has entered into master service agreements with substantially all of the major and independent oil companies operating in the Gulf. The majority of the Company's charters in the Gulf are short-term contracts (60-90 days) or spot contracts (less than 30 days) and all are cancelable upon short notice. Because of frequent renewals, the stated duration of charters frequently has little relationship to the actual time vessels are chartered to a particular customer. Recently, several of the Company's customers have expressed increased interest in longer term contracts (over six months), and the Company has entered into several charters ranging from six months to three years. All of the Company's vessels in Brazil operate pursuant to two to five year contracts.

  Charters are obtained through competitive bidding or, with certain customers, through negotiation. The percentage of revenues attributable to an individual customer varies from time to time, depending upon the level of exploration and development activities undertaken by a particular customer, the availability and suitability of the Company's vessels for the customer's projects, and other factors, many of which are beyond the Company's control. For the year ended December 31, 1995, approximately 14% of the Company's total revenues were received from Vastar Resources, Inc. and approximately 11% from Unocal Corporation and for the year ended December 31, 1996, approximately 10% of the Company's total revenues were received from Vastar Resources, Inc. During the first nine months of 1997, no customer accounted for more than 10% of the Company's revenues.

COMPETITION

  The Company's business is highly competitive. Competition in the marine support services industry primarily involves factors such as (i) price, service and reputation of vessel operators and crews and (ii) availability and quality of vessels of the type and size needed by the customer. Although some of the Company's principal competitors are larger and have greater financial resources and international experience than the Company, the Company believes that its operating capabilities and reputation enable it to compete effectively with other fleets in the markets in which the Company operates. Certain of the Company's competitors are building new vessels for use in the Gulf, North Sea and other areas in which the Company operates. Continued new construction of these vessels could further increase levels of competition within these markets.

REGULATION

  The Company's operations are materially affected by federal, state and local regulation, as well as certain international conventions, private industry organizations and laws and regulations in jurisdictions where the Company's vessels operate and are registered. These regulations govern worker health and safety and the manning, construction and operation of vessels. For example, the Company is subject to the jurisdiction of the U.S. Coast Guard, the National Transportation Safety Board, the U.S. Customs Service and the Maritime Administration of the U.S. Department of Transportation, as well as private industry organizations such as the American Bureau of Shipping.

These organizations establish safety criteria and are authorized to investigate vessel accidents and recommend improved safety standards.

  The U.S. Coast Guard regulates and enforces various aspects of marine offshore vessel operations, such as classification, certification, routes, drydocking intervals, manning requirements, tonnage requirements and restrictions, hull and shafting requirements and vessel documentation. Coast Guard regulations require that each of the Company's vessels be drydocked for inspection at least twice within a five-year period. The Company believes it is in compliance in all material respects with all U.S. Coast Guard Regulations.

  Under the Merchant Marine Act of 1920, as amended, the privilege of transporting merchandise or passengers in domestic waters extends only to vessels that are owned by U.S. citizens and are built in and registered under the laws of the U.S. A corporation is not considered a U.S. citizen unless, among other things, no more than 25% of any class of its voting securities are owned by non-U.S. citizens. If the Company should fail to comply with these requirements, during the period of such noncompliance it would not be permitted to continue operating its vessels in coastwise trade.

  The Company's operations are also subject to a variety of federal and state statutes and regulations regarding the discharge of materials into the environment or otherwise relating to environmental protection. Included among these statutes are the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Outer Continental Shelf Lands Act ("OCSLA") and the Oil Pollution Act of 1990 ("OPA").

  The Clean Water Act imposes strict controls on the discharge of pollutants into the navigable waters of the U.S., and imposes potential liability for the costs of remediating releases of petroleum and other substances. The Clean Water Act provides for civil, criminal and administrative penalties for any unauthorized discharge of oil and other hazardous substances in reportable quantities and imposes substantial potential liability for the costs of removal and remediation. Many states have laws which are analogous to the Clean Water Act and also require remediation of accidental releases of petroleum in reportable quantities. The Company's vessels routinely transport diesel fuel to offshore rigs and platforms, and also carry diesel fuel for their own use. The Company's supply boats transport bulk chemical materials used in drilling activities, and also transport liquid mud which contains oil and oil by-products. All offshore companies operating in the U.S. are required to have vessel response plans to deal with potential oil spills.

  RCRA regulates the generation, transportation, storage, treatment and disposal of onshore hazardous and non-hazardous wastes, and requires states to develop programs to ensure the safe disposal of wastes. The Company generates non-hazardous wastes and small quantities of hazardous wastes in connection with routine operations, and management believes that all of the wastes that the Company generates are handled in compliance with RCRA and analogous state statutes.

  CERCLA contains provisions dealing with remediation of releases of hazardous substances into the environment and imposes strict, joint and several liability for the costs of remediating environmental contamination upon owners and operators of contaminated sites where the release occurred and those companies who transport, dispose of or who arrange for disposal of hazardous substances released at the sites. Although the Company handles hazardous substances in the ordinary course of business, the Company's management is not aware of any hazardous substance contamination for which it may be liable.

  OSCLA provides the federal government with broad discretion in regulating the release of offshore resources of oil and gas production. Because the Company's operations rely on offshore oil and gas exploration and production, if the government were to exercise its authority under OSCLA to restrict the availability of offshore oil and gas leases, such an action would have a material adverse effect on the Company's financial condition and the results of operations.

  OPA contains provisions specifying responsibility for removal costs and damages resulting from discharges of oil into navigable waters or onto the adjoining shorelines. Among other requirements, OPA requires owners and operators of vessels over 300 gross tons to provide the U.S. Coast Guard with evidence of financial responsibility to cover the costs of cleaning up oil spills from such vessels. The Company has provided satisfactory evidence of financial responsibility to the U.S. Coast Guard for all of its vessels over 300 tons.

  Among the more significant of the conventions applicable to the operations of Saevik Supply are: (i) the International Convention for the Prevention of Pollution of the Sea, 1973, 1979 Protocol, (ii) the International Convention on the Safety of Life at Sea, 1974, 1978 and 1981/1983 Protocol, and (iii) the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers.

  The Company believes it is in compliance in all material respects with all applicable environmental laws and regulations to which it is subject. Moreover, operation of Company vessels in foreign territories, such as the nine line handling vessels which are operating under long-term charters offshore Brazil, are potentially subject to similar regulatory controls concerning environmental protection. The Company believes that compliance with any existing environmental requirements of foreign governmental bodies will not materially affect the Company's capital expenditures, earnings, cash flows or competitive position.

INSURANCE

  The operation of the Company's vessels is subject to various risks, such as catastrophic marine disaster, adverse weather conditions, mechanical failure, collision and navigation errors, all of which represent a threat to personnel safety and to Company vessels and cargo. The Company maintains insurance coverage against certain of these risks, which management considers to be customary in the industry. The Company believes that its insurance coverage is adequate and the Company has not experienced a loss in excess of its policy limits; however, there can be no assurance that the Company will be able to maintain adequate insurance at rates which management considers commercially reasonable, nor can there be any assurance such coverage will be adequate to cover all claims that may arise.

EMPLOYEES

  As of October 31, 1997, the Company had approximately 710 employees, including approximately 650 operating personnel and approximately 60 corporate, administrative and management personnel. These employees are not unionized or employed pursuant to any collective bargaining agreement or any similar arrangement. The Company believes its relationship with its employees is satisfactory.

LEGAL PROCEEDINGS

  The Company is involved in various legal and other proceedings which are incidental to the conduct of its business. The Company believes that none of these proceedings, if adversely determined, would have a material adverse effect on its financial condition, results of operations or cash flows.

                                  MANAGEMENT

  The following sets forth certain information as of October 31, 1997 with respect to the Company's executive officers and directors.

            NAME             AGE                     POSITION
            ----             ---                     --------
Thomas E. Fairley...........  49 President, Chief Executive Officer and Director
Ronald O. Palmer............  50 Chairman of the Board
Victor M. Perez.............  44 Vice President, Chief Financial Officer and
                                  Treasurer
Kenneth W. Bourgeois........  50 Vice President and Controller
Michael D. Cain.............  48 Vice President, Marketing
Charles E. Tizzard..........  46 Vice President, Administration
Garth H. Greimann...........  42 Director
H. K. Acord.................  64 Director
Edward C. Hutcheson, Jr.....  52 Director
Benjamin F. Bailar..........  63 Director

  Thomas E. Fairley, who co-founded the Company's predecessor with Mr. Palmer in 1980, has been President and a director of the Company since October 1993. From 1978 to 1980, Mr. Fairley served as Vice President of Trans Marine International ("TMI"), an offshore marine service company and wholly-owned subsidiary of GATX Leasing Corporation ("GATX Leasing"). From 1975 to 1978, Mr. Fairley served as General Manager of International Logistics, Inc. ("ILI"), a company engaged in the offshore marine industry. For more than five years prior to joining ILI, Mr. Fairley held various positions with Petrol Marine Company, an offshore marine service company. Mr. Fairley is also a director of Gulf Island Fabrication, Inc.

  Ronald O. Palmer has been a director of the Company since October 1993 and Chairman of the Board since May 1997. Mr. Palmer has also served as Executive Vice President from February 1995 to May 1997. Mr. Palmer joined Mr. Fairley in founding the Company's predecessor in 1980 and served as Vice President, Treasurer, and Chief Financial Officer until February 1995. From 1974 to 1980, Mr. Palmer was employed by GATX Leasing where he was responsible for the marketing of financial leases for industrial and marine equipment in eight southwestern states and all marine activity of TMI in the Gulf.

  Victor M. Perez has served as Vice President, Chief Financial Officer and Treasurer of the Company since February 1995. From 1990 to 1995, Mr. Perez served as Senior Vice President--Corporate Finance of Offshore Pipelines, Inc. Mr. Perez was Vice President--Investments for Graham Resources, Inc., from August 1987 to October 1990 and from January 1976 to August 1987 served as a Vice President with InterFirst Bank Dallas in its international and energy banking group.

  Kenneth W. Bourgeois has served as the Company's Vice President and Controller since October 1993. Mr. Bourgeois also served as Controller of the Company's predecessor from December 1981 to October 1993. From 1972 to December 1981, Mr. Bourgeois worked for George Engine Company, Inc., where he held the position of Assistant Controller and subsequently, Director of Internal Auditing. From 1969 to 1972, Mr. Bourgeois was employed by Price Waterhouse & Co. Mr. Bourgeois is a Certified Public Accountant.

  Michael D. Cain has served as the Company's Vice President--Marketing since February 1993. From 1986 to 1993, Mr. Cain served as Marketing Manager for the Company's predecessor. Prior to 1986, Mr. Cain served in the same capacity for Seahorse, Inc., an offshore marine services company.

  Charles E. Tizzard has served as the Company Vice-President--Administration since June 1997. From October 1994 to June 1997, Mr. Tizzard served as Manager of Administration and Planning for the Company. From 1987 to October 1994, Mr. Tizzard served as Vice President and General Manager of Chrysler Capital's Marine Asset Management subsidiary, and from 1979 to 1987 he served as District Operations Manager for Chrysler Capital.

  Garth H. Greimann has been a director of the Company since 1993. Mr. Greimann has been a managing director of Berkshire Partners LLC ("Berkshire") and its predecessor since 1994 and was a Vice President of Berkshire's predecessor from 1989 through 1993. Mr. Greimann also serves as a director of the Profit Recovery Group International.

  H. K. Acord has been a director of the Company since January 1997. Mr. Accord is an oil and gas consultant. From 1993 to 1996, Mr. Acord served as Executive Vice President, Exploration and Production Division of Mobil Oil Corporation ("Mobil"). From 1989 to 1993, he served as a Vice President, International Producing Operations for Mobil.

  Edward C. Hutcheson, Jr., has been a director of the Company since 1994. Mr. Hutcheson co-founded Castle Tower Corporation ("Castle Tower") (owner and manager of wireless communi-cations towers) in 1994, and was the Chief Executive Officer and the Chairman of the Board of Directors from inception to October 1996. Since January 1997, Mr. Hutcheson has been associated with the corporate finance group of Harris, Webb & Garrison, an investment banking firm based in Houston, and during 1994 he was involved in private investment activities leading to the creation of Castle Tower. From 1990 to 1993, he was the President, Chief Operating Officer and a director of Baroid Corporation, a company engaged in the petroleum services business. Mr. Hutcheson also serves on the Board of Directors of Titanium Metals Corporation, Pinnacle Management & Trust Co. and Castle Tower.

  Benjamin F. Bailar has been a director of the Company since 1994. Dean Bailar served as Dean of the Jones Graduate School of Administration at Rice University from 1987 to June 1997. He also serves as a Director of U.S. Can Corporation, Dana Corporation and Smith International, Inc.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share, issuable in series (the "Preferred Stock"). As of October 31, 1997, 15,683,566 shares of Common Stock were outstanding and no shares of Preferred Stock were outstanding. The following description of the capital stock of the Company is qualified in its entirety by reference to the Company's Certificate of Incorporation (the "Certificate") and Bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this Prospectus forms a part.

COMMON STOCK

  Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record on all matters on which stockholders are entitled to vote; stockholders may not cumulate votes for the election of directors. Subject to any preferences accorded to the holders of the Preferred Stock, if and when issued by the Board of Directors, holders of Common Stock are entitled to dividends at such times and in such amounts as the Board of Directors may determine. The Company has never paid cash dividends on its Common Stock and does not intend to pay dividends for the foreseeable future. In addition, the Company's credit arrangements contain provisions which prohibit the Company from paying dividends on its Common Stock. See "Risk Factors--Dividends." Upon the dissolution, liquidation or winding up of the Company, after payment of debts, expenses and the liquidation preference plus any accrued dividends on any outstanding shares of Preferred Stock, the holders of Common Stock will be entitled to receive all remaining assets of the Company ratably in proportion to the number of shares held by them. Holders of Common Stock have no preemptive, subscription or conversion rights and are not subject to further calls or assessments, or rights of redemption by the Company. The outstanding shares of Common Stock are, and the shares of Common Stock being sold in the Offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

  The Company's Board of Directors has the authority, without approval of the stockholders, to issue shares of Preferred Stock in one or more series and to fix the number of shares and rights, preferences and limitations of each series. Among the specific matters that may be determined by the Board of Directors are the dividend rights, the redemption price, if any, the terms of a sinking fund, if any, the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of the Company, conversion rights, if any, and voting powers, if any.

  One of the effects of the existence of authorized but unissued Common Stock and undesignated Preferred Stock may be to enable the Board of Directors to make more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management. If, in the exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in the Company's best interest, such shares could be issued by the Board of Directors without stockholder approval in one or more transactions that might prevent or make more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. In this regard, the Company's Certificate grants the Board of Directors broad power to establish the rights and preferences of the authorized and unissued Preferred Stock, one or more series of which could be issued entitling holders (i) to vote separately as a class on any proposed merger or consolidation, (ii) to cast a proportionately larger vote together with the Common Stock on any such transaction or for all purposes, (iii) to elect directors having terms of office or voting rights greater than those of other directors, (iv) to convert Preferred Stock into a greater number of shares of Common Stock or other securities, (v) to demand redemption at a specified price under prescribed circumstances related to a change of control or (vi) to exercise other rights designated to impede a takeover. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above may adversely effect the rights of holders of the Common Stock.

  In addition, certain other charter provisions that are described below may have the effect either alone, in combination with each other, or with the existence of authorized but unissued capital stock, of making more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors.

CERTAIN CHARTER AND BYLAW PROVISIONS

  Classified Board of Directors. The Company's Certificate and Bylaws divide the members of the Board of Directors into three classes of directors with each class to be as nearly equal in number of directors as possible, serving staggered three-year terms. See "Management--Executive Officers and Directors."

  Size of the Board of Directors; Removal of Directors; Filing of Vacancies on the Board of Directors. The Company's Certificate and Bylaws provide that the number of directors shall be fixed from time to time by the Board of Directors, but shall not be fewer than the number required by Delaware law. Under the Company's Certificate, a vote of 80% of the outstanding shares of capital stock entitled to vote generally in an election of directors (the "Voting Stock") is required to remove a director, and a director may only be so removed for cause involving fraud or a violation of the duty of loyalty as determined by a final judgment of a court of competent jurisdiction. The Company's Certificate and Bylaws also provide that a newly created directorship resulting from an increase in the number of directors may be filled by the Board of Directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause may be filled only by the affirmative vote of both (a) a majority of the remaining directors then in office and (b) a majority of all Continuing Directors (as defined below), voting as a separate group. In addition, these provisions specify that any director elected to fill a vacancy on the Board of Directors will serve for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred.

  Stockholder Action by Unanimous Consent. Under Delaware law, unless a corporation's certificate of incorporation specifies otherwise, most action that could be taken by its stockholders at an annual or special meeting may be taken, instead, without a meeting and without notice to or a vote of other stockholders, if a consent in writing is signed by holders of outstanding stock having voting power that would be sufficient to take such action at a meeting at which all outstanding shares were present and voted. The Company's Certificate provides that stockholder action may be taken only at an annual or special meeting of stockholders or by unanimous written consent. As a result, stockholders may not act upon any matter except at a duly called meeting or by unanimous written consent.

  Amendment of the Bylaws. Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders; however, a corporation may in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. The Company's Certificate and Bylaws grant the Board of Directors the power to adopt, amend and repeal the Bylaws at any regular or special meeting of the Board of Directors but only upon the affirmative vote of both (i) a majority of the directors then in office and (ii) a majority of the Continuing Directors, voting as a separate group. The Company's stockholders may adopt, amend or repeal the Bylaws but only at any regular or special meeting of stockholders by an affirmative vote of 80% of the Voting Stock.

  Advance Notice of Stockholder Nominations and Stockholder Business. The Company's Bylaws permit stockholders to nominate a person for election as a director or bring other matters before a stockholders' meeting only if such stockholder has been, for at least one year, the beneficial owner of at least 1% of Voting Stock and only if written notice of such intent to nominate or bring business before a meeting is given as described below.

  The notice from a stockholder intending to nominate a person for election as a director or to propose other matters at a stockholders' meeting must be furnished to the Company's Secretary not more than 270 days and not less than 60 days in advance of the first anniversary of the preceding year's annual stockholders' meeting, subject to certain exceptions applicable principally to special meetings. In addition, the notice must contain information, including the name, age and address of the stockholder proposing such action and any persons acting in concert with such stockholder, the number of shares of Voting Stock held by the stockholder and the dates such stock was acquired, and a representation by such stockholder that he or she is a holder of record of the Company's capital stock and intends to appear at the meeting in person and make the nomination or bring up the specified matter.

  In the case of nominations for directors, the notice must also include (i) the name, age, address and principal occupation of each nominee, (ii) a description of all arrangements between the nominating stockholder and each nominee, (iii) other information required to be included in a proxy statement pursuant to the proxy rules of the Securities and Exchange Commission and (iv) the consent of each nominee to serve as a director of the Company if elected and an affidavit of each such nominee certifying that such nominee meets the qualifications necessary to serve as a director of the Company. In the case of other proposed business, the notice must set forth a brief description of the business, the reasons for conducting such business at the meeting and any material interest of the stockholder therein. The Chairman of the stockholders' meeting will have the power to disregard any nomination or other matter that fails to comply with these procedures. In addition, the Company's Secretary may require any stockholders submitting a notice of intent to make a nomination or bring up other business to furnish such documentary information as may be necessary to determine that such stockholder has been for at least one year the beneficial owner of at least 1% of the Voting Stock.

  With respect to any proposal by a stockholder to bring before a meeting any matter other than the nomination of directors, the Company's Bylaws provide that the Company may disregard proposals that (i) are substantially duplicative of a prior-received proposal to be voted upon at an upcoming meeting, (ii) deal with substantially the same subject matter as a prior proposal that was voted upon within the preceding five years and that failed to receive affirmative votes in excess of certain specified levels, which range, depending on the circumstances, between 3% and 10% or (iii) in the judgment of the Board of Directors, are not proper subjects for action by stockholders under Delaware law.

  Amendment of Certain Provisions of the Certificate of Incorporation. Under Delaware law, unless the certificate of incorporation specifies otherwise, a corporation's certificate of incorporation may be amended by the affirmative vote of the majority of the stockholders. The Company's Certificate requires the affirmative vote of 80% of the Voting Stock to amend, alter or repeal certain provisions of the Certificate regarding (i) stockholder unanimous written consents, (ii) the classification, filling of vacancies and removal of members of the Board of Directors, (iii) the limitation of liability of directors, (iv) business combinations and (v) amendments to the Certificate and the Bylaws.

  Special Meetings of the Stockholders. The Company's Bylaws permit the stockholders to call special meetings of the stockholders only upon the written request to the Company's Secretary of the beneficial owners of at least 25% of the outstanding Voting Stock. This provision requires the request to set forth a brief description of the action proposed to be taken at such special meeting and the reasons for the action, the name and address of each beneficial owner composing the group making the request, any material interest that each such person making the request may have in the matter, the number of shares of Voting Stock of which each such person is the beneficial owner and the dates upon which each person acquired his or her stock, a representation that at least one such beneficial owner or a representative thereof intends to appear in person at such meeting to propose the action specified in the request and, if the proposed action includes a proposal to amend the Company's Certificate or Bylaws, the language of the proposed amendment. The Secretary may require any person or persons submitting a request to furnish documentary support of the claim that the person or persons as a group beneficially owns at least 25% of the outstanding Voting Stock. The Secretary may also refuse to call a special meeting unless the request is made in compliance with the foregoing procedures.

  Business Combinations. Delaware law provides that a merger, sale of substantially all of the assets or dissolution of a company requires the approval of the holders of a majority of the outstanding capital stock. Pursuant to the Company's Certificate, if one of these transactions or certain issuances, reclassifications or other transactions affecting the Company's capital stock involves an Interested Stockholder (as defined below), the transaction must be approved (i) by a majority of both the directors then in office and a majority of the Continuing Directors (as defined below), voting as a separate group and (ii) by the affirmative vote of (A) the holders of 80% of the Voting Stock, voting together as a single class, and (B) 75% of the Voting Stock other than Voting Stock beneficially owned by the Interested Stockholder. An Interested Stockholder is any person who (i) is a beneficial owner of 10% of the Voting Stock or (ii) is an affiliate of the Company and, at any time within two years prior to the date in question, was a beneficial owner of 10% or more of the then outstanding Voting Stock, other than the Company or its subsidiaries, or any person owning any shares of the capital stock of the Company as of the date of filing of the Company's Certificate and any person whose beneficial ownership of any capital of the Company arises solely as a result of a trusteeship or a custodial relationship with any employee stock ownership or other employee benefit plan of the Company. A Continuing Director is any member of the Board of Directors who is not an Interested Stockholder or an affiliate thereof and (i) was a director prior to the time the Interested Stockholder became an Interested Stockholder or (ii) was recommended or elected by a majority of the Continuing Directors at a meeting at which a quorum consisting of a majority of the Continuing Directors was present. In the absence of an Interested Stockholder, the Continuing Directors shall mean all the directors then in office.

  This additional voting requirement does not apply if the transaction has been approved by a majority of the Continuing Directors, or if all of the following conditions have been met: (i) the aggregate amount of consideration received per share by the holders meet certain "fair price" criteria, (ii) prior to the consummation of the transaction (a) there has been no failure to declare or pay dividends on any outstanding Preferred Stock or Common Stock,
(b) the Interested Stockholder has not received the benefits (except proportionately as a stockholder) of any loans, advances or other financial assistance or tax advantages provided by the Company, and (c) the Interested Stockholder has not caused any material change in the Company's equity capital structure and (iii) the Interested Stockholder has not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction that resulted in such Interested Stockholder becoming an Interested Stockholder or as a result of a pro rata stock dividend.

  The Company is also subject to Section 203 of the Delaware General Corporation Law, which prohibits Delaware corporations from engaging in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person other than such corporation and any of its majority-owned subsidiaries who own 15% or more of any class or series of stock entitled to vote generally in the election of directors, unless, among other exceptions, the transaction is approved by (i) the Board of Directors prior to the date the interested stockholder obtained such status or (ii) the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder.

  The provisions described above may tend to deter any potential unfriendly offers or other efforts to obtain control of the Company that are not approved by the Board of Directors and thereby deprive the stockholders of opportunities to sell shares of Common Stock at prices higher than the prevailing market price. On the other hand, these provisions will tend to assure continuity of management and corporate policies and to induce any person seeking control of the Company or a business combination with the Company to negotiate on terms acceptable to the then elected Board of Directors.

  Limitations on Foreign Ownership of Company Stock. The Company's Certificate contains provisions designed to assure that not more than 24% of its outstanding shares of Common Stock are owned by persons who are not U.S. citizens. The Certificate provides that any transfer or purported transfer of shares of Common Stock that would result in the ownership by persons who are not U.S. citizens of more than 24% of the then outstanding shares of Common Stock will not become effective against the Company and the Company has the power to deny voting and dividend rights with respect to such shares and, at its option, to redeem such shares.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services LLC.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters for whom Schroder & Co. Inc., Bear, Stearns & Co. Inc., Jefferies & Company, Inc., Raymond James & Associates, Inc. and Johnson Rice & Company L.L.C. are acting as Representatives (the "Representatives"), has severally agreed to purchase from the Company, the number of shares of Common Stock set forth opposite its name below:

                                                                      NUMBER OF
                            UNDERWRITERS                               SHARES
                            ------------                             -----------
Schroder & Co. Inc..................................................
Bear, Stearns & Co. Inc.............................................
Jefferies & Company, Inc............................................
Raymond James & Associates, Inc.....................................
Johnson Rice & Company L.L.C........................................
                                                                     -----------
  Total.............................................................
                                                                     ===========

  In the Underwriting Agreement, the several Underwriters have agreed, subject
to the terms and conditions set forth therein, to purchase all          shares
of Common Stock offered hereby if any such shares are purchased. In the event of a default of any Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated. The Company has been advised by the Representatives that the several Underwriters propose initially to offer such shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such
price less a concession not in excess of $    per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $    per
share to other dealers. After the initial offering, the public offering price and such concessions may be changed.

  The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to additional shares of Common Stock at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The underwriters may exercise such option to cover over-allotments in the sale of the shares of Common Stock that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.

  The Company has agreed not to offer, sell, or contract to sell, or otherwise dispose of, or announce the offering of, any shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock, except the shares of Common Stock offered hereby for a period of 90 days from the date of this Prospectus, without the written consent of Schroder & Co. Inc., (provided that the Company may issue and sell Common Stock and options to buy Common Stock pursuant to its existing stock incentive plans and Common Stock sold pursuant to the exercise of the option granted to the Underwriters to cover over-allotments).

  Certain of the underwriters have from time to time provided investment banking and financial advisory services to the Company, and such firms may in the future provide similar services to the Company, for which they have received or are expected to receive customary fees.

  The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

  Until the distribution of the Common Stock is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. In addition, in connection with the Offering, certain Underwriters (and selling group members) may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M.

  If the Underwriters create a short position in the Common Stock in connection with the Offering, by selling more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce that short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

  The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim that amount of selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transaction described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                          NOTICE TO ONTARIO RESIDENTS

  The distribution of the shares of Common Stock in the Province of Ontario, Canada is being made only on a private placement basis and is exempt from the requirement that the Company prepare and file a prospectus with the relevant Canadian securities regulatory authorities. Accordingly, any resale of the shares of Common Stock must be made in accordance with applicable securities laws, which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Purchasers are advised to seek legal advice prior to any resale of the shares of Common Stock.

  Each Ontario purchaser who receives a purchase confirmation regarding the purchase of shares of Common Stock will be deemed to represent to the Company and to the dealer from whom such confirmation is received that such purchaser is entitled under applicable Ontario securities laws to purchase such shares of Common Stock without the benefit of a prospectus qualified under such securities law.

  Ontario purchasers of shares of Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of Common Stock in their particular circumstances and with respect to the eligibility of the shares of Common Stock for investment by the purchaser under relevant Canadian legislation.

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by
Section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or recision or rights of action under the civil liability provisions of the U.S. federal securities laws.

  All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or persons outside of Canada.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana. Vinson & Elkins L.L.P., Houston, Texas, will pass upon certain legal matters for the Underwriters.

                                    EXPERTS

  The Company's consolidated financial statements as of December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996, included in this Prospectus and the Registration Statement of which this Prospectus forms a part, have been audited by Coopers & Lybrand L.L.P., independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements of Saevik Supply as of December 31, 1996 and for the year ended December 31, 1996, included in this Prospectus and the Registration Statement of which this Prospectus forms a part, have been audited by KPMG as Gerd Leira, independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

  The statements of assets acquired and liabilities assumed and revenue less direct operating expenses of the Viking Vessels for the years ended December 31, 1994, 1995 and 1996 included in this Prospectus and the Registration Statement of which this Prospectus forms a part, have been audited by Deloitte & Touche as Roar Skuland, independent accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), pertaining to the Common Stock covered by this Prospectus. This Prospectus omits certain information and exhibits included in the Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, as well as such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission at the following locations: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission (http://www.sec.gov). The Company's Common Stock is traded on the Nasdaq National Market. Reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are by reference incorporated in and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; (iii) the Company's Current Reports on Form 8-K dated February 15, 1997, August 1, 1997 and November 14, 1997; and (iv) the description of the Company's capital stock set forth in its Registration Statement under the Exchange Act on Form 8-A filed with the Commission on April 26, 1996.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents which have been or may be incorporated by reference in this Prospectus, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of any such document should be directed to Trico Marine Services, Inc., Attention: Corporate Secretary, 2401 Fountainview, Suite 920, Houston, Texas 77057 (telephone: (713) 780-
9926).

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Consolidated Financial Statements:
  Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 1997.  F-2
  Unaudited Pro Forma Statement of Operations for the nine months ended
   September 30, 1997.....................................................  F-3
  Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1996................................................  F-4
  Notes to Unaudited Pro Forma Consolidated Financial Statements..........  F-5
Consolidated Financial Statements:
 Trico Marine Services, Inc. and Subsidiaries
  Report of Independent Accountants.......................................  F-8
  Consolidated Balance Sheets as of December 31, 1995 and 1996............  F-9
  Consolidated Statement of Operations for the years ended December 31,
   1994, 1995 and 1996.................................................... F-10
  Consolidated Statement of Stockholders' Equity for the years ended
   December 31, 1994, 1995 and 1996....................................... F-11
  Consolidated Statement of Cash Flows for the years ended December 31,
   1994, 1995 and 1996.................................................... F-12
  Notes to Consolidated Financial Statements.............................. F-13
Consolidated Financial Statements (Unaudited):
 Trico Marine Services, Inc. and Subsidiaries
  Consolidated Balance Sheet as of September 30, 1997..................... F-23
  Consolidated Statement of Operations for the nine months ended September
   30, 1996 and 1997...................................................... F-24
  Consolidated Statement of Cash Flows for the nine months ended September
   30, 1996 and 1997...................................................... F-25
  Notes to Consolidated Financial Statements.............................. F-26
Consolidated Financial Statement:
 Saevik Supply ASA and Subsidiaries
  Report of Independent Accountants....................................... F-29
  Consolidated Balance Sheet as of December 31, 1996...................... F-30
  Consolidated Statement of Earnings for the year ended December 31, 1996. F-31
  Consolidated Statement of Cash Flows for the year ended December 31,
   1996................................................................... F-32
  Notes to the Accounts for 1996.......................................... F-33
Consolidated Financial Statements (Unaudited):
 Saevik Supply ASA and Subsidiaries
  Consolidated Balance Sheet as of September 30, 1997..................... F-46
  Consolidated Statement of Earnings for the nine months ended September
   30, 1997............................................................... F-47
  Consolidated Statement of Cash Flows for the nine months ended September
   30, 1997............................................................... F-48
  Notes to the Accounts for 1997.......................................... F-49
Viking Vessels:
  Report of Independent Accountants....................................... F-53
  Statement of Assets Acquired and Liabilities Assumed as of December 31,
   1996................................................................... F-54
  Statement of Revenues less Direct Operating Expenses for the years ended
   December 31, 1994, 1995 and 1996....................................... F-55
  Notes to Financial Statements........................................... F-56

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma consolidated financial statements as of September 30, 1997 and for the nine month period ended September 30, 1997 and for the year ended December 31, 1996 illustrate the effect of the acquisition of Saevik Supply ASA (Saevik Supply), including its acquisition of the Viking Vessels by Saevik Supply and the related financing transactions, as described in Note 1 to the unaudited pro forma financial statements. The unaudited pro forma consolidated balance sheet as of September 30, 1997 has been prepared assuming that such transactions were consummated as of September 30, 1997. The unaudited pro forma consolidated statements of operations for the nine month period ended September 30, 1997 and the year ended December 31, 1996 have been prepared assuming that such transactions were consummated as of January 1, 1996.

  The historical results of operations for the Company have been derived from the Company's consolidated financial statements. The historical results of Saevik Supply have been derived from Saevik Supply's consolidated financial statements as adjusted for generally accepted accounting principles in the United States ("US GAAP") and have been translated into U.S. dollars in accordance with U.S. GAAP. The historical statements of assets acquired and liabilities assumed and revenues less direct operating expenses of the Viking Vessels (defined below) have been derived from a carve out of the financial information from Viking Supply Ships AS, a Norwegian shipping concern, that relates to the fleet of twelve vessels acquired by Saevik Supply from Viking Supply Ships AS (the "Viking Vessels") on January 15, 1997 as adjusted for US GAAP and have been translated into U.S. dollars in accordance with US GAAP. The unaudited pro forma financial statements and the notes thereto should be read in conjunction with the historical consolidated financial statements of the Company and Saevik Supply and the statements of assets acquired and liabilities assumed and revenues less direct operating expenses for Viking Vessels included herein.

  The pro forma adjustments and the resulting unaudited pro forma financial statements are based upon available information and certain assumptions and estimates as described in the Notes to the Unaudited Pro Forma Financial Statements. A final determination of the required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments reflected in the pro forma information are preliminary and have been made solely for the purposes of developing such information.

                          TRICO MARINE SERVICES, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1997
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                              SAEVIK
                                   TRICO      SUPPLY    PRO FORMA
             ASSETS              HISTORICAL HISTORICAL ADJUSTMENTS     TOTAL
             ------              ---------- ---------- -----------    --------
Current assets:
  Cash and cash equivalents.....  $  3,508   $ 18,935   $  98,700 (B) $ 22,443
                                                          118,900 (C)
                                                           77,900 (D)
                                                         (295,500)(E)
  Accounts receivable, net......    26,087     16,605                   42,692
  Prepaid expenses and other
   current......................       837         --                      837
                                  --------   --------                 --------
    Total current assets........    30,432     35,540                   65,972
                                  --------   --------                 --------
Property and equipment, net.....   230,038    187,082      72,919 (E)  490,039
Goodwill and other intangibles..        --         --     122,542 (E)  122,542
Other assets....................    17,287      1,694       1,300 (B)   20,281
                                  --------   --------                 --------
    Total assets................  $277,757   $224,316                 $698,834
                                  ========   ========                 ========
LIABILITIES AND STOCKHOLDER'S EQUITY
------------------------------------
Current liabilities:
  Accounts payable and accrued
   expenses.....................  $ 17,507   $  7,341                 $ 24,848
                                  --------   --------                 --------
    Total current liabilities...    17,507      7,341                   24,848
                                  --------   --------                 --------
Long-term debt..................   114,000    104,549     100,000 (B)  396,449
                                                           77,900 (D)
Deferred income taxes...........    17,497     11,759                   29,256
Other liabilities...............        --        628                      628
                                  --------   --------                 --------
    Total liabilities...........   149,004    124,277                  451,181
Stockholders' equity:
  Common stock..................       158     19,090          40 (C)      198
                                                          (19,090)(E)
  Additional paid-in capital....    94,143     43,315     118,860 (C)  213,003
                                                          (43,315)(E)
  Retained earnings.............    34,453     43,829     (43,829)(E)   34,453
  Treasury Stock................        (1)        --                       (1)
  Translation adjustment........        --     (6,195)      6,195 (E)
                                  --------   --------                 --------
    Total stockholders' equity..   128,753    100,039                  247,653
                                  --------   --------                 --------
    Total liabilities and stock-
     holders' equity............  $277,757   $224,316                 $698,834
                                  ========   ========                 ========

     The accompanying notes are an integral part of the pro forma financial statements.

                          TRICO MARINE SERVICES, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                    FOR THE PERIOD ENDING SEPTEMBER 30, 1997
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                           SAEVIK
                               TRICO       SUPPLY    PRO FORMA
                            HISTORICAL   HISTORICAL ADJUSTMENTS       TOTAL
                            -----------  ---------- -----------    -----------
Revenues................... $    83,879   $61,156        2,780 (A) $   147,815
                            -----------   -------                  -----------
Operating expenses.........      34,842    18,605          949 (A)      54,396
Depreciation and
 amortization expense......       7,995     7,185          305 (A)      20,043
                                                         2,298 (F)
                                                         2,260 (G)
                            -----------   -------                  -----------
Operating income...........      41,042    35,366                       73,376
                            -----------   -------                  -----------
Other (income) expenses:
  Interest expense.........       3,677     5,118       10,834 (H)      19,629
  Other (income) expense...        (245)     (964)                      (1,209)
                            -----------   -------                  -----------
    Total other (income)
     expense...............       3,432     4,154                       18,420
Income before income tax
 expense...................      37,610    31,212                       54,956
Income tax expense.........      13,164     8,089       (3,883)(J)      17,370
                            -----------   -------                  -----------
Net income................. $    24,446   $23,123                  $    37,586
                            ===========   =======                  ===========
Weighted average common
 shares and equivalents
 outstanding...............  16,888,569              4,000,000 (L)  20,888,569
                            ===========                            ===========
Primary and fully diluted
 earnings per share:
  Net income per share..... $      1.45                            $      1.80
                            ===========                            ===========


     The accompanying notes are an integral part of the pro forma financial statements.

                          TRICO MARINE SERVICES, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                    FOR THE PERIOD ENDING DECEMBER 31, 1996
               (IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                        SAEVIK     VIKING
                             TRICO      SUPPLY    VESSELS    PRO FORMA
                          HISTORICAL  HISTORICAL HISTORICAL ADJUSTMENTS       TOTAL
                          ----------- ---------- ---------- -----------    -----------
Revenues................  $    53,484   $8,669    $41,007                  $   103,160
                          -----------   ------    -------                  -----------
Operating expenses......       29,894    3,760     20,347        1,232 (I)      55,233
Depreciation and
 amortization expense...        4,478    1,527      7,545        3,064 (F)      20,542
                                                                 3,928 (G)
                          -----------   ------    -------                  -----------
Operating income........       19,112    3,382     13,115                       27,385
                          -----------   ------    -------                  -----------
Other (income) expenses:
  Interest expense......        2,282    1,985         --       14,445 (H)      18,712
  Other (income)
   expense..............          125     (283)        --                         (158)
                          -----------   ------    -------                  -----------
    Total other (income)
     expense............        2,407    1,702         --                       18,554
Income before income tax
 expense and minority
 interest...............       16,705    1,680     13,115                        8,831
Income tax expense......        5,814      901         --       (6,778)(J)       3,609
                                                                 3,672 (K)
                          -----------   ------    -------                  -----------
Income before minority
 interest...............       10,891      779     13,115                        5,222
Minority interest.......           --      108         --                          108
                          -----------   ------    -------                  -----------
Net income..............  $    10,891   $  887    $13,115                  $     5,330
                          ===========   ======    =======                  ===========
Weighted average common
 shares and equivalents
 outstanding............   12,380,902                        4,000,000 (L)  16,380,902
                          ===========                                      ===========
Primary and fully
 diluted earnings per
 share:
  Net income per share..  $      0.88                                      $      0.33
                          ===========                                      ===========

     The accompanying notes are an integral part of the pro forma financial statements.

                          TRICO MARINE SERVICES, INC.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND:

  The Company has reached an agreement to acquire Saevik Supply ASA, a publicly traded Norwegian company ("Saevik Supply"). Saevik Supply provides marine support and transportation services to companies engaged in offshore exploration and production of oil and gas in the North Sea.

  On October 7, 1997, the Company presented an offer to the board of directors of Saevik Supply to purchase all of the outstanding shares of Saevik Supply for approximately $290.0 million (the "Acquisition"). Saevik Supply's founder and chief executive officer, Per Saevik, and another shareholder represented on Saevik Supply's board of directors, owning in the aggregate approximately 19% of the outstanding shares of Saevik Supply, have irrevocably agreed to tender their shares and accept the Company's offer. The Acquisition was recommended by Saevik Supply's board of directors to its shareholders, and the Company commenced a public bid on October 27, 1997 under the rules of the Oslo Stock Exchange to purchase all of Saevik Supply's outstanding shares. The public bid, unless extended, will expire on November 25, 1997.

  On January 15, 1997, Saevik Supply completed the purchase of twelve vessels and an associated management company from Viking Supply Ships AS. These vessels represented only a portion of the Viking Supply Ships AS fleet at that time.

  The Company plans to fund the Acquisition with the proceeds from this Offering, the proceeds from the Company's recent offering of $100.0 million of 8 1/2% Senior Notes due 2005 and advances under the Company's $150.0 million revolving credit facility (the "Credit Facility").

2. BASIS OF PRESENTATION:

  The accompanying unaudited pro forma balance sheet has been prepared assuming that 100% of the outstanding shares of Saevik Supply are tendered and the Acquisition (including the acquisition of the Viking Vessels by Saevik Supply) and the related financing transactions were consummated as of September 30, 1997. The accompanying unaudited pro forma statements of operations for the nine month period ended September 30, 1997 and the year ended December 31, 1996 have been prepared assuming that such transactions were consummated as of January 1, 1996.

  Net earnings per share have been computed based on the weighted average number of common shares and common share equivalents outstanding on a pro forma basis during the nine month period ended September 30, 1997 and the year ended December 31, 1996. The number of shares used in the calculation of the pro forma per share data for the nine month period ended September 30, 1997 and the year ended December 31, 1996 is based on the weighted average number of shares outstanding during the period assuming that this Offering was consummated as of January 1, 1996.

3. MANAGEMENT ASSUMPTIONS:

  The unaudited pro forma financial statements reflect the following pro forma adjustments related to the Acquisition and the related financing transactions:

  (A) Actual operating results for the Saevik Supply predecessor entity, the Viking Vessels, are included in the Saevik Supply statement of operations for the nine month period ended September 30, 1997 beginning January 15, 1997, the date of the acquisition of the Viking Vessels by Saevik Supply. The pro forma adjustments represent an estimate of the operating results of the Viking Vessels for the two week period ended January 14, 1997 has been made based on the actual operating results of the Viking Vessels for the period January 15, 1997 through March 31, 1997.

                          TRICO MARINE SERVICES, INC.

  (B) Receipt of net proceeds of $98.7 million from the Company's recent offering of $100.0 million of 8 1/2% Senior Notes due 2005, net of transaction costs.

  (C) Receipt of aggregate proceeds of $118.9 million from the Offering less registration expenses of $5.6 million utilizing an estimated offering price of $31.125 per share.

  (D) Receipt of aggregate proceeds of $77.9 million from the additional borrowings under the Company's Credit Facility.

  (E) Acquisition of Saevik Supply for aggregate consideration of $290.0 million plus $5.5 million in transaction expenses. Based on preliminary determination of the fair values of assets and liabilities acquired, approximately $260.0 million of the total purchase cost has been allocated to property and equipment, representing a $72.9 million step up from historical cost. Additional adjustments to reflect the acquisition include elimination of the historical capital accounts of Saevik Supply and recording of $122.5 million of goodwill.

  (F) Increase in depreciation and amortization due to amortization of goodwill with an estimated life of 40 years.

  (G) Increase in depreciation and amortization based on preliminary estimated appraised value of property and equipment acquired and application of the Company's depreciation policies to such assets. The pro forma adjustment to depreciation expense was based upon an average remaining useful life of 20 years for the Saevik Supply assets.

  (H) Increase in interest expense is due to issuance of $100.0 million of 8 1/2% Senior Notes due 2005, $77.9 million of advances under the Credit Facility with an average rate of 7 1/2% and the associated amortization of deferred debt issuance costs. The pro forma adjustment to interest expense relating to these financing transactions is composed of the following:

                                                       (IN THOUSANDS)
                                            ------------------------------------
                                            NINE MONTHS ENDED     YEAR ENDED
                                            SEPTEMBER 30, 1997 DECEMBER 31, 1996
                                            ------------------ -----------------
     Interest on 8 1/2% Senior Notes due
      2005................................       $ 6,375            $ 8,500
     Interest on advances under the Credit
      Facility............................         4,365              5,820
     Amortization of deferred debt issu-
      ance costs..........................            94                125
                                                 -------            -------
                                                 $10,834            $14,445
                                                 =======            =======

  (I) The Viking Vessels statement of revenue less direct operating expenses included in the unaudited pro forma statements for the year ended December 31, 1996 are not intended to be a complete presentation of the results of the operations for the Viking Vessels. The statement includes the historic results of the vessels acquired by Saevik Supply from Viking Supply Ships AS, a Norwegian shipping concern, on January 15, 1997. Historical audited financial statements were never prepared separately for the individual vessels or the fleet of the Viking Vessels as they represented only a portion of the overall Viking Supply Ships AS fleet at the time of their acquisition by Saevik. Separate financial information of the Viking Vessels such as a portion of selling, general and administrative expense were not prepared historically and are not available on a vessel by vessel basis or for the fleet of the Viking Vessels. Accordingly, an estimate of selling general and administrative expenses has been made for purposes of preparing the unaudited pro forma financial information for the year ended December 31, 1996. The estimate is based on Saevik Supply's actual selling, general and administrative expenses attributable to the Viking Vessels during the nine month period ended September 30, 1997, annualized.

                          TRICO MARINE SERVICES, INC.

  (J) Income tax effects of the pro forma adjustments included herein, based on a Norwegian income tax rate of 28%, entirely deferred under the Norwegian Shipping Tax Act.

  (K) Income tax effect of Viking Vessels revenues less direct operating expenses for the year ended December 31, 1996, based on a Norwegian income tax rate of 28%, entirely deferred under the Norwegian Shipping Tax Act.

  (L) Estimated increase in weighted average common shares and common stock equivalents outstanding due to issuance of 4,000,000 shares of Common Stock in connection with this Offering.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Trico Marine Services, Inc.:

  We have audited the accompanying consolidated balance sheet of Trico Marine Services, Inc. and Subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Trico Marine Services, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the three years ended December 31, 1996, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

New Orleans, Louisiana
February 12, 1997 except
for the third paragraph
of Note 15 to which the
date is June 9, 1997

                  TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                           DECEMBER 31, 1995 AND 1996

                             (DOLLARS IN THOUSANDS)

                           ASSETS                             1995      1996
                           ------                            -------  --------
Current assets:
  Cash and cash equivalents................................. $ 1,117  $  1,047
  Accounts receivable, net..................................   7,417    17,409
  Prepaid expenses and other current assets.................     156       591
                                                             -------  --------
    Total current assets....................................   8,690    19,047
                                                             -------  --------
Property and equipment, at cost:
  Land and buildings........................................      --     1,565
  Marine vessels............................................  44,257   120,403
  Construction-in-progress..................................     346     7,135
  Transportation and other..................................     856       853
                                                             -------  --------
                                                              45,459   129,956
Less accumulated depreciation and amortization..............   6,195    10,814
                                                             -------  --------
    Net property and equipment..............................  39,264   119,142
                                                             -------  --------
Other assets................................................   4,159     5,166
                                                             -------  --------
                                                             $52,113  $143,355
                                                             =======  ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------
Current liabilities:
  Accounts payable.......................................... $ 3,656  $  5,162
  Accrued expenses..........................................   2,878     3,812
  Current portion of long-term debt.........................   3,000        --
                                                             -------  --------
    Total current liabilities...............................   9,534     8,974
                                                             -------  --------
Long-term debt..............................................  23,695    21,000
Subordinated debt and accrued interest thereon..............  13,085        --
Deferred income taxes.......................................      87     9,401
                                                             -------  --------
    Total liabilities.......................................  46,401    39,375
                                                             -------  --------
Commitments and contingencies
Stockholders' equity:
  Common Stock, $.01 par value, 40,000,000 shares
   authorized, issued 6,174,684 and 15,601,960 shares,
   outstanding 6,102,652 and 15,529,928 shares at December
   31, 1995 and 1996, respectively..........................      62       156
  Additional paid-in capital................................   5,618    93,818
  Retained earnings.........................................      33    10,007
  Treasury stock, at par value, 72,032 shares at December
   31, 1995 and 1996, respectively..........................      (1)       (1)
                                                             -------  --------
    Total stockholders' equity..............................   5,712   103,980
                                                             -------  --------
                                                             $52,113  $143,355
                                                             =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                 1994       1995        1996
                                               ---------  ---------  ----------
Revenues:
  Charter Fees...............................  $  28,895  $  26,657  $   53,442
  Other vessel income........................        139         41          42
                                               ---------  ---------  ----------
    Total revenues...........................     29,034     26,698      53,484
                                               ---------  ---------  ----------
Operating expenses:
  Direct vessel operating expenses...........     17,165     16,988      24,150
  General and administrative.................      2,057      2,509       3,277
  Amortization of marine inspection costs....      1,490      1,930       2,158
  Other......................................        764        545         309
                                               ---------  ---------  ----------
    Total operating expenses.................     21,476     21,972      29,894
Depreciation expense.........................      2,786      2,740       4,478
                                               ---------  ---------  ----------
Operating income.............................      4,772      1,986      19,112
Interest expense.............................      3,767      3,850       2,282
Amortization of deferred financing costs.....        344        381         263
Gain on sales of assets......................         --       (244)        (59)
Other income, net............................        (51)       (32)        (79)
                                               ---------  ---------  ----------
Income (loss) before income taxes............        712     (1,969)     16,705
Income tax expense (benefit).................        226       (670)      5,814
                                               ---------  ---------  ----------
Income (loss) before extraordinary item......        486     (1,299)     10,891
Extraordinary item, net of taxes.............         --         --        (917)
                                               ---------  ---------  ----------
Net income (loss)............................  $     486  $  (1,299) $    9,974
                                               =========  =========  ==========
Primary and fully diluted earnings per share:
  Income (loss) before extraordinary item....       0.08      (0.21)       0.88
  Extraordinary item, net of tax.............         --         --       (0.07)
                                               ---------  ---------  ----------
Net income (loss) per average common share
 outstanding.................................  $    0.08  $   (0.21) $     0.81
                                               =========  =========  ==========
Weighted average common shares outstanding...  6,020,570  6,101,042  12,380,902
                                               =========  =========  ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                  TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                             (DOLLARS IN THOUSANDS)

                            COMMON STOCK    ADDITIONAL            TREASURY STOCK
                         ------------------  PAID-IN   RETAINED  ----------------
                           SHARES   DOLLARS  CAPITAL   EARNINGS  SHARES PAR VALUE
                         ---------- ------- ---------- --------  ------ ---------
Balance, January 1,
 1994...................  6,092,174  $ 61    $ 5,544   $   846   72,032    $(1)
  Issuance of Common
   Stock................     73,344    --         66        --       --     --
  Net income............         --    --         --       486       --     --
                         ----------  ----    -------   -------   ------    ---
Balance, December 31,
 1994...................  6,165,518    61      5,610     1,332   72,032     (1)
  Issuance of Common
   Stock................      9,166    --          9        --       --     --
  Net loss..............         --    --         --    (1,299)      --     --
                         ----------  ----    -------   -------   ------    ---
Balance, December 31,
 1995...................  6,174,684    61      5,619        33   72,032     (1)
  Issuance of Common
   Stock................  8,285,000    83     79,455        --       --     --
  Debt conversion.......    935,226    10      7,471        --       --     --
  Stock options
   exercised............    207,050     2      1,273        --       --     --
  Net income............         --    --         --     9,974       --     --
                         ----------  ----    -------   -------   ------    ---
Balance, December 31,
 1996................... 15,601,960  $156    $93,818   $10,007   72,032    $(1)
                         ==========  ====    =======   =======   ======    ===

  Share amounts have been adjusted to reflect a 3.0253-for-1 Common Stock split effective April 26, 1996 and a 100% stock dividend effective June 9, 1997.



  The accompanying notes are an integral part of these consolidated financial statements.

                  TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                             (DOLLARS IN THOUSANDS)

                                                     1994     1995     1996
                                                    -------  -------  -------
Net income (loss).................................. $   486  $(1,299) $ 9,974
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
  Depreciation and amortization....................   4,620    5,051    6,899
  Deferred income taxes............................     577     (670)   3,811
  Interest accrued on subordinated debt............   1,009    1,117      461
  Extraordinary item...............................      --       --    1,411
  Gain on sales of assets..........................      --     (244)     (59)
  Provision for doubtful accounts..................     240      240      130
  Equity in loss of affiliate......................      --       --       18
Change in operating assets and liabilities:
  Accounts receivable..............................    (549)      91  (10,123)
  Prepaid expenses and other current assets........      72       25     (435)
  Accounts payable and accrued expenses............     191    2,327    3,526
Other, net.........................................      20     (227)    (661)
                                                    -------  -------  -------
    Net cash provided by operating activities......   6,666    6,411   14,952
                                                    -------  -------  -------
Cash flows from investing activities:
  Purchases of property and equipment..............    (379)  (5,343) (79,135)
  Deferred marine inspection costs.................  (1,792)  (2,115)  (2,292)
  Proceeds from sales of assets....................   3,139    1,337      439
  Investment in unconsolidated affiliate...........      --       --   (1,293)
                                                    -------  -------  -------
    Net cash provided by (used in) investing
     activities....................................     968   (6,121) (82,281)
                                                    -------  -------  -------
Cash flows from financing activities:
  Proceeds from issuance of Common Stock...........      66        9   79,726
  Proceeds from issuance of long-term debt and
   subordinated debt...............................   2,883    4,517   57,669
  Repayment of long-term debt......................  (9,000)  (5,305) (63,364)
  Deferred financing costs and other...............      (8)    (164)    (707)
  Payments of subordinated debt and accrued
   interest thereon................................      --       --   (6,065)
                                                    -------  -------  -------
    Net cash provided by (used in) financing
     activities....................................  (6,059)    (943)  67,259
                                                    -------  -------  -------
Net increase (decrease) in cash and cash
 equivalents.......................................   1,575     (653)     (70)
Cash and cash equivalents at beginning of period...     195    1,770    1,117
                                                    -------  -------  -------
Cash and cash equivalents at end of period......... $ 1,770  $ 1,117  $ 1,047
                                                    =======  =======  =======
Supplemental information:
  Income taxes paid................................ $   396  $     2  $     6
                                                    =======  =======  =======
  Income taxes refunded............................ $    38  $   330  $    --
                                                    =======  =======  =======
  Interest paid.................................... $ 2,079  $ 2,865  $ 4,737
                                                    =======  =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION:

  Trico Marine Services, Inc. (the "Company") commenced operations on October 29, 1993 at which time it acquired a wholly-owned subsidiary of the Company, Trico Marine Assets, Inc. ("Trico Assets"). Trico Assets purchased a fleet of 49 vessels including forty supply and crew boats, five lift boats, and four other vessels, including a tug and a barge from Marine Asset Management Corporation, a wholly-owned subsidiary of Chrysler Capital Corporation, pursuant to a Purchase Agreement dated as of October 29, 1993. Concurrently, the Company acquired 100% of the Common Stock of Trico Marine Operators, Inc.

  The Company is engaged in the ownership and operation of a diversified fleet that, as of December 31, 1996, includes 34 supply boats, 6 lift boats, 15 crew boats, and 9 other specialty service vessels, providing support services to the offshore oil and gas industry primarily in the Gulf of Mexico and offshore Brazil. The Company's financial position, results of operations and cash flows are affected primarily by day rates and fleet utilization in the Gulf of Mexico which primarily depend on the level of drilling activity, which ultimately is dependent upon both short-term and long-term trends in oil and natural gas prices.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Consolidation Policy

  The consolidated financial statements of the Company include the accounts of its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The Company's 40% interest in Walker Servicos Maritimos, Ltd. ("Walker") is accounted for using the equity method.

 Cash and Cash Equivalents

  All highly liquid debt instruments with original maturity dates of less than three months when purchased are considered to be cash equivalents.

 Property and Equipment

  Marine vessels, transportation and other equipment are stated at cost. Depreciation for financial statement purposes is provided on the straight-line method, assuming 10% salvage value for marine vessels. Marine vessels are generally depreciated over a useful life of fifteen years from the date of acquisition. Major modifications which extend the useful life of marine vessels are capitalized and amortized over the adjusted remaining useful life of the vessel.

  Maintenance and repair cost is charged to expense as incurred. When marine vessels or equipment are sold or otherwise disposed of, their cost and the accumulated depreciation are removed from the accounts and any gain or loss is recognized. Marine vessel spare parts are stated at average cost.

  Drydocking expenditures in conjunction with marine inspections are capitalized and amortized on a straight-line basis over the period until the next inspection (generally 24 to 36 months).

 Income Taxes

  The Company accounts for income taxes using the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Deferred income taxes are

                 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES provided at the currently enacted income tax rates for the difference between the financial statement and income tax bases of assets and liabilities.

 Revenue and Expense Recognition

  Charter revenue is earned and recognized on a daily rate basis. Operating costs are expensed as incurred.

 Deferred Financing Costs

  Deferred financing costs include costs associated with the issuance of the Company's debt and are being amortized on the effective interest method over the life of the related debt agreement.

 Goodwill

  Goodwill, or cost in excess of net assets of companies acquired, is amortized over 10 years by the straight-line method. The Company continually evaluates the recoverability of this intangible asset by assessing whether the amortization of the goodwill balance over its remaining life can be recovered through expected future cash flows.

 Direct Vessel Operating Expenses

  Direct vessel operating expenses principally include crew costs, insurance, repairs and maintenance, management fees, and casualty losses.

 Earnings Per Share

  The Company's earnings per share has been calculated using the weighted average number of shares of Common Stock and dilutive Common Stock equivalents outstanding during the year. Stock options are considered to be Common Stock equivalents. Weighted average options of 1,336,018 were included as Common Stock equivalents for the year ended December 31, 1996. Common Stock equivalents during the years ended December 31, 1995 and 1994 had no material dilutive effect on net income per average common share.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Stock Split

  On April 26, 1996, the Company's Board of Directors approved a 3.0253-for-1 split of the Company's Common Stock in the form of a stock dividend. The financial statements have been restated to reflect all effects of this stock split, including all share amounts and per share data. Additionally, see Note 15.

 Reclassifications

  Certain prior-period amounts have been reclassified to conform with the presentation shown in the current year's financial statements. These reclassifications had no effect on net income (loss), total stockholders' equity or cash flows.

                 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

3. PUBLIC OFFERINGS OF COMMON STOCK:

  In May 1996, the Company completed an initial public offering of 6,585,000 shares of Common Stock, $.01 par value. The proceeds received from the offering were $48,394,000, net of underwriting discounts and other costs of $4,286,000. Of the proceeds, the Company used $31,150,000 to repay senior debt, $6,065,000 to repay subordinated debt and $11,000,000 to acquire four supply vessels. The balance of the proceeds was used by the Company for additional working capital.

  In November 1996, the Company completed a second offering that included the issuance of 1,700,000 shares of Common Stock, $.01 par value, by the Company. The proceeds from the offering were $31,144,000, net of underwriting discounts and other costs of $2,006,000. The proceeds were used to repay $30,500,000 of the Company's revolving line of credit, with the balance of the proceeds used for working capital and other purposes.

4. ACCOUNTS RECEIVABLE:

  The Company's accounts receivable, net consists of the following at December 31, 1995 and 1996 (in thousands):

                                                                  1995   1996
                                                                 ------ -------
Trade receivables, net of allowance for doubtful accounts of
 $480 and $610 in 1995 and 1996, respectively................... $6,975 $16,172
Insurance and other.............................................    442   1,237
                                                                 ------ -------
  Accounts receivable, net...................................... $7,417 $17,409
                                                                 ====== =======

  The Company, as agent, bills trade accounts receivables on behalf of the vessels it operates under agreements with third parties. As of December 31, 1996, the Company operated one utility vessel for a third party. The Company's receivables are primarily due from entities operating in the oil and gas industry in the Gulf of Mexico and Brazil and are dollar denominated.

5. OTHER ASSETS:

  The Company's other assets, net consists of the following at December 31, 1995 and 1996 (in thousands):

                                                                    1995   1996
                                                                   ------ ------
Deferred marine inspection costs, net of accumulated amortization of $1,459 and $3,335 in 1995 and 1996, respectively.............  $2,378 $2,667
Deferred financing costs, net of accumulated amortization of $785
 and $28 in 1995 and 1996, respectively..........................   1,104    205
Marine vessels spare parts.......................................     386    939
Goodwill, net of accumulated amortization of $43 in 1996.........      --    664
Investment in and advances to unconsolidated subsidiary..........      --    568
Other............................................................     291    123
                                                                   ------ ------
  Other assets, net..............................................  $4,159 $5,166
                                                                   ====== ======

                 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

6. LONG-TERM DEBT AND SUBORDINATED DEBT:

  The Company's long-term debt and subordinated debt consist of the following at December 31, 1995 and 1996 (in thousands):

                                                                1995     1996
                                                               -------  -------
Revolving loan, interest at a base interest rate plus a
 margin, as defined, on the date of borrowing (weighted
 average rate of 10.25% and 7.089% at December 31, 1995 and
 1996, respectively) payable at the end of the interest period
 or quarterly, principal due October 8, 2002.................. $   800  $21,000
Term loan A, interest at a base interest rate plus 1.75%
 (10.25% at December 31, 1995)................................  21,195       --
Term loan B, interest at a base rate plus 2.75% (11.25% at
 December 31, 1995)...........................................   4,700       --
                                                               -------  -------
                                                                26,695   21,000
Less current maturities.......................................  (3,000)      --
                                                               -------  -------
                                                                23,695
9% Subordinated Notes and accrued interest thereon, due March
 31, 2001.....................................................  13,085       --
                                                               -------  -------
                                                               $36,780  $21,000
                                                               =======  =======

  On October 29, 1993 the Company entered into a revolving credit and term loan agreement with The First National Bank of Boston (the "Credit Agreement"). Availability under the revolving loan was based on the Company's accounts receivable and was limited to $4 million during 1994 and was to be reduced by $1 million at both December 31, 1995 and 1996. On December 30, 1994, the Company amended its Credit Agreement ("First Amendment"). Availability under the First Amendment was increased to $6 million, with a reduction of $2 million effective June 29, 1995 at which time the Company had the right to convert the revolving loan into its Term Loan B. Principal repayments of the Term Loans A and B and the revolving credit were also extended. The Company incurred a commitment fee of 0.5% per annum on the unused amount. Substantially all of the Company's assets served as collateral for the Credit Agreement.

  Effective June 28, 1995, the Company amended its Credit Agreement ("Second Amendment") to establish $5 million of availability under the revolving credit loan and extend principal payments. Under the Second Amendment, the Company had the right to convert $2 million of outstanding amounts under the revolving credit loan into its Term Loan B. The Company converted $1.7 million of its outstanding revolving credit loan into its Term Loan B in November 1995 and $300,000 of amounts outstanding under the revolving credit loan were converted into its Term Loan B in January 1996.

  Effective March 6, 1996, the Company amended its Credit Agreement ("Third Amendment") to provide for an increased total credit facility, extend principal payments and restructure other portions of the Credit Agreement. The Third Amendment contained a revolving credit facility and term loan provisions. The $3 million revolving credit facility, which would have matured in July 1997, bore interest at 1.75% above a base rate. The Third Amendment contained $33,000,000 of term loans in three separate tranches which all bore interest at 1.75% above a base rate.

  Concurrent with the Third Amendment, the Company also amended its Subordinated Notes agreement whereby the maturities of its 9% Subordinated Notes and accrued interest thereon were extended to March 31, 2001. Concurrent with the Company's initial public offering in May 1996, the

                 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

Company converted $7,482,000 of the 9% Subordinated Notes into 935,226 shares of Common Stock.

  The outstanding principal balance of the Credit Agreement of $31,150,000 was repaid on May 21, 1996, together with a prepayment fee of $75,000, from the proceeds of the Company's initial public offering of Common Stock. The balance of $6,065,000 of the 9% Subordinated Notes and accrued interest thereon was also retired with proceeds from the initial public offering. As a result of the prepayment of all of the Company's senior and subordinated debt, the Company recorded an extraordinary charge of $917,000, net of taxes of $494,000, for the write-off of the unamortized balance of related debt issuance costs.

  Effective July 26, 1996, the Company executed a new $30,000,000 revolving credit agreement (the "Bank Credit Facility") with the same group of lenders that provided the Company's previous Credit Agreement which was prepaid on May 21, 1996 with proceeds from the initial public offering. The Bank Credit Facility was increased to $35,000,000 effective August 26, 1996 and to $50,000,000 effective October 8, 1996. The Bank Credit Facility bears interest at LIBOR plus 1 1/2% per annum with a commitment fee of 3/8% per annum on the undrawn portion. The Bank Credit Facility also provides for interest payments only until October 8, 1998 when all outstanding amounts under the Bank Credit Facility will be converted into a term loan. Upon conversion, principal and interest payments will be due quarterly beginning December 31, 1998 until maturity on October 8, 2002. The Bank Credit Facility is collateralized by certain of the Company's vessels and related assets. The Bank Credit Facility contains certain covenants which require the Company to maintain certain debt coverage ratios and net worth levels, limit capital expenditures and prohibit equity distributions.

  In order to minimize floating interest rate risk, the Company entered into the following agreements. During 1993, the Company purchased an interest rate swap on a notional amount of $10 million. Under the swap, the Company received a floating interest rate based on the Company's Term Loan A interest rate and paid a fixed rate of 8.25% with quarterly interest settlements. The agreement was terminated in January 1995 and the Company received $278,000 as compensation for the early termination of its interest rate swap which was amortized into interest expense over the remaining original life of the swap. Concurrent with the termination of the above swap, the Company paid $125,000, which has been amortized to interest expense over the two year life of the agreement, to enter into an interest rate corridor agreement on a notional amount of $15 million.

7. INCOME TAXES:

  The components of income tax expense (benefit) of the Company for the periods ended December 31, 1994, 1995 and 1996, are as follows (in thousands):

                                                           1994   1995    1996
                                                           -----  -----  ------
Current income taxes:
  U.S. federal income taxes............................... $(317) $  --  $1,505
  State income taxes......................................   (34)    --       4
Deferred income taxes:
  U.S. federal income taxes...............................   572   (667)  3,713
  State income taxes......................................     5     (3)     98
                                                           -----  -----  ------
                                                           $ 226  $(670) $5,320
                                                           =====  =====  ======

                 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

  The Company's deferred income taxes at December 31, 1995 and 1996 represent the tax effect of the following temporary differences between the financial reporting and income tax accounting bases of its assets and liabilities (in thousands):

                                                                1995     1996
                                                               -------  -------
      Accumulated depreciation and amortization............... $ 7,811  $15,988
      P&I insurance reserves..................................    (474)    (680)
      Alternative minimum tax credit carryforwards............     (29)    (451)
      Net operating loss carryforward.........................  (7,300)  (5,199)
      Other...................................................      79     (257)
                                                               -------  -------
        Deferred income tax liability, net.................... $    87  $ 9,401
                                                               =======  =======

  Reconciling items which represent the difference between income taxes computed at the Federal statutory tax rate and the provision for income taxes are primarily the result of state income taxes.

  A tax benefit for the exercise of stock options in the amount of $1,088,000 that was not included in income for financial reporting purposes was credited directly to additional paid-in capital.

  The net operating loss carryforwards for Federal and state tax purposes are approximately $14.8 million and $1.4 million respectively and begin to expire in 2009. The Company had an initial public offering in May 1996, which is considered a change of control for federal income tax purposes. This will limit the utilization of net operating loss carryforwards to a set level as provided by regulations.

8. COMMON STOCK OPTION PLANS:

  Pursuant to the Company's 1993 Stock Option Plan, the Company is authorized to grant incentive and nonqualified stock options to selected officers and other key employees of the Company. The Compensation Committee of the Board of Directors has the discretionary authority, subject to certain plan specifications, to determine the amounts and other terms of such stock options.

  Options to purchase 1,152,488 shares of the Company's Common Stock were granted to officers and key members of management of the Company on October 29, 1993 at $0.91 per share, the original purchase price of the Common Stock, and accordingly, no expense was recognized. Options to purchase 302,530 shares of the Company's Common Stock were granted to an officer of the Company on February 22, 1995 at the October 29, 1993 original cost of the Common Stock, which was determined by the Board of Directors to be the fair market value of the Company's stock at that time, and accordingly, no expense was recognized. In April 1996, the Company modified its 1993 Stock Option Plan to include a provision for the 280,918 options not already containing a provision to become exercisable at the consummation of an "Initial Public Offering" to become exercisable upon such a transaction.

  Pursuant to the Company's 1996 Incentive Compensation Plan, options to purchase 209,750 shares of the Company's Common Stock have been granted to officers, key members of management and certain long-term employees at exercise prices equal to the fair value of the Company's stock at that time, which ranged from $8.00 to $10.94 per share. Options to purchase 206,000 shares vested and became exercisable upon the attainment of certain performance goals during the year. Of the remaining options, 936 vested and were exercisable at the date of grant with 938 options vesting and becoming exercisable in each of the next three years. All options expire no later than ten years from the date of grant.

                 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

  As of December 31, 1996, 1995 and 1994, 1,454,904, 180,078 and 90,040,
respectively of the option shares were exercisable; options for 207,050 shares were exercised in 1996. None were exercised in 1995 or 1994.

  The Company applies APB Opinion 25 and related interpretations in accounting for its Stock Option Plans. In 1995, the Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") which, if fully adopted by the Company, would change the methods the Company applied in recognizing the cost of the Stock Option Plans. Adoption of the cost recognition provisions of SFAS 123 is optional and the Company has decided not to elect these provisions of SFAS 123. However, pro forma disclosures as if the Company adopted the cost recognition provisions of SFAS 123 in 1995 are required by SFAS 123 and are presented below:

                                                AS      PRO       AS       PRO
                                             REPORTED  FORMA   REPORTED   FORMA
                                             12/31/96 12/31/96 12/31/95  12/31/95
                                             -------- -------- --------  --------
SFAS 123 Charge............................   $   --   $  628  $    --   $     8
APB 25 Charge..............................   $   --   $   --  $    --   $    --
Net income (loss)..........................   $9,974   $9,560  $(1,299)  $(1,304)
Net income (loss) per average common share.   $ 0.81   $ 0.77  $ (0.21)  $ (0.21)

  The fair value of each stock option granted in 1996 when the Company was public is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0.0%; risk-free interest rates are 6.51% and 6.69%; the expected lives of options are 5 and 6 years; and volatility of 43.91% for all grants.

  The fair value of each stock option granted in 1995 when the Company was not public is estimated on the date of grant using the minimum value method of option pricing with the following assumptions: dividend yield of 0.0%; risk-free interest rate of 7.20%; and the expected lives of 5 years. In determining the "minimum value" SFAS 123 does not require the volatility of the Company's common stock underlying the options to be calculated or considered because the Company was not publicly-traded when the options were granted.

9. OTHER RELATED PARTY TRANSACTIONS:

  Pursuant to an agreement effective October 29, 1993, Berkshire Partners was entitled to receive $16,666 each month for five years for providing certain management and other consulting services (the "Berkshire Agreement"). The Berkshire Agreement was automatically renewable on an annual basis after the initial five year period upon agreement of the parties. The Berkshire Agreement was terminated upon the successful completion of the Company's initial public offering in May 1996.

  During December 1994, the Company appointed two independent directors. These two directors purchased 73,344 shares of the Company's Common Stock at the original cost of the Common Stock which was determined by the Board of Directors to be the fair market value of the Company's stock at that time. The two directors also each purchased approximately $67,000 of the Company's 9% Subordinated Notes.

  During February 1995, an officer of the Company purchased 9,166 shares of the Company's Common Stock at the original cost of the Common Stock and approximately $17,000 of the Company's 9% Subordinated Notes.

                 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

10. PROFIT SHARING PLAN:

  The Company has a defined contribution profit sharing plan that covers substantially all employees who qualify as to age and length of service. As of January 1, 1995, the Company included 401(k) provisions in this plan. In 1996 and 1995, the Company's contributions to the plan were based on one quarter of the first five percent of participant contributions plus a discretionary amount. In 1994, the Company's contribution was discretionary. The Company expensed contributions to the plan for the years ended December 31, 1996, 1995 and 1994 of $113,000, $66,000 and $60,000, respectively.

11. COMMITMENT AND CONTINGENCIES:

  Effective October 29, 1993, Trico Assets entered into an agreement with an unrelated company to provide management and operating services for certain lift boats. The agreement provides for management and incentive fees to be paid to the unrelated company based on percentages of gross monthly income and net operating income, respectively. Management fees of $979,000, $468,000 and $707,000 were included in direct vessel operating expenses for the years ended December 31, 1996, 1995 and 1994, respectively. Pursuant to the agreement, the operator has been granted a right of first refusal on any sale of the lift boats.

  In the ordinary course of business, the Company is involved in certain personal injury, pollution and property damage claims and related threatened or pending legal proceedings. Management, after review with legal counsel and insurance representatives, is of the opinion these claims and legal proceedings will be settled within the limits of the Company's insurance coverages. At December 31, 1996 and 1995, the Company has accrued a liability in the amount of $1,963,000 and $1,570,000, respectively, based upon the insurance deductibles that management believes it may be responsible for paying in connection with these matters. The amounts the Company will ultimately be responsible for paying in connection with these matters could differ materially in the near term from amounts accrued.

  On August 15, 1996, the Company entered into a five year contract with Petroleo Brasileiro S.A. ("Petrobras"), to build and operate an advanced "small water area twin hull" crew boat (the "SWATH vessel") which will be used to transport personnel to offshore platforms. On October 7, 1996, the Company entered into an agreement with a shipyard to construct the SWATH vessel. In addition, the Company is refurbishing and upgrading two additional supply vessels. The total cost of the three vessels, including equipment provided by the Company, is expected to be approximately $20,900,000. The Company expects the supply vessels to be completed and operations to commence in the first and third quarters of 1997. The Company expects the SWATH vessel to commence operations in the first quarter of 1998.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS:

  The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and valuation methodologies described below. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

                 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

  The carrying amounts of cash and cash equivalents approximate fair value due to the short-term nature of these instruments. The carrying amount of the revolving credit loan approximates fair value because it bears interest rates currently available to the Company for debt with similar terms and remaining maturities. At December 31, 1995, it was not practicable to estimate the fair value of the subordinated debt and accrued interest thereon since quoted prices are not readily available and valuation techniques would not be practicable due to the subordination and uncertainty regarding timing of repayment.

13. VESSEL ACQUISITIONS:

  On March 15, 1996, the Company acquired seven line handling vessels and a 40% interest in Walker, a marine operating company located in Brazil, for a combined price of $4,200,000. Walker owns an eighth line handling vessel and operates it and the seven other acquired vessels under long-term contracts with a customer located in Brazil. The acquisition has been accounted for by the purchase method of accounting. Of the purchase price, $3,565,000 has been allocated to the acquired vessels based upon their relative fair value, $270,000 has been allocated to the Company's investment in the stock of Walker with the remaining $365,000 allocated to goodwill. In addition to the purchase price above, $300,000 of contingent purchase price was paid on August 27, 1996 based upon the attainment by the Company of a certain contract to provide offshore marine services in Brazil. This amount has been recorded as additional goodwill.

  On May 22, 1996, the Company acquired for $11,000,000 all of the outstanding capital stock of HOS Marine Partners, Inc. ("HOS"), a special purpose company whose sole assets consist of four supply vessels. In addition to the purchase price, the Company recognized, in accordance with Statement of Financial Accounting Standards No. 109, a deferred income tax liability of $5,780,000 for the deferred tax consequences of the differences between the assigned values and the tax bases of the assets owned by HOS. The acquisition was accounted for using the purchase method of accounting and the results of operations from the date of acquisition are included on the accompanying consolidated financial statements.

  On September 30, 1996, the Company acquired from subsidiaries of OMI Corp. three supply vessels for $11,600,000. The Company borrowed $10,000,000 under the Bank Credit Facility to fund a portion of the purchase.

  On October 10, 1996, the Company acquired from Kim Susan, Inc. and affiliated companies seven supply vessels for approximately $32,000,000. The Company borrowed $30,500,000 under the Bank Credit Facility to fund a portion of the purchase.

  In December 1996, the Company purchased three supply vessels from a subsidiary of SEACOR Holdings, Inc. for $11,450,000 in cash. The acquisition was funded with borrowings under the Bank Credit Facility and cash generated from operations.

14. QUARTERLY FINANCIAL DATA (UNAUDITED):

        YEAR ENDED DECEMBER 31, 1996          FIRST   SECOND    THIRD   FOURTH
        ----------------------------          ------  -------  -------  -------
                                                  (DOLLARS IN THOUSANDS,
                                                EXCEPT PER SHARE AMOUNTS)
Revenues..................................... $8,384  $11,111  $13,390  $20,599
Operating income.............................  1,678    3,165    5,000    9,269
Income before extraordinary item.............    364    1,618    3,218    5,691
Extraordinary item...........................     --     (917)      --       --
Net income...................................    364      701    3,218    5,691
Income per average common share before
 extraordinary item..........................   0.06     0.14     0.21     0.36
Extraordinary item, net of tax...............     --    (0.08)      --       --
Net income per average common share
 outstanding.................................   0.06     0.06     0.21     0.36
        YEAR ENDED DECEMBER 31, 1995
        ----------------------------
Revenues..................................... $6,360  $ 5,792  $ 6,763  $ 7,783
Operating income (loss)......................    (38)    (234)     818    1,440
Net income (loss)............................   (671)    (703)    (129)     204
Net income (loss) per average common share
 outstanding.................................  (0.11)   (0.12)   (0.02)    0.03

15. SUBSEQUENT EVENTS:

  In January 1997, the Company entered into agreements with two companies to acquire seven supply vessels and one utility vessel for $36,200,000. The first transaction for the acquisition of five of the supply vessels and the utility vessel was completed on January 31, 1997, with the Company borrowing $22,000,000 under the Bank Credit Facility to fund a portion of the purchase price. The Company expects the acquisition of the other two supply vessels to be completed in the second quarter of 1997. The Company will borrow under its Bank Credit Facility to fund a portion of the purchase price.

  Effective February 7, 1997, the Company increased its Bank Credit Facility to $65,000,000.

  Effective June 9, 1997, the Board approved a 100% stock dividend. The financial statements have been restated to reflect all effects of this dividend, including all share amounts and per share amounts.

                  TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                                  SEPTEMBER 30,
                             ASSETS                                   1997
                             ------                               -------------
Current assets:
  Cash and cash equivalents......................................   $  3,508
  Accounts receivable, net.......................................     26,087
  Prepaid expenses and other current assets......................        837
                                                                    --------
    Total current assets.........................................     30,432
                                                                    --------
Property and equipment, at cost:
  Land and buildings.............................................      2,262
  Marine vessels.................................................    225,085
  Construction-in-progress.......................................     19,604
  Transportation and other.......................................      1,652
                                                                    --------
                                                                     248,603
Less accumulated depreciation and amortization...................     18,565
                                                                    --------
  Net property and equipment.....................................    230,038
                                                                    --------
Other assets, net................................................    17, 287
                                                                    --------
                                                                    $277,757
                                                                    ========
              LIABILITIES AND STOCKHOLDERS' EQUITY
              ------------------------------------
Current liabilities:
  Accounts payable...............................................   $  8,243
  Accrued expenses...............................................      9,264
                                                                    --------
    Total current liabilities....................................     17,507
                                                                    --------
Long-term debt...................................................    114,000
Deferred income taxes, net.......................................     17,497
                                                                    --------
    Total liabilities............................................    149,004
                                                                    --------
Commitments and contingencies
Stockholders' equity:
  Common Stock, $.01 par value, 40,000,000 shares authorized,
   issued 15,755,598 shares, outstanding 15,683,566 shares.......        158
  Additional paid-in capital.....................................     94,143
  Retained earnings..............................................     34,453
  Treasury stock, at par value, 72,032 shares....................         (1)
                                                                    --------
    Total stockholders' equity...................................    128,753
                                                                    --------
                                                                    $277,757
                                                                    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                 THREE MONTHS ENDED       NINE MONTHS ENDED
                                    SEPTEMBER 30,           SEPTEMBER 30,
                                ----------------------  ----------------------
                                   1996        1997        1996        1997
                                ----------  ----------  ----------  ----------
Revenues:
  Charter hire................. $   13,379  $   34,094  $   32,854  $   83,875
  Other vessel income..........         11          --          31           4
                                ----------  ----------  ----------  ----------
    Total revenues.............     13,390      34,094      32,885      83,879
                                ----------  ----------  ----------  ----------
Operating expenses:
  Direct labor and other
   operating expenses..........      5,931      11,168      16,314      28,388
  General and administrative...        839       1,425       2,224       4,157
  Amortization of marine
   inspection costs............        535         819       1,432       2,093
  Other........................         42          67         211         204
                                ----------  ----------  ----------  ----------
    Total operating expenses...      7,347      13,479      20,181      34,842
Depreciation expense...........      1,043       3,319       2,861       7,995
                                ----------  ----------  ----------  ----------
Operating income...............      5,000      17,296       9,843      41,042
Interest expense...............         50       2,163       1,710       3,677
Amortization of deferred
 financing costs...............         30         109         217         144
Gain on sale of assets.........       ----          (2)         (7)       (255)
Other income, net..............        (31)        (54)        (65)       (134)
                                ----------  ----------  ----------  ----------
Income before income taxes and
 extraordinary items...........      4,951      15,080       7,988      37,610
Income tax expense.............      1,733       5,279       2,788      13,164
                                ----------  ----------  ----------  ----------
Income before extraordinary
 items.........................      3,218       9,801       5,200      24,446
Extraordinary items............         --          --        (917)         --
                                ----------  ----------  ----------  ----------
Net income..................... $    3,218  $    9,801  $    4,283  $   24,446
                                ==========  ==========  ==========  ==========
Weighted average common shares
 and equivalents outstanding... 15,039,660  16,946,275  11,171,074  16,888,569
                                ==========  ==========  ==========  ==========
Earnings per common share
 outstanding:
  Income before extraordinary
   items....................... $     0.21  $     0.58  $     0.46  $     1.45
  Extraordinary items..........         --          --       (0.08)         --
                                ----------  ----------  ----------  ----------
    Net income................. $     0.21  $     0.58  $     0.38  $     1.45
                                ==========  ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                  TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                           -------------------
                                                             1996      1997
                                                           --------  ---------
Cash flows from operating activities:
  Net income.............................................. $  4,283  $  24,446
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Depreciation and amortization.........................    4,556     10,232
    Extraordinary charge..................................    1,411         --
    Deferred income taxes.................................    2,294      8,096
    Interest on subordinated debt.........................      461         --
    Amortization of senior note discount expense..........       --         14
    Gain on sale of assets, net...........................       (7)      (255)
    Provision for doubtful accounts.......................      100         90
    Equity in loss of affiliate...........................       --        120
  Changes in operating assets and liabilities:
    Accounts receivable...................................   (3,329)    (9,204)
    Prepaid expenses and other current assets.............     (530)      (246)
    Accounts payable and accrued expenses.................     (756)     8,534
  Other, net..............................................   (1,124)      (745)
                                                           --------  ---------
      Net cash provided by operating activities...........    7,359     41,082
                                                           --------  ---------
Cash flows from investing activities:
  Purchases of property and equipment.....................  (29,183)  (119,545)
  Deferred marine inspection costs expenses...............   (1,300)    (8,889)
  Proceeds from sales of assets...........................       27      1,121
  Investment in unconsolidated affiliate..................   (1,251)      (370)
                                                           --------  ---------
    Net cash used in investing activities.................  (31,707)  (127,683)
                                                           --------  ---------
Cash flows from financing activities:
  Proceeds from issuance of Common Stock, net of
   registration expenses..................................   48,394        327
  Proceeds from issuance of long-term debt................   16,169    142,928
  Repayment of long-term and subordinated debt............  (38,929)   (50,500)
  Deferred financing costs and other......................     (626)    (3,693)
                                                           --------  ---------
    Net cash provided by financing activities.............   25,008     89,062
                                                           --------  ---------
Net increase in cash......................................      660      2,461
Cash and cash equivalents at beginning of period..........    1,117      1,047
                                                           --------  ---------
Cash and cash equivalents at end of period................ $  1,777  $   3,508
                                                           ========  =========
Supplemental information:
  Income taxes paid....................................... $      2  $   2,453
                                                           ========  =========
  Interest paid........................................... $  4,445  $   2,002
                                                           ========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. FINANCIAL STATEMENT PRESENTATION:

  The consolidated financial statements for the Company included herein are unaudited but reflect, in management's opinion, all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of the nature of the Company's business. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the full fiscal year or any future periods. The financial statements included herein should be read in conjunction with the financial statements and notes thereto included in the Company's consolidated financial statements for the year ended December 31, 1996.

  Certain prior period amounts have been reclassified to conform with the presentation shown in the interim consolidated financial statements. These reclassifications had no effect on net income, total stockholders' equity or cash flows.

2. BANK CREDIT AGREEMENTS:

  Effective February 7, 1997, the Company increased its agreement with its bank lenders (the "Bank Credit Facility") to $65,000,000. On July 16, 1997 the Company extended the maturity date of the Bank Credit Facility to July 31, 2003, extended the revolving portion of the Bank Credit Facility to July 31, 1999 and amended certain covenants, including restrictions on additional indebtedness, which permitted the issuance of $110,000,000 of 8 1/2% Senior Notes due August 1, 2005 (See Note 5).

3. ACQUISITIONS:

  In January 1997, the Company entered into agreements with two companies to acquire seven supply vessels and one utility vessel for $36,200,000. The first transaction for the acquisition of five of the supply vessels and the utility vessel was completed on January 31, 1997, with the Company borrowing $22,000,000 under the Bank Credit Facility to fund a portion of the purchase price. The second transaction for two supply vessels was completed with the acquisition of the first vessel on June 25, 1997 and the second vessel on July 3, 1997. The Company borrowed $8,000,000 under its Bank Credit Facility to fund a portion of the purchase price of the two vessels.

  In June 1997 the Company entered into an agreement to acquire 12 supply vessels for $69,000,000. Eleven of the vessels were acquired for a total of $62,000,000 on July 21, 1997. The purchase was funded with a portion of the proceeds of the Company's $110,000,000 of 8 1/2% Senior Notes issued July 21, 1997. The Company acquired the twelfth vessel on October 29, 1997, with the Company borrowing $4.5 million under the Bank Credit Facility to fund a portion of the purchase.

4. AUTHORIZED SHARES AND STOCK SPLIT:

  On May 22, 1997, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 15 million to 40 million (the "Amendment"). A two-for-one split of the Company's common stock in the form of a 100% stock dividend that was previously declared by the Company's Board of Directors subject to approval of the Amendment by the Company's stockholders, was paid on June 9, 1997. The financial statements have been restated to reflect all effects of this stock split, including all share amounts and per share data.

                 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)

5. SENIOR NOTES:

  On July 21, 1997 the Company issued $110,000,000 of 8 1/2% Senior Notes due 2005 (the "Notes"). The Notes are unsecured and are guaranteed by the Company's principal subsidiaries, Trico Marine Assets, Inc. and Trico Marine Operators, Inc. Interest is payable semi-annually on February 1 and August 1 of each year commencing February 1, 1998. Except in certain circumstances, the Notes may not be prepaid until August 1, 2001 at which time they may be redeemed, at the option of the Company, in whole or in part, at a redemption price equal to 104.25% plus accrued and unpaid interest, with the redemption price declining ratably on August 1 of each of the succeeding three years. No sinking fund payments are required on the Notes until their final maturity.

  The Notes contain certain covenants that, among other things, limit the ability of the Company to incur additional indebtedness, pay dividends or make other distributions, create certain liens, sell assets, or enter into certain mergers or acquisitions. The proceeds received from the Notes were $106,419,000, net of underwriting discounts of $3,581,000. Of the proceeds, the Company used $62,000,000 to purchase 11 supply boats and $44,419,000 to repay amounts outstanding under the Bank Credit Facility.

  Separate financial statements of Trico Marine Assets, Inc. and Trico Marine Operators, Inc. (the "Subsidiary Guarantors") are not included in this report because (a) the Company is a holding company with no assets or operations other than its investments in its subsidiaries, (b) the Subsidiary Guarantors constitute all of the Company's direct and indirect subsidiaries (other than insignificant subsidiaries), (c) the aggregate assets, liabilities, earnings and equity of the Subsidiary Guarantors are substantially equivalent to the assets, liabilities, earnings and equity of the Company on a consolidated basis, (d) the Subsidiary Guarantors have jointly and severally guaranteed the Company's obligations under the notes on a full and unconditional basis (subject to a standard fraudulent conveyance savings clause) and (e) management has determined that separate financial statements and disclosures concerning the Subsidiary Guarantors are not material to investors.

6. NEW ACCOUNTING STANDARDS:

  In February 1997, the Financial Accounting Standards Board issued two Statements of Financial Accounting Standards, Statement No. 128 "Earnings Per Share" and Statement No. 129 "Disclosure of Information About Capital Structure," both effective for financial statements issued for periods ending after December 15, 1997. In June 1997, the Financial Accounting Standards Board issued two Statements of Financial Accounting Standards, Statement No. 130 "Reporting Comprehensive Income" and Statement No. 131 "Disclosures about Segments of an Enterprise and Related Information," both effective for fiscal years beginning after December 15, 1997. Management believes adoption of these statements will have a financial statement disclosure impact only and will not have a material effect on the Company's financial position, operations or cash flows.

7. SUBSEQUENT EVENTS:

  On October 7, 1997, the Company made an offer to purchase all of the outstanding shares of Saevik Supply ASA of Norway ("Saevik"). Saevik provides marine support services to the oil and gas industry operating 17 vessels in the Norwegian and United Kingdom sectors of the North

                 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

                                  (UNAUDITED)
Sea. The offer was made for 165 Norwegian Kroner per share, or approximately $23.35 per share, based on exchange rates in effect on the day of the offer. The total purchase price is expected to be approximately $289 million for all shares.

  Saevik's Board of Directors has recommended that shareholders accept the offer and formal offering documents were sent to Saevik's shareholders on October 27, 1997. Trico has already received irrevocable and binding commitments from holders of 19.18% of the shares to sell at the offer price. Closing of the transaction is expected to occur in December 1997.

                         INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Stockholders

Saevik Supply ASA

  We have audited the accompanying consolidated balance sheet of Saevik Supply ASA and subsidiaries as of December 31, 1996 and the related consolidated statements of earnings and cash flows for the year ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with auditing standards generally accepted in Norway, such standards are substantially equivalent to auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Saevik Supply ASA and subsidiaries, as of December 31, 1996 and the results of its operations and its cash flows for the year ended December 31,1996, in conformity with generally accepted accounting principles in Norway.

  Accounting principles generally accepted in Norway vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for the year ended December 31, 1996 and stockholders' equity as of December 31, 1996 to the extent summarised in Note 21 to the consolidated financial statements.

Aalesund, March 6, 1997
KPMG as

Gerd Leira
State Authorised Public Accountant (Norway)

                               SAEVIK SUPPLY ASA

                           CONSOLIDATED BALANCE SHEET

                                                        BALANCE AT   BALANCE AT
                                                       DECEMBER 31, DECEMBER 31,
                     ASSETS                      NOTE      1996         1996
                     ------                      ----- ------------ ------------
                                                                       (US $
                                                                    SEE NOTE 2)
Bank deposits...................................    11 293,698,968   41,212,232
Trade debtors...................................     7   8,855,925    1,242,675
Other short term receivables....................     7   4,552,572      638,823
                                                       -----------   ----------
  Total current assets..........................       307,107,465   43,093,730
                                                       -----------   ----------
Other long term receivables.....................    14     314,035       44,066
                                                       -----------   ----------
Long term receivables...........................           314,035       44,066
                                                       -----------   ----------
Ships........................................... 9, 19 307,355,100   43,128,477
Furniture and equipment.........................     9     185,700       26,058
                                                       -----------   ----------
Operating assets................................       307,540,800   43,154,535
                                                       -----------   ----------
  Total fixed assets............................       307,854,835   43,198,601
                                                       -----------   ----------
  Total assets..................................       614,962,300   86,292,331
                                                       ===========   ==========
      LIABILITIES AND SHAREHOLDERS' EQUITY                 1996
      ------------------------------------             ------------
Suppliers.......................................         4,754,703      667,186
VAT, withheld taxes etc. due....................         1,362,844      191,236
Other short term liabilities....................    12   3,557,586      499,205
                                                       -----------   ----------
  Total short term liabilities..................         9,675,133    1,357,627
                                                       -----------   ----------
Mortgage loan...................................    13 270,834,210   38,003,818
Other long term liabilities.....................    14     191,874       26,925
Deferred taxes..................................     5   6,153,702      863,496
                                                       -----------   ----------
  Total long term liabilities...................       277,179,786   38,894,239
                                                       -----------   ----------
Minority interests..............................     6  17,459,670    2,449,964
                                                       -----------   ----------
Share capital...................................    15  77,821,490   10,920,015
Other shareholders' equity......................    15 232,826,221   32,670,486
                                                       -----------   ----------
  Total shareholders' equity....................       310,647,711   43,590,501
                                                       -----------   ----------
  Total liabilities and shareholders' equity....       614,962,300   86,292,331
                                                       ===========   ==========
Mortgages etc. .................................    18 307,540,800   43,154,535
                                                       -----------   ----------
Guarantees etc. ................................    18   5,832,500      818,424
                                                       -----------   ----------

          The accompanying notes are an integral part of the accounts.

                               SAEVIK SUPPLY ASA

                       CONSOLIDATED STATEMENT OF EARNINGS

                                                      FOR THE YEAR  FOR THE YEAR
                                                         ENDED         ENDED
                                                      DECEMBER 31,  DECEMBER 31,
                                                NOTE      1996          1996
                                                ----- ------------  ------------
                                                                      (U.S. $
                                                                    SEE NOTE 2)
Freight income.................................     3  55,783,396     7,827,600
Other income...................................           207,024        29,050
                                                      -----------    ----------
    Total operating income.....................        55,990,420     7,856,650
                                                      -----------    ----------
Crew expenses.................................. 3, 19  14,205,933     1,993,395
Other operating expenses ships.................     3  10,399,579     1,459,283
Administration expenses........................    17   2,318,697       325,362
                                                      -----------    ----------
    Total operating expenses...................        26,924,209     3,778,040
                                                      -----------    ----------
Operating income before depreciation...........        29,066,211     4,078,610
                                                      -----------    ----------
Depreciation................................... 3, 19  15,838,047     2,222,416
                                                      -----------    ----------
Operating income...............................        13,228,164     1,856,194
                                                      -----------    ----------
Finance income.................................     4   1,829,917       256,776
Finance expenses...............................     4  13,215,272     1,854,384
                                                      -----------    ----------
Net finance items..............................     4 (11,385,355)   (1,597,608)
                                                      -----------    ----------
Income before taxes............................         1,842,809       258,586
                                                      -----------    ----------
Taxes..........................................           723,446       101,515
                                                      -----------    ----------
Income for the year............................         2,566,255       360,101
                                                      -----------    ----------
Minority interests.............................     6     694,955        97,517
                                                      -----------    ----------
Income for the year for the group..............         3,261,210       457,618
                                                      -----------    ----------
Transfers and year end provisions:
  Transferred to legal reserve.................           871,211       122,250
  Transferred to/from general reserve..........         2,389,999       335,368
                                                      -----------    ----------
    Total......................................         3,261,210       457,618
                                                      ===========    ==========

          The accompanying notes are an integral part of the accounts.

                               SAEVIK SUPPLY ASA

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                     FOR THE YEAR  FOR THE YEAR
                                                        ENDED         ENDED
                                                     DECEMBER 31,  DECEMBER 31,
                                                         1996          1996
                                                     ------------  ------------
                                                                      (US $
                                                                   SEE NOTE 2)
Cash flow from operating activities
  Net cash flow from operating activities *.........   17,680,856    2,481,001
  Changes in debtors and suppliers..................      855,240      120,008
  Changes in other accruals.........................   27,264,797    3,825,833
                                                     ------------  -----------
    Net cash flow from operating activities.........   45,800,893    6,426,842
Cash flow from investing activities
  Investments in fixed assets....................... (150,478,904) (21,115,401)
                                                     ------------  -----------
    Net cash flow from investing activities......... (150,478,904) (21,115,401)
Cash flow from financing activities
  Increase in debt (long and short term)............   98,589,605   13,834,225
  Repayment of existing loans.......................  (10,933,088)  (1,534,146)
  Increase in equity................................  303,803,484   42,630,111
                                                     ------------  -----------
    Net cash flow from financing activities.........  391,460,001   54,930,190
Net change in cash and cash equivalents.............  286,781,990   40,241,631
Cash and cash equivalents at 01.01. ................    6,916,978      970,600
                                                     ------------  -----------
    Cash and cash equivalents at 12.31. ............  293,698,968   41,212,231
                                                     ------------  -----------
This figure is as follows:
  Result before taxes...............................    1,842,809      258,585
  Ordinary depreciation.............................   15,838,047    2,222,416
                                                     ------------  -----------
    *Net cash flow from operating activities........   17,680,856    2,481,001

                               SAEVIK SUPPLY ASA

                        NOTES TO THE ACCOUNTS FOR 1996


NOTE 1. COMPANY BACKGROUND

 The establishment of the company

  Saevik Supply AS was founded October 25, 1996. The founder and sole shareholder was Per Saevik. The company was founded immediately before, and as a preliminary part of, the planned division in Saevik Supply Management AS and the following recapitalization of Saevik Supply AS.

  On November 6, 1996 the decision was made to demerge Saevik Supply Management AS, in order to transfer the company's supply-ship activities to Saevik Supply AS. The transfer, was recorded at the book values and the related tax bases of Saevik Supply Management AS' investments, direct and indirect, in three ship-owning companies, plus other assets and liabilities related to the operations. In Saevik Supply AS the transaction was discussed during an extraordinary general meeting the same day. The share capital was resolved to be increased to NOK 14.185.210 ($1,990,488) by transferring funds from the legal reserve and the general reserve.

 The issue of shares

  At an extraordinary general meeting November 7, 1996, shares were issued towards a limited number of investors according to an agreement, thereby increasing the share capital by NOK 60 mill. ($8.4 mill.) to NOK
74,185,210 ($10,409,768).

  The shares, with nominal value NOK 10 ($1.40),- per share, were issued at NOK 50 ($7.02), per share, leading to a cash infusion of NOK 300 mill. ($42.1 mill.)

  At the same extraordinary general meeting the decision was made to convert Saevik Supply AS into an ordinary limited liability company.

 The authorisation of the board of directors

  During the extraordinary general meeting November 7, 1996, the board of directors of Saevik Supply was authorised to issue up to 1.5 mill. new shares, at terms further specified, to allow Saevik Supply to become sole owner, directly or indirectly, of the three ships in which the company was given shares upon the demerger of Saevik Supply Management AS. According to the authorisation, the company took over a 34.28% share of Northern Gambler KS from Ulstein Industrier AS in December 1996 against the issue of 363,628 shares. To this end, decisions to carry out the necessary mergers in 1997 have been made.

  At an extraordinary general meeting January 20, 1997, the board of directors was given the authorisation to issue an additional 1 mill. shares, of which 238,095 were issued in connection with the acquisition of M/S Sira Odin.

 Contracts to buy ships

  On November 1, 1996, the company entered into an agreement to buy 12 supply ships from Viking Supply Ships AS, plus all shares in Viking Management AS, the Viking group's company operating the supply ships.

  The purchase price was set at NOK 950 ($133.3) mill. The payment for operational equipment and working capital in Viking Management AS was added to this amount. The agreement was implemented January 15. 1997, upon which date all 12 ships were transferred.

  Furthermore, on December 17, 1996, the company made an agreement with KS Sira PV to buy M/S Sira Odin at NOK 40 mill. ($5.6 mill.). The purchase was carried out and the ship transferred January 29, 1997.

                               SAEVIK SUPPLY ASA

2. ACCOUNTING PRINCIPLES

 Consolidating principles

  The consolidated accounts include the parent company Saevik Supply ASA and all subsidiaries specified in note 8 and note 20.

  Saevik Supply ASA is a continuation of the supply activities which were demerged from Saevik Supply Management AS. The demerger has been accounted for as entities "under common control" therefore the 1996 consolidated financial statemens include the full year's results of operations for the demerged supply activities.

  In the consolidated accounts all internal profit and loss items, balance sheet items and intercompany transactions have been eliminated.

  Purchase prices for shares and investments in subsidiaries have been eliminated against the subsidiary's shareholders' equity at the takeover date or establishing date in consolidation.

 Investments in limited partnerships

  All investments in limited partnerships have been included in the company's accounts according to the gross method. This means that Saevik Supply ASA's investment in these companies' assets and liabilities and operations have been included in the respective balance sheet and profit and loss accounts of Saevik Supply ASA. The purchases of limited partnership investments in 1996 have been added to the ships' value. A list of limited partnership investments is shown in note 8.

  In the group accounts the investments taken over through a combining of entities under common control have been included in the Financial Statements for the full year of 1996. Investments accounted for as purchase acquisitions are included from the date of purchase.

  The minority's share of the results of operations and shareholders' equity is shown separately. Balance sheet items and profit and loss items between the respective limited partnerships/subsidiaries and Saevik Supply ASA have been eliminated.

 Depreciation on ships

  Fully owned ships and investments in ships owned by limited partnerships have been included in the balance sheet at cost less accumulated depreciation. The straight line method has been applied for ordinary depreciation. Refer to note 9.

 Contracting grant

  Contracting grants paid in 1996 have reduced the book basis of the ship to which the contracting grant relates by the amount of the grant.

 Pension expenses and pension commitments

  Pensions and pension commitments are fully booked in the consolidated balance sheet. The company will introduce the Norwegian Accounting Standard for pensions in 1997. According to this accounting standard the company's pension scheme must be treated as a defined benefit plan. The company has two pension schemes which include a total of 51 persons. The implementation effect of the new standard is taken account of in the balance sheet as of December 31, 1996. The resulting effect, if the standard had been fully implemented in 1996, would have resulted in a credit to income of NOK 161,596 ($22,675).

                               SAEVIK SUPPLY ASA

 Maintenance expenses

  The company has a continuing maintenance and classification program for machines, equipment and hull. The company expenses and accrues in advance for such periodic expenses on a regular basis.

 Tax charged and deferred tax

  The related limited partnerships which have been included according to the gross method, are in the process of being changed to limited companies. This change will be completed as soon as the creditor notification period for dissolution of unlimited partnerships is over.

  For tax purposes this change will be made with retroactive effect, such that the related companies will be taxable under the new Shipping Tax Act for the fiscal year 1996.

  The parent company Saevik Supply ASA is not covered by the new shipping taxation scheme, however its operating subidiaries are covered by the new Shipping Tax Act.

  In January 1997, the Norwegian Accounting Standards Board issued a statement relating to the treatment of deferred tax when entering into the new Shipping Tax Act. This statement allows for a present value calculation of deferred tax obligations when entering into the scheme. The statement does not supply practical regulations for the present value calculation of deferred tax.

  The calculation must be based on an estimate of when untaxed equity will become taxable.

  The company's objectives over time are to:

    . adapt to the particular and general regulations for taxation of ships

    . be a supply ship company

    . as a general rule, pay dividends on the year's results

  It is expected, in spite of the company's current compliance with the new shipping tax scheme, that the company over a period of 20 years will reverse part of the temporary differences when assets are sold and dividends repatriated to the Parent Company.

  Based on the above, the company has estimated the present value of deferred taxes assuming that the present day tax rate of 28% will be discounted by 8% over 20 years. This will give an applied tax rate of approximately 6%.

  We also refer to note 5.

 Foreign Currency

  These financial statements are presented in Norweigian krone (NOK) and in US dollars ($), solely for the convenience of the reader, at the exchange rate of NOK 7.1265=US$1, the noon buying rate in New York City for cable transfers in Norwegian krone as certified for customs purposes by the Federal Reserve Bank of New York on October 24, 1997 in accordance with Securities and Exchange Commission Regulation S-X Rule 3-20. This presentation has not been translated in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." No representation is made that the Norwegian krone amounts have been, or could be converted into US dollars at that or any other rate of exchange.

                               SAEVIK SUPPLY ASA

3. OPERATING RESULTS OF SHIPS

  In 1996 the operating expenses and income for the two types of ships, anchor handling ships (AHTS) and platform ships (PSV), were as follows:

                                      AHTS       PSV       TOTAL       TOTAL
                                   ---------- ---------- ---------- -----------
                                                                       (US $
                                                                    SEE NOTE 2)
Freight income.................... 23,975,413 32,015,007 55,990,420  7,856,650
Crew expenses.....................  7,255,525  6,950,408 14,205,933  1,993,395
Other operating expenses ships....  5,864,671  4,534,908 10,399,579  1,459,283
                                   ---------- ---------- ----------  ---------
Operating income ships before
 depreciation..................... 10,855,217 20,529,691 31,384,908  4,403,972
                                   ---------- ---------- ----------  ---------
Ordinary depreciation ships.......  4,391,628 11,430,519 15,822,147  2,220,185
                                   ---------- ---------- ----------  ---------
Operating income ships............  6,463,589  9,099,172 15,562,761  2,183,787
                                   ---------- ---------- ----------  ---------

4. FINANCE ITEMS

                                                             1996       1996
                                                          ---------- -----------
                                                                        (US $
                                                                     SEE NOTE 2)
      Interest income bank and securities................  1,799,770    252,546
      Other finance income...............................     30,147      4,230
                                                          ----------  ---------
        Total finance income.............................  1,829,917    256,776
                                                          ----------  ---------
      Interest expenses.................................. 12,568,410  1,763,616
      Other finance expenses.............................    646,862     90,768
                                                          ----------  ---------
        Total finance expenses........................... 13,215,272  1,854,384
        Net finance expenses............................. 11,385,355  1,597,608
                                                          ----------  ---------

5. TAX TREATMENT

  The related limited partnerships which have been included according to the gross method, are in the process of being changed to limited companies. This change will be completed as soon as the creditors notification period for dissolution of limited partnerships is over. For tax purposes, this change will be made with retroactive effect such that the related companies will be taxable under the new Shipping Tax Act. The parent company, Saevik Supply ASA is not covered by the new shipping taxation. In January 1997, the Norwegian Accounting Standards Board issued a statement relating to the treatment of deferred taxes for entering into the new scheme. The statement does not contain practical regulations for calculating present day value of deferred taxes.

  The calculation must be based on an estimate of when untaxed equity will become taxable.

  The company's objectives over time are to:

  -- adapt to the particular and general regulations for taxation of ships

  -- be a supply ship company

  -- as a general rule, pay dividends on the year's result

  It is expected, in spite of the company's current compliance with the new shipping tax scheme, that the company over a period of 20 years will reverse part of the temporary differences when assets are sold and dividends repatriated to the Parent Company.

                               SAEVIK SUPPLY ASA

  Based on the above the company has, estimated the present value of deferred taxes, assuming that the present day tax rate of 28% will be discounted by 8% over 20 years. This will give an applied tax rate of approximately 6%.

  Deferred tax liability in the consolidated accounts amounts to 6% of the account for untaxed income in subsidiaries which has arisen from the transition to new Shipping Tax Act.

                                                                      12/31/96
                                                                     -----------
                                                                        (US $
                                                                     SEE NOTE 2)
Account for untaxed income.............................. 102,561,700 14,391,595
6% deferred taxes.......................................   6,153,702    863,496
                                                         ----------- ----------
  Untaxed equity........................................  96,407,998 13,528,099
                                                         ----------- ----------

6. MINORITY INTERESTS

  The minority interests 12.31.96 were as follows:

            46,10%................... Saevik Offshore KS
            37,62%................... Northern Gambler KS
            35,11%................... Gullbas AS

7. TRADE DEBTORS

  Trade debtors and other receivables have been valued at nominal value. The company does not have any need to record a bad debt provision.

8. OTHER INVESTMENTS IN LIMITED PARTNERSHIPS (PARENT COMPANY)

                                     INCOME
                             %       (LOSS)     CURRENT               SHORT TERM   LONG TERM   UNCALLED
        COMPANY          OWNERSHIP BEFORE TAX    ASSETS      SHIPS    LIABILITIES LIABILITIES  CAPITAL
        -------          --------- ----------  ---------- ----------- ----------- ----------- ----------
Saevik Offshore KS......   43,91   13,025,413   2,933,870  60,237,660  2,620,081   45,464,265 11,557,991
KS AS Gullbas...........   63,90    3,088,442   4,476,829  30,234,525  1,131,205   22,627,494 14,184,623
Northern Gambler KS.....   34,28      (45,298)  3,609,769  49,445,300  1,119,262   34,575,463 10,969,600
                           -----   ----------  ---------- -----------  ---------  ----------- ----------
  Total.................           16,068,557  11,020,468 139,917,485  4,870,548  102,667,222 36,712,214
                           =====   ==========  ========== ===========  =========  =========== ==========
  Total (US $ See Note
   2)...................            2,254,761   1,546,408  19,633,409    683,441   14,406,401  5,151,507
                           =====   ==========  ========== ===========  =========  =========== ==========

  The share in Northern Gambler KS has been included from the acquisition date December 9, 1996.

9. SHIPS AND OTHER FIXED ASSETS (GROUP)

                          DEPRECIATION  PURCHASE                          ACCUMULATED  BOOK VALUE    ORDINARY
                             RATES     COST 01.01.  ADDITIONS  REDUCTIONS DEPRECIATION PR. 12.31.  DEPRECIATION
                          ------------ ----------- ----------- ---------- ------------ ----------- ------------
Other operating assets..     20-30%        711,691      80,657      0         606,648      185,700      15,900
Directly owned ships....      6,77%     59,100,000  11,508,828      0       4,391,628   66,217,200   4,391,628
Investment in limited
 partnership ships......         8%    113,679,000 138,889,419      0      11,430,519  241,137,900  11,430,519
                             -----     ----------- -----------    ---      ----------  -----------  ----------
 Total fixed assets.....               173,490,691 150,478,904      0      16,428,795  307,540,800  15,838,047
                             =====     =========== ===========    ===      ==========  ===========  ==========
 Total fixed assets
  (US $ See Note 2).....                24,344,445  21,115,401      0       2,305,311   43,154,535   2,222,416
                             =====     =========== ===========    ===      ==========  ===========  ==========

                               SAEVIK SUPPLY ASA

INVESTMENTS IN AND SALE OF FIXED ASSETS (NOK 1.000)

                                                       1996
                                                   ------------
                                                   INVEST. SALE
                                                   ------- ----
         Machines and furniture...................      81   0
         Ships.................................... 150,398   0
                                                   ------- ---
           Total.................................. 150,479   0
                                                   ======= ===
           Total US $ in thousands See Note 2..... $21,115   0
                                                   ======= ===

  January 1, 1997 a contract had been entered into with Viking Supply Ships A.S. to purchase 12 supply ships for delivery on January 15, 1997. The contract price was NOK 950 mill. ($133.3 mill.). A contract had also been entered into with KS Sira PSV relating to the purchase of M/S Sira Odin, to be delivered in January 1997. The contract price was NOK 40 mill. ($5.6 mill.).

10. LOANS AND SECURITY

  The group companies have not given loans to or pledged security for any persons as defined in the Companies' Act (S)12-10. Nor have the group companies given loans or pledged security for employees' loans.

11. BANK DEPOSIT

  Withheld employee taxes totalling NOK 603,532 ($84,688) are restricted funds which are deposited on a separate bank account and are included in bank deposits.

12. SHORT TERM LIABILITIES

  Other short term liabilities include the following:

                                            1996       1996
                                          --------- -----------
                                                       (US $
                                                    SEE NOTE 2)
         Expenses accrued................ 2,250,711  $315,823
         Interest accrued................ 1,306,875   183,382
                                          ---------  --------
           Total......................... 3,557,586  $499,205
                                          =========  ========

13. LONG TERM LOANS

  Long term loans are as follows:

                                           1996        1996
                                        ----------- -----------
                                                       (US $
                                                    SEE NOTE 2)
         Mortgage loan................. 270,834,210 $38,003,818

  Other long term liabilities consist entirely of pension commitments.

                            1997       1998       1999       2000       2001
                         ---------- ---------- ---------- ---------- ----------
Repayment plan mortgage
 loan................... 24,333,000 24,333,000 25,333,000 26,333,333 44,033,000
US $ See Note 2......... $3,414,439 $3,414,439 $3,554,760 $3,695,128 $6,178,769

  The repayment plan takes into account that M/S Gullbas, M/S Northern Gambler and M/S Northern Clipper with their related mortgages will be transferred 100% to the fully owned subsidiary Saevik Shipping AS in the second quarter of 1997.

14. PENSIONS AND PENSION COMMITMENTS

  Pensions and pension commitments are fully booked in the parent company. The company will introduce the Norwegian Accounting Standard for pensions in 1997. According to this accounting

                               SAEVIK SUPPLY ASA
standard the company's pension scheme must be treated as a defined benefit plan. The company has two pension schemes which include a total of 51 persons. The implementation effect of the standard is taken account of in the balance sheet 12.31.1996.

  Reconciliation of the funding status of the pension scheme December 31. compared to balance sheet figures:

                                      SCHEME 1 SCHEME 2    TOTAL       TOTAL
                                      -------- --------  ---------  -----------
                                                                       (US $
                                                                    SEE NOTE 2)
Estimated pension commitment......... 674,513   431,908  1,106,421   $155,254
Pension funds (at market value)...... 506,350   707,136  1,213,486    170,278
                                      -------  --------  ---------   --------
Difference between pension
 commitments and funds............... 168,163  (275,228)  (107,065)   (15,024)
Social security fees.................  23,711   (38,807)   (15,096)    (2,118)
                                      -------  --------  ---------   --------
  Under/(over) funding............... 191,874  (314,035)  (122,161)  $(17,142)
                                      =======  ========  =========   ========

  Overfunding is shown as an asset in the balance sheet.

FINANCIAL ASSUMPTIONS:

      Discount rate.......................................................  7.0%
      Estimated salary increase/pension increase..........................  3.3%
      Regulation of the basic National Insurance amount...................  3.3%
      Expected return on funds............................................  8.0%
      Social security fees................................................ 14.1%

  The actuarial assumptions reflect the demographic factors of the employees in the plan and reductions in the number of employees. The criteria most commonly used in the insurance industry have been applied.

15. SHAREHOLDERS' EQUITY

  The consolidated share capital consists of 7,782,149 shares of NOK 10 ($1.403) each.

                                                                      (US $
                                                                   SEE NOTE 2)
Shareholders' equity 1.1.1996........................    (563,460) $   (79,065)
New capital (less share issue expenses).............. 303,803,484   42,630,111
Result of the year...................................   3,261,210      457,618
Consolidating effect of limited partnerships*........   4,146,477      581,837
                                                      -----------  -----------
Shareholders' equity 12.31.1996...................... 310,647,711  $43,590,501
                                                      ===========  ===========

--------
(*) Relates to step by step acquisition of limited partnership. As the company's holdings are more than 50 percent at December 31, 1996 the balance sheet are consolidated 100 percent. In the Profit and Loss account proportional consolidation method is used until the total holdings has become more than 50%.

  According to the intentions at the time the company was established, 1,500,000 shares will be issued in the second quarter of 1997 as a part of the process in which the company, through its subsidiary Saevik Shipping AS, will own 100% of M/S Gullbas, M/S Northern Clipper and M/S Northern Gambler.

16. REMUNERATION ON EMPLOYMENT TERMINATION

  For the managing director there is a mutual termination period of 12 months with full salary during the termination period. Additionally, the managing director is entitled to full salary for a further 6 months if immediate resignation is demanded.

                               SAEVIK SUPPLY ASA

17. RELATED PARTIES

  Per Saevik owns 18.23% of the shares in Saevik Supply ASA 12.31.1996. A rental contract has been entered into with Havgapet A/S for office premises, totalling 128 m2 in Fosnavag. Havgapet A/S is owned by Per Saevik and his close family. Annual rent is NOK 104,000 ($14,593). The rental terms are considered to be market prices.

18. MORTGAGES AND GUARANTEES

                                                           1996        1996
                                                        ----------- -----------
                                                                       (US $
                                                                    SEE NOTE 2)
      Book liabilities secured by mortgage............. 270,834,210 $38,003,818
                                                        ----------- -----------
      Book value of assets pledged as security
        Ships.......................................... 307,355,100  43,128,477
        Furniture and equipment........................     185,700      26,058
                                                        ----------- -----------
          Total........................................ 307,540,800 $43,154,535
                                                        =========== ===========

  The parent company has a guarantee commitment of NOK 2,076,630 ($291,395) for the general partner Northern Gambler AS' share of uncalled authorised capital, and a guarantee commitment of NOK 2,632,500 ($369,396) for the general partner Saevik Offshore AS' part of uncalled authorised capital in the limited partnerships.

19. GOVERNMENT GRANTS

                                                            1996       1996
                                                         ---------- ----------
                                                                      (US $
                                                                     SEE NOTE
                                                                        2)
      Government grant to secure work for Norwegian
       seamen...........................................  2,400,908 $  336,899
      Contracting grant for building ships
        Booked as a reduction of capitalised value...... 12,975,000  1,820,669
                                                         ---------- ----------
          Total Government grants....................... 15,375,908 $2,157,568
                                                         ========== ==========

20. SHARES IN SUBSIDIARIES

                                          NUMBER
                       SHARE   COMPANY'S    OF    NOMINAL   BOOK
       COMPANY        CAPITAL OWNERSHIP % SHARES   VALUE    VALUE   BOOK VALUE
       -------        ------- ----------- ------- ------- --------- -----------
                                                                       (US $
                                                                    SEE NOTE 2)
Gamle Gullbas AS..... 252,000     100         252  1,000    252,000  $ 35,361
Gullbas AS........... 330,000      65     214,252      1    845,565   118,651
Northern Gambler AS.. 100,000      65          65  1,000    223,631    31,380
Saevik Offshore AS...  50,000     100          50  1,000    106,665    14,967
Saevik Shipping AS...  50,000     100          50  1,000     50,000     7,016
                      -------     ---     -------  -----  ---------  --------
  Total..............                                     1,477,861  $203,375
                                                          =========  ========

NOTE 21--PRINCIPAL DIFFERENCES BETWEEN NORWEGIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (U.S. GAAP)

  Norwegian GAAP differs in certain respects from U.S. GAAP. Differences which have a significant effect on the Company's consolidated net income and shareholders' equity are set out below.

 a) Capitalised interest

  Interest costs associated with capital expenditures have been expensed under Norwegian GAAP. Under U.S. GAAP, the Company is required to capitalise interest incurred on assets under construction in the construction period.

                               SAEVIK SUPPLY ASA

 b) Pensions

  The Company has two defined benefit pension plans with retirement, death and termination income benefits. The retirement income benefits are generally a function of years of employment and final salary with the Company. The plans are generally funded through payments to insurance companies.

  December 31, 1996 Saevik ASA Group changed its accounting principle with respect to pension costs under Norwegian GAAP. The implementation effect of the Norwegian Accounting Standard for pensions was reflected in the December 31, 1996 balance sheet. The effect of the change resulted in a charge of NOK 122,158 ($17,141) against shareholders' equity.

  Under U.S. GAAP, the determination of Pension expense for defined benefit pension plans is made pursuant to Statement of Financial Accounting Standards (SFAS No. 87) "Employers Accounting for Pensions". SFAS No. 87 is more prescriptive than Norwegian GAAP in that it requires the use of a specific actuarial method (the projected unit credit method).

  Pension expense for 1996 under SFAS 87 would not be materially different than pension expense recorded under Norwegian GAAP.

  For U.S. GAAP purposes, all non-U.S. companies were required to adopt the provisions of SFAS No. 87 on January 1, 1989 and the cumulative adjustment of the effect of the transition to SFAS No. 87 is amortised on a prospective basis over the average remaining service periods of the active employees. It was not considered practical for the Company to compute its pension liabilities as of January 1, 1989 as the company's most significant plan was not established until January 1995. Accordingly, the transition to SFAS No. 87 was computed as of January 1, 1996 and an adjustment was made to record NOK 39,438 ($5,534) as an decrease in US GAAP shareholders' equity at that date based on the ratio of the years elapsed from the effective date of the plan and January 1, 1996 to the remaining service period of employees expected to receive benefits.

 c) Deferred taxes

  The income tax effects of U.S. GAAP adjustments are recorded as deferred tax expense, where appropriate.

  Under Norwegian GAAP deferred taxes for companies that will be taxed under the "Shipping Tax Act" are permitted to be calculated based upon the present value of the tax effect on the earnings of the Company's subsidiaries. Under U.S. GAAP deferred taxes are provided at the nominal tax rate for the earnings of its domestic subsidiaries vs. the present value.

  The result of applying the nominal tax rate of 28% to the temporary differences attributable to the retained earnings of its subsidiaries is to increase deferred taxes and reduce equity by NOK 25,964,049 ($3,643,310). The 1996 deferred income taxes calculated under SFAS 109 would have been approximately NOK 10,335,881 ($1,450,344) higher.

  The Saevik ASA Group has a net tax asset related to tax operating loss carry forwards. Under Norwegian GAAP the benefit of deferred tax assets is not recognised because there is no corresponding deferred tax liability which the assets can be offset against. Under U.S. GAAP the benefit of the deferred tax asset may be recognised if it is more likely than not that the asset will be realised. The Company has determined that it is more likely that not it will realise the benefit of this deferred tax asset through future taxable earnings.

                               SAEVIK SUPPLY ASA

 d) Provision for periodic overhauls

  Under Norwegian GAAP, a provision for periodic overhauls on vessels, machines, equipment and hull is accrued evenly over the anticipated period between overhauls, generally 5 years for SPS Hull and 2.5 years for Bottom. Under U.S. GAAP, the costs of such overhauls would be capitalised when incurred and depreciated over the estimated future period benefited by such costs.

 e) Depreciation

  Depreciation expense included in the 1996 Norwegian GAAP financial statements reflects 12 years lifetime of the vessels which is more in line with the tax depreciation period. For U.S.GAAP depreciation expense should be recorded over the estimated economic life of the asset. The economic life of the vessels is estimated from 25 to 30 years. The depreciation expense has been adjusted to reflect the estimated economic life.

 f) Classification differences

  Certain balance sheet classification may differ between Norwegian and U.S.
GAAP.

  First year's installment on long-term debt

  Under Norwegian GAAP, the first year's installment on long-term debt is included in long-term debt. The installments due in 1997 of NOK 99.3 ($13.9) million would be classified as short-term debt, under U.S. GAAP.

 Newbuilding contract

  According to Norwegian GAAP, the entire construction contract value of the vessel shall been recorded. Under U.S. GAAP only accrued expenses at the period-end would be capitalised. There are no newbuilding contracts at December 31, 1996.

 Supplemental Cash Flow information

                                      NOK       U.S.$
                                   ---------- ----------
            Interest paid 1996.... 12,218,138 $1,714,465
            Taxes paid 1996.......          0          0

 Proportional consolidation method

  According to Norwegian GAAP the company has consolidated one limited partnership, in which the company until 12.09.96 owned less than 50 percent, in accordance with the proportional consolidation method. From the acquisition date 12.09.96 the investment has been consolidated according to the gross method.


  Under U.S. GAAP the Company's ownership interest in this limited partnership would be accounted for under the equity method. The effect on total assets, shareholders' equity and net income of using the proportional consolidation method versus the equity method would not be material as of and for the year ended December 31, 1996.

                               SAEVIK SUPPLY ASA

 Condensed Financial Information about Northern Gambler KS

                         FOR THE YEAR                 FOR THE YEAR
                            ENDED                        ENDED
                         DECEMBER 31,  PROPORTIONAL   DECEMBER 31,  PROPORTIONAL
                             1996      CONSOLIDATION      1996      CONSOLIDATION
                         ------------  -------------  ------------  -------------
                                                         (US $            (US $
                                                      SEE NOTE 2)      SEE NOTE 2)
Income Statement
  Total operating
   income...............   14,375,596     6,115,604   $  2,017,203  $    858,150
  Total operating
   expenses.............   (9,941,242)   (4,730,842)    (1,394,968)     (663,838)
                         ------------  ------------   ------------  ------------
Operating profit........    4,434,354     1,384,762        622,235       194,312
  Net finance items.....    9,930,838    (1,914,654)     1,393,508      (268,667)
                         ------------  ------------   ------------  ------------
Income before taxes.....   14,365,192      (529,892)     2,015,743       (74,355)
  Taxes.................     (861,912)     (861,912)       120,945      (120,945)
                         ------------  ------------   ------------  ------------
Income for the year.....   13,503,280    (1,391,804)     1,894,798      (195,299)
                         ------------  ------------   ------------  ------------
Balance Sheet December
 31, 1996
  Total current assets..   10,530,248    10,530,248      1,477,618     1,477,618
  Total fixed assets....  142,100,000   142,100,000     19,939,662    19,939,662
                         ------------  ------------   ------------  ------------
Total assets............  152,630,248   152,630,248     21,417,280    21,417,280
  Total short-term
   liabilities..........   (3,265,057)   (3,265,057)      (458,157)     (458,157)
  Total long-term
   liabilities.......... (100,861,912) (100,861,912)   (14,153,078)  (14,153,078)
                         ------------  ------------   ------------  ------------
Total liabilities....... (104,126,969) (104,126,969)   (14,611,235)  (14,611,235)
  Equity................  (48,503,279)  (48,503,279)    (6,806,045)   (6,806,045)
                         ------------  ------------   ------------  ------------
Total liabilities and
 equity................. (152,630,248) (152,630,248)   (21,417,280) $(21,417,280)
                         ============  ============   ============  ============

 g) Earnings per share

  Under Norwegian GAAP, earnings per share is computed using the weighted average number of shares outstanding during the year. U.S. GAAP also includes in the computation for earnings per share the dilutive effect of all outstanding share options under the treasury stock method.

 h) Accounting standards issued recently adopted and those not yet adopted

  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting For The Impairment Of Long-Lived Assets And For Long-Lived Assets To Be Disposed Of" ("SFAS No. 121"). This statement establishes accounting standards for the impairment of long-lived assets and certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain intangibles to be disposed of. The Company adopted the provisions of SFAS No. 121 in its 1996 Consolidated Financial Statements. The Company's adoption of SFAS No. 121 did not have a material impact on its results of operations or financial position.

 Transfers and Servicing of Financial Assets and Extinguishments of
Liabilities

  In June 1996, the FASB issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. In 1996, the Company has adopted SFAS No. 125. The adoption has not had a material effect on the Company's financial position or results of operation.

                               SAEVIK SUPPLY ASA

 Earnings per share and capital structure

  In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share" and SFAS No. 129 "Disclosure Of Information About Capital Structure".

  SFAS No. 128 simplifies the earnings per share ("EPS") calculations required by Accounting Principles Board ("APB") Opinion No. 15, and related interpretations, by replacing the presentation of primary EPS with a presentation of basic EPS. SFAS No. 128 requires dual presentation of basic and diluted EPS by entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to the fully diluted EPS of APB Opinion No. 15. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted.

  The adoption of this standard is not expected to have a material effect on the results of operations or financial position as the company does not have a complex capital structure.

  SFAS No. 129 "Disclosures Of Information About Capital Structure" was issued in February 1997 and is effective for financial statements for periods ending after December 15, 1997. It contains no changes in disclosure requirements for entities that were previously subject to the requirements of APB Opinion No. 10 "Omnibus Opinions--1966" and No. 15 "Earnings Per Share" and SFAS No. 47 "Disclosure of Long-Term Obligations".

  The company has not yet identified the likely impact on the level of disclosure provided.

 Comprehensive Income

  SFAS No. 130 "Reporting Comprehensive Income" was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

  It requires that all items that are required to be recognised under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

  The Company has not yet identified the likely impact on the classification of items included in shareholders' funds.

 Segment Information

  SFAS No. 131 "Disclosures About Segments Of An Enterprise and Related Information" was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. In the initial year of application comparative information for earlier years is to be restated.

  It requires that companies disclose segment data based on how management make decisions about allocating resources to segments and measuring their performance. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers.

                               SAEVIK SUPPLY ASA

  The Company has not yet identified the likely impact on the level of disclosure currently provided in its financial statements.

 i) Dividends

  Under Norwegian law, dividends are payable out of annual earnings. The dividend is subject to approval by the Annual General Meeting following the fiscal year to which the dividend relates. Under Norwegian GAAP, dividends are accrued in the year of the earnings to which they relate. Under U.S. GAAP, dividends are recorded when declared. Accordingly under U.S. GAAP, dividends are recorded in the year following the year they are recorded under Norwegian GAAP.

  There has been no dividends paid from the Company in 1996 or 1997.

  The approximate effect on net income of significant differences between Norwegian GAAP and U.S. GAAP is as follows:

PROFIT AND LOSS ACCOUNT

                                            REFERENCE  YEAR ENDED   YEAR ENDED
                                             TO NOTE  DECEMBER 31,   DECEMBER
                                              ABOVE       1996       31, 1996
                                            --------- ------------  -----------
                                                                       (US $
                                                                    SEE NOTE 2)
Net income in accordance with Norwegian
 GAAP......................................             3,261,210   $   457,617
Adjustment for U.S. GAAP:
  Capitalised interests....................      a        396,892        55,642
  Pensions.................................      b        161,596        22,675
  Provision for periodic overhauls.........      d      2,476,556       347,514
  Depreciation.............................      e      5,976,908       838,688
  Deferred taxes on net operating losses...      c      6,320,303       886,873
  Deferred taxes on retained earnings of
   shipping companies......................      c    (10,335,881)   (1,450,345)
  Tax effect of U.S. GAAP adjustments......            (2,523,346)     (354,079)
Approximate net income in accordance with
 U.S. GAAP.................................             5,734,238   $   804,585

  The approximate effect on shareholders' equity of significant differences between Norwegian GAAP and U.S. GAAP is as follows:

SHAREHOLDERS EQUITY

                                            REFERENCE YEAR ENDED    YEAR ENDED
                                             TO NOTE   DECEMBER    DECEMBER 31,
                                              ABOVE    31, 1996        1996
                                            --------- -----------  ------------
                                                                      (US $
                                                                   SEE NOTE 2)
Shareholders' equity in accordance with
 Norwegian GAAP............................           310,647,711  $43,590,502
Adjustment for U.S. GAAP:
  Capitalised interest.....................     a       1,207,289      169,408
  Pensions.................................     b               0
  Provision for periodic overhauls.........     d       2,476,556      347,514
  Depreciation.............................     e       5,976,908      838,688
  Deferred taxes on net operating losses...     c       7,130,285    1,000,513
  Deferred taxes on retained earnings of
   shipping companies......................     c     (25,964,049)  (3,643,310)
  Tax effect of US GAAP adjustments........            (2,523,346)    (354,079)
  Approximate shareholders' equity in
   accordance with US GAAP.................           298,951,354  $41,949,236

                               SAEVIK SUPPLY ASA

                           CONSOLIDATED BALANCE SHEET

                                   UNAUDITED

                                                                    FOR THE NINE
                                           FOR THE PERIODS ENDED    MONTH PERIOD
                                        ---------------------------    ENDING
                                        SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30,
                ASSETS                      1996          1997          1997
                ------                  ------------- ------------- -------------
                                                                      (US $ IN
                                                                      THOUSANDS
                                         (NOK 1,000)   (NOK 1,000)   SEE NOTES)
 Bank deposits........................      10,502        134,540     $ 18,879
 Trade debtors........................      11,117         91,613       12,855
 Other short term receivables.........       2,946         26,373        3,701
                                           -------      ---------     --------
   Total current assets...............      24,565        252,526       35,435
                                           -------      ---------     --------
 Shares...............................           0          1,017          143
 Long term receivables................       5,255          1,276          179
 Ships................................     307,478      1,273,857      178,749
 Shipbuilding contracts...............           0        462,729       64,931
 Furniture and equipment..............         202          2,054          288
                                           -------      ---------     --------
   Total fixed assets.................     312,935      1,740,933      244,290
                                           -------      ---------     --------
   Total assets.......................     337,500      1,993,459     $279,725
                                           =======      =========     ========
                                        SEPTEMBER 30, SEPTEMBER 30,
 LIABILITIES AND SHAREHOLDERS' EQUITY       1996          1997
 ------------------------------------   ------------- -------------
 Bank overdraft.......................       1,459              0     $      0
 Suppliers............................       7,730          2,441          343
 VAT, withheld taxes etc. due.........       1,468            426           60
 Other short term liabilities.........       4,139         49,291        6,916
                                           -------      ---------     --------
   Total short term liabilities.......      14,796         52,158        7,319
                                           -------      ---------     --------
 Mortgage loan........................     281,089        744,237      104,432
 Other long term liabilities..........           0        418,066       58,665
 Deferred taxes.......................       4,346         26,746        3,753
                                           -------      ---------     --------
   Total long term liabilities........     285,435      1,189,049      166,850
                                           -------      ---------     --------
 Share capital........................          85        123,031       17,264
 Other shareholders' equity...........      37,184        629,221       88,292
                                           -------      ---------     --------
   Total shareholders' equity.........      37,269        752,252      105,556
                                           -------      ---------     --------
   Total liabilities and shareholders'
    equity............................     337,500      1,993,459     $279,725
                                           =======      =========     ========

                               SAEVIK SUPPLY ASA

                       CONSOLIDATED STATEMENT OF EARNINGS

                                   UNAUDITED

                                    FOR THE PERIODS ENDED
                                 ---------------------------
                                 SEPTEMBER 30, SEPTEMBER 30,  AT SEPTEMBER 30,
                                     1996          1997             1997
                                 ------------- ------------- ------------------
                                                             (US $ IN THOUSANDS
                                  (NOK 1,000)   (NOK 1,000)     SEE NOTE 2)
Freight income..................     42,957       429,107         $60,213
Other income....................        349         2,779             390
                                    -------       -------         -------
  Total operating income........     43,306       431,885          60,603
                                    -------       -------         -------
Crew expenses...................     10,793        80,335          11,273
Other operating expenses ships..      6,609        41,256           5,788
Administration expenses.........      1,615        19,001           2,666
                                    -------       -------         -------
  Total operating expenses......     19,017       140,592          19,727
                                    -------       -------         -------
Operating income before
 depreciation...................     24,289       291,293          40,876
                                    -------       -------         -------
Depreciation....................      7,665        51,277           7,195
                                    -------       -------         -------
Operating income................     16,624       240,015          33,681
                                    -------       -------         -------
Finance income..................         97         6,805             955
Finance expenses................     11,633        37,158           5,214
                                    -------       -------         -------
Net finance items...............    (11,536)      (30,353)         (4,259)
                                    -------       -------         -------
Income before taxes.............      5,088       209,662          29,422
                                    -------       -------         -------
Taxes...........................       (997)      (16,636)         (2,334)
                                    -------       -------         -------
  Income for the period.........      4,091       193,027         $27,088
                                    =======       =======         =======

                               SAEVIK SUPPLY ASA

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                        FOR THE       FOR THE
                                                     PERIOD ENDED  PERIOD ENDED
                                                     SEPTEMBER 30, SEPTEMBER 30,
                                                         1997          1997
                                                     ------------- -------------
                                                                       (US $
                                                      (NOK 1,000)   SEE NOTES)
                                                     ------------- -------------
CASH FLOW FROM OPERATING ACTIVITIES:
  Net cash flow from operating activities*).........     260,939       36,615
  Changes in debtors and suppliers..................     (85,071)     (11,937)
  Changes in other accruals.........................      27,145        3,809
                                                      ----------     --------
    Net cash flow from operating activities.........     203,013       28,487
CASH FLOW FROM INVESTING ACTIVITIES:
  Investments in shares.............................      (1,017)        (143)
  Payment on shipbuilding contracts.................     (44,663)      (6,267)
  Investments in fixed assets.......................  (1,019,648)    (143,078)
                                                      ----------     --------
    Net cash flow from investing activities.........  (1,065,328)    (149,488)
CASH FLOW FROM FINANCING ACTIVITIES:
  Increase in long term debt........................     834,090      117,041
  Repayment of existing loans.......................    (362,052)     (60,804)
  Increase in equity................................     231,118       32,431
                                                      ----------     --------
    Net cash flow from financing activities.........     703,156       98,668
NET CHANGE IN CASH AND CASH EQUIVALENTS.............    (159,159)     (22,333)
  Cash and cash equivalents at 01.01................     293,699       41,212
                                                      ----------     --------
  Cash and cash equivalents at 09.30................     134,540       18,879
                                                      ----------     --------
This figure is as follows:
  Result before taxes...............................     209,662       29,420
  Ordinary depreciation.............................      51,277        7,195
                                                      ----------     --------
    *)Net cash flow from operating activities.......     260,939       36,615

                               SAEVIK SUPPLY ASA

                      NOTES TO THE ACCOUNTS FOR 1997

UNAUDITED PRINCIPAL DIFFERENCES BETWEEN NORWEGIAN AND UNITED STATES GENERALLY
        ACCEPTED ACCOUNTING PRINCIPLES (U.S. GAAP)

  Norwegian GAAP differs in certain respects from U.S. GAAP. Differences which have a significant effect on the Company's consolidated net income and shareholders' equity are set out below.

 a) Capitalised interest

  Interest costs associated with capital expenditures have been expensed under Norwegian GAAP. Under U.S. GAAP, the Company is required to capitalise interest incurred on assets under construction in the construction period.

 b) Pensions

  The Company has two defined benefit pension plans with retirement, death and termination income benefits. The retirement income benefits are generally a function of years of employment and final salary with the Company. The plans are generally funded through payments to insurance companies.

  December 31, 1996 Saevik ASA Group changed its accounting principle with respect to pension costs under Norwegian GAAP. The implementation effect of the Norwegian Accounting Standard for pensions was reflected in the December 31, 1996 balance sheet.

  Under U.S. GAAP, the determination of Pension expense for defined benefit pension plans is made pursuant to Statement of Financial Accounting Standards (SFAS No. 87) "Employers Accounting for Pensions". SFAS No. 87 is more prescriptive than Norwegian GAAP in that it requires the use of a specific actuarial method (the projected unit credit method).

  For U.S. GAAP purposes, all non-U.S. companies were required to adopt the provisions of SFAS No. 87 on January 1, 1989 and the cumulative adjustment of the effect of the transition to SFAS No. 87 is amortised on a prospective basis over the average remaining service periods of the active employees. It was not considered practical for the Company to compute its pension liabilities as of January 1, 1989 as the company's most significant plan was not established until January 1995. Accordingly, the transition to SFAS No. 87 was computed as of January 1, 1996 and an adjustment was made to record NOK 39,438 ($5,534) as a decrease in US GAAP shareholders' equity at that date based on the ratio of the years elapsed from the effective date of the plan and January 1, 1996 to the remaining service period of employees expected to receive benefits. The estimated adjustment to the September 30, 1997 financial statements to record pension expense in accordance with SFAS 87 is NOK 1,935,948.

 c) Deferred taxes

  The income tax effects of U.S. GAAP adjustments are recorded as deferred tax expense, where appropriate.

  Under Norwegian GAAP deferred taxes for companies that will be taxed under the "Shipping Tax Act" are permitted to be calculated based upon the present value of the tax effect on the earnings of the Company's subsidiaries. Under U.S. GAAP deferred taxes are provided at the nominal tax rate for the earnings of its domestic subsidiaries vs. the present value.

                               SAEVIK SUPPLY ASA

  The result of applying the nominal tax rate of 28% to the temporary differences attributable to the retained earnings of its subsidiaries is to increase deferred taxes and reduce equity by NOK 67,112,751. The 1996 deferred income taxes calculated under SFAS 109 would have been approximately NOK 41,149,000 higher.

  The Saevik ASA Group has a net tax asset related to tax operating loss carry forwards. Under Norwegian GAAP the benefit of deferred tax assets is not recognised because there is no corresponding deferred tax liability which the assets can be offset against. Under U.S. GAAP the benefit of the deferred tax asset may be recognised if it is more likely than not that the asset will be realised. The Company has determined that it is more likely that not it will realise the benefit of this deferred tax asset through future taxable earnings.

 d) Provision for periodic overhauls

  Under Norwegian GAAP, a provision for periodic overhauls on vessels, machines, equipment and hull is accrued evenly over the anticipated period between overhauls, generally 5 years for SPS Hull and 2.5 years for Bottom. Under U.S. GAAP, the costs of such overhauls would be capitalised when incurred and depreciated over the estimated future period benefited by such costs.

 e) Depreciation

  Depreciation expense included in the 1996 Norwegian GAAP financial statements reflects 12 years lifetime of the vessels which is more in line with the tax depreciation period. For U.S.GAAP depreciation expense should be recorded over the estimated economic life of the asset. The economic life of the vessels is estimated from 25 to 30 years. The depreciation expense has been adjusted to reflect the estimated economic life.

 f) Classification differences

  Certain balance sheet classification may differ between Norwegian and U.S.
GAAP.

  First year's installment on long-term debt

  Under Norwegian GAAP, the first year's installment on long-term debt is included in long-term debt. The installments due in 1997 of NOK 99.3 ($13.9) million would be classified as short-term debt, under U.S. GAAP.

 Newbuilding contract

  According to Norwegian GAAP, the entire construction contract value of the vessel shall been recorded. Under U.S. GAAP only accrued expenses at the period-end would be capitalised. The September 30, 1997 balance sheet includes an asset of NOK 462,729 and liability of NOK 418,066 related to such contracts.

                               SAEVIK SUPPLY ASA

                                   UNAUDITED

  The approximate effect on net income of significant differences between Norwegian GAAP and U.S. GAAP is as follows:

PROFIT AND LOSS ACCOUNT

                                          REFERENCE PERIOD ENDED  PERIOD ENDED
                                           TO NOTE  SEPTEMBER 30, SEPTEMBER 30,
                                            ABOVE       1997          1997
                                          --------- ------------- -------------
                                                                      (US $
                                                                   SEE NOTES)
Net income in accordance with Norwegian
 GAAP....................................            193,027,000   $27,085,806
Adjustment for U.S. GAAP:
  Capitalised interest...................      a       1,014,479       142,353
  Pensions...............................      b       1,935,948       271,655
  Provision for periodic overhauls.......      d       7,269,000     1,019,996
  Depreciation...........................      e         539,201        75,661
  Deferred taxes on net operating losses.      c       3,167,360       444,448
  Deferred taxes on retained earnings of
   shipping companies....................      c     (41,149,000)   (5,774,083)
  Tax effect of U.S. GAAP adjustments....             (2,504,286)     (351,405)
  Approximate net income in accordance
   with U.S. GAAP........................            163,299,702   $22,914,431

  The approximate effect on shareholders' equity of significant differences between Norwegian GAAP and U.S. GAAP is as follows:

SHAREHOLDERS' EQUITY

                                                    PERIOD ENDED  PERIOD ENDED
                                                    SEPTEMBER 30, SEPTEMBER 30,
                                                        1997          1997
                                                    ------------- -------------
Shareholders' equity in accordance with Norwe-
 gian GAAP.....................................      752,252,000  $105,557,006
Adjustment for U.S. GAAP:
  Capitalised interest.........................   a    2,221,768       311,761
  Pensions.....................................   b    1,935,948       271,655
  Provision for periodic overhauls.............   d    9,745,556     1,367,509
  Depreciation.................................   e    6,516,109       914,349
  Deferred taxes on net operating losses.......   c   10,297,645     1,444,979
  Deferred taxes on retained earnings of
   shipping companies..........................   c  (67,112,751)   (9,417,351)
  Tax effect of US GAAP adjustments............       (5,027,632)     (705,484)
  Approximate shareholder's equity in
   accordance with US GAAP.....................      710,828,643  $ 99,744,424

 Supplemental Cash Flow Information

                                                                           U.S.
                                                                     NOK     $
                                                                    ------ -----
                                                                        (IN
                                                                     THOUSANDS)
Interest paid...................................................... 24,562 3,447
Taxes paid.........................................................    --    --

 Foreign currency

  These financial statements are presented in Norwegian krone (NOK) and in US dollars ($), solely for the convenience of the reader, at the exchange rate of NOK 7.1265=US $1, the noon buying rate

                               SAEVIK SUPPLY ASA
in New York City for cable transfers in Norwegian krone as certified for customs purposes by the Federal Reserve Bank of New York on October 24, 1997 in accordance with Securities and Exchange Commission Regulation S-X Rule 3-
20. This presentation has not been translated in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." No representation is made that the Norwegian krone amounts have been, or could be converted into US Dollars at that or any other rate of exchange.

 Interim Financial Information.

  The financial statements and related notes at September 30, 1997 and for the nine months ended September 30, 1996 and 1997 are unaudited and prepared on the same basis as the audited financial statements included herein. In the opinion of management, such interim financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for such periods. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year or any other interim period.

                         INDEPENDENT AUDITOR'S REPORT

Trico Marine Services, Inc.

  We have audited the accompanying statement of assets acquired and liabilities assumed for the fleet of twelve vessels acquired by Saevik Supply ASA from Viking Supply Ships AS (Viking Vessels) for the year ended December 31, 1996, and the statement of revenues less direct operating expenses for the years ended December 31, 1996, 1995 and 1994 as more fully described in Note 1, 2, 3 and 4. These statements are the responsibility of Viking Vessels' management. Our responsibility is to express an opinion on these statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  The accompanying statements of assets acquired and liabilities assumed and revenues less direct operating expenses of the Viking Vessels were prepared for the purpose as described in Note 1 and are not intended to be a complete presentation of the results of operations for the Viking Vessels.

  In our opinion, the statements referred to above present fairly, in all material respects, the assets acquired and liabilities assumed of the Viking Vessels at December 31, 1996 and the revenues less direct operating expenses of the Viking Vessels for the years ended December 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

Deloitte & Touche
Kristiansand, Norway, November 4, 1997

Roar Skuland
State Authorized Public Accountant Norway

                                 VIKING VESSELS

        (VESSELS ACQUIRED BY SAEVIK SUPPLY FROM VIKING SUPPLY SHIPS AS)

              STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

                               DECEMBER 31, 1996

                        ASSETS                             DECEMBER 31, 1996
                        ------                         -------------------------
                                                                  (US DOLLARS IN
                                                        (NOK IN   THOUSANDS SEE
                                                       THOUSANDS)    NOTE 1)
                                                       ---------- --------------
Supply vessels........................................  576,436      $80,886
                                                        -------      -------
  Total assets........................................  576,436      $80,886
                                                        =======      =======
            LIABILITIES AND OWNERS' EQUITY
            ------------------------------
Liabilities:
  Non interest bearing liabilities....................    9,611      $ 1,349
                                                        -------      -------
    Total liabilities.................................    9,611        1,349
Owners' equity........................................  566,825       79,537
                                                        -------      -------
    Total liabilities and owners' equity..............  576,436      $80,886
                                                        =======      =======


   The accompanying notes are an integral part of these financial statements.

                                 VIKING VESSELS
        (VESSELS ACQUIRED BY SAEVIK SUPPLY FROM VIKING SUPPLY SHIPS AS)

              STATEMENT OF REVENUES LESS DIRECT OPERATING EXPENSES FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                 (US DOLLARS IN
                                                                 THOUSANDS SEE
                                            NOK IN THOUSANDS        NOTE 1)
                                         ----------------------- --------------
                                          1994    1995    1996        1996
                                         ------- ------- ------- --------------
Freight revenues........................ 199,077 215,494 264,836    $37,162
                                         ------- ------- -------    -------
Operating expenses:
  Chartering expenses...................   8,897   8,072   9,929      1,393
  Crew expenses.........................  64,372  64,227  70,585      9,904
  Operating and maintenance of vessels..  27,506  35,198  46,819      6,570
  Administrative costs..................  10,000  10,000  12,000      1,684
  Depreciation..........................  42,296  42,327  48,729      6,837
                                         ------- ------- -------    -------
    Total operating expenses............ 153,071 159,824 188,062     26,388
                                         ------- ------- -------    -------
Revenues less direct operating expenses
 (including depreciation)...............  46,006  55,670  76,774    $10,774
                                         ======= ======= =======    =======


   The accompanying notes are an integral part of these financial statements.

                                VIKING VESSELS

        (VESSELS ACQUIRED BY SAEVIK SUPPLY FROM VIKING SUPPLY SHIPS AS)

                              NOTES TO STATEMENTS

1. BASIS OF PRESENTATION AND DESCRIPTION OF ACQUISITION:

  The accompanying statement of assets acquired and liabilities assumed and statement of revenues less direct operating expenses of the Viking Vessels were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the registration statement on Form S-3 of Trico Marine Services Inc.) and are not intended to be a complete presentation of the results of the operations for the Viking Vessels. The Statements include the historic results of the vessels acquired by Saevik Supply ASA (Saevik) from Viking Supply Ships AS, a Norwegian shipping concern, on January 15, 1997.

  Historical audited financial statements were never prepared separately for the individual vessels or the fleet of Viking Vessels as they represented only a portion of the overall Viking Supply Ships AS fleet at the time of their acquisition by Saevik. Separate financial information of the Viking Vessels such as interest expense, income tax expenses and selling, general and certain administrative expense were not prepared historically and are not available on a vessel by vessel basis or for the fleet of Viking Vessels and therefore have not been presented in the financial statements. Additionally, access to financial information required to present the statement of assets acquired and liabilities assumed as of December 31, 1995 was not available.

  These statements are presented in accordance with Norwegian generally accepted accounting principles (NOR GAAP), except as noted above, and in Norwegian krone (NOK) and include amounts in US dollars ($), as presented, solely for the convenience of the reader, at the exchange rate of NOK 7.1265=US$1, the noon buying rate in New York City for cable transfers in Norwegian krone as certified for customs purposes by the Federal Reserve Bank of New York on October 24, 1997, in accordance with Securities and Exchange Commission Regulation S-X Rule 3-20. This presentation has not been translated in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." No representation is made that the Norwegian krone amounts have been, or could be converted into US Dollars at that or any other rate of exchange.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Supply Vessels

  Marine vessels are stated at Viking Vessels' cost. Depreciation of financial statement purposes is provided on the straight-line method. Marine vessels are generally depreciated over a useful life of 21 years from the date delivered from building yard as new built. Major modification which extend to the useful life of the marine vessels are capitalized and amortized over the remaining useful life of the vessel. Maintenance, docking and marine inspection costs are charged to expense as incurred (see Note 4).

 Revenue and Expense Recognition

  Freight revenue is earned and recognized on a daily rate basis. Operating costs are expensed as incurred.

 Direct Vessel Operating Expenses

  Direct vessel operating expenses principally include crew costs, insurance, repairs and maintenance, and casualty losses as expensed or incurred.

                                VIKING VESSELS

        (VESSELS ACQUIRED BY SAEVIK SUPPLY FROM VIKING SUPPLY SHIPS AS)

                       NOTES TO STATEMENTS--(CONTINUED)

3. SUPPLY VESSELS:

  The historical cost and associated accumulated depreciation of the supply vessels as of December 31, 1996 is as follows:

                                                                  (US DOLLARS IN
                                                         NOK IN   THOUSANDS SEE
                                                        THOUSANDS    NOTE 1)
                                                        --------- --------------
      Supply vessels, at cost..........................  824,220     $115,655
      Less accumulated depreciation....................  247,784       34,769
                                                         -------     --------
        Net Book Value.................................  576,436     $ 80,886
                                                         =======     ========

  The Statement of Revenues Less Direct Expenses for the years 1995 and 1994 include 10 vessels. The 1996 include two additional vessels acquired by Viking Supply Ships AS in 1996.

4. RECONCILIATION OF REVENUES LESS DIRECT OPERATING EXPENSES AND OWNERS' EQUITY TO U.S. GAAP:

  The following is a summary of the approximate significant adjustments to revenues less direct operating expenses for the years ended December 31, 1995 and 1996, and to owners' equity as of December 31, 1996, which would be required if U.S. GAAP had been applied instead of Norwegian GAAP in the accompanying financial statements:

                                                                 (US DOLLARS IN
                                                      NOK IN     THOUSANDS SEE
                                                     THOUSANDS      NOTE 1)
                                                   ------------- --------------
                                                    1995   1996       1996
                                                   ------ ------ --------------
Revenues less direct operating expenses in
 accordance with Norwegian GAAP................... 55,670 76,774    $10,773
U.S. GAAP adjustments--
  Estimated net increase due to capitalization and
   amortization (over 30 to 60 months) of
   maintenance, docking and marine inspection
   costs..........................................  1,781  7,929      1,112
                                                   ------ ------    -------
Approximate revenues less direct operating ex-
 penses in accordance with U.S. GAAP.............. 57,451 84,703    $11,885
                                                   ====== ======    =======

                                                          DECEMBER 31, 1996
                                                       ------------------------
                                                                 (US DOLLARS IN
                                                        NOK IN   THOUSANDS SEE
                                                       THOUSANDS    NOTE 1)
                                                       --------- --------------
Owners' equity in accordance with Norwegian GAAP......  566,825     $79,537
U.S. GAAP adjustments--
  Capitalized maintenance, docking and marine
   inspection costs less accumulated amortization.....   43,670       6,128
                                                        -------     -------
Owners' equity in accordance with U.S. GAAP...........  610,495     $85,665
                                                        =======     =======

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AU-THORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTI-TUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    9
The Acquisition...........................................................   14
Use of Proceeds...........................................................   15
Capitalization............................................................   16
Price Range of Common Stock and Dividend Policy...........................   17
Selected Consolidated Financial and Operating Data........................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   20
Business..................................................................   28
Management................................................................   39
Description of Capital Stock..............................................   41
Underwriting..............................................................   46
Notice to Ontario Residents...............................................   47
Legal Matters.............................................................   48
Experts...................................................................   48
Available Information.....................................................   48
Incorporation of Certain Documents by Reference...........................   50
Index to Consolidated Financial Statements................................   51

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
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                             4,000,000 SHARES

                         [Logo of Trico appears here]

                          TRICO MARINE SERVICES, INC.

                                 COMMON STOCK
                          ($0.01 PAR VALUE PER SHARE)

                              SCHRODER & CO. INC.

                           BEAR, STEARNS & CO. INC.

                           JEFFERIES & COMPANY, INC.

                                 RAYMOND JAMES
                              & ASSOCIATES, INC.

                                 JOHNSON RICE
                               & COMPANY L.L.C.

                             NOVEMBER      , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

  Estimated expenses payable in connection with the proposed sale of Common Stock covered hereby are as follows:

   SEC registration fee................................................ $ 69,697
   Accounting fees.....................................................  200,000
   Printing expenses...................................................  100,000
   Legal fees and expenses.............................................  100,000
   Miscellaneous expenses..............................................  130,303
                                                                        --------
     Total............................................................. $600,000
                                                                        ========

--------
*  All expenses except the SEC registration fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify its directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"). In addition, the Registrant's bylaws provide for the indemnification of directors and officers against expenses and liabilities incurred in connection with defending actions brought against them for negligence or misconduct in their official capacities. The Registrant also has indemnity agreements with each of its directors, which provide for indemnification of such directors and maintains insurance permitted by the Delaware General Corporation Law on behalf of directors and officers, which may cover liabilities under the Securities Act. The Underwriting Agreement, a form of which is filed as Exhibit 1.1 and incorporated herein by reference, also provides indemnification to directors and officers of the Registrant under certain conditions.

ITEM 16. EXHIBITS.

 EXHIBIT
 NUMBER                       DESCRIPTION OF EXHIBITS
 -------                      -----------------------
  1.1    Form of Underwriting Agreement.*
  5.1    Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre,
         L.L.P. as to the legality of the Company's Common Stock.*
 23.1    Consent of Coopers & Lybrand L.L.P.*
 23.2    Consent of KPMG as represented by Gerd Leira*
 23.3    Consent of Deloitte & Touche as represented by Roar Skuland*
 23.4    Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre,
         L.L.P. (included in Exhibit 5).*
 24.1    Power of Attorney (included in Signature Page to the Registration
         Statement).*

--------

* Previously Filed.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

    (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of said securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned in the City of Houston, State of Texas, on November 21, 1997.

                                          TRICO MARINE SERVICES, INC.

                                          By:      /s/ Ronald O. Palmer
                                            -----------------------------------

                                                 Ronald O. Palmer,

                                               Chairman of the Board

  Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 was signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

    /s/   Thomas E. Fairley*         Director, President and       November 21, 1997
____________________________________ Chief Executive Officer
         Thomas E. Fairley

      /s/ Ronald O. Palmer           Chairman of the Board         November 21, 1997
____________________________________
          Ronald O. Palmer

      /s/  Victor M. Perez*          Vice President, Chief         November 21, 1997
____________________________________ Financial Officer and
          Victor M. Perez            Treasurer (Principal
                                     Financial Officer)

   /s/  Kenneth W. Bourgeois*        Vice President and            November 21, 1997
____________________________________ Controller (Principal
        Kenneth W. Bourgeois         Accounting Officer)

    /s/   Benjamin F. Bailar*        Director                      November 21, 1997
____________________________________
         Benjamin F. Bailar

         /s/ H. K. Acord*            Director                      November 21, 1997
____________________________________
            H. K. Acord

     /s/  Garth H. Greimann*         Director                      November 21, 1997
____________________________________
         Garth H. Greimann

  /s/ Edward C. Hutcheson, Jr.*      Director                      November 21, 1997
____________________________________
      Edward C. Hutcheson, Jr.

*By: /s/ Ronald O. Palmer                                          November 21, 1997
____________________________________
       Ronald O. Palmer
          Attorney-in-Fact

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Trico Marine Services, Inc.

  Our report on the consolidated financial statements of Trico Marine Services, Inc. and Subsidiaries is included in Item 8 of this Form 10-K. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in Item 14(a) of this Form 10-
K. This financial statement schedule is the responsibility of the Company's management.

  In our opinion, this financial schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

COOPERS & LYBRAND L.L.P.

New Orleans, Louisiana
February 12, 1997
except for the third
paragraph of Note 15
to which the date is
June 9, 1997

                                                                    SCHEDULE II

                 TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                (IN THOUSANDS)

         COLUMN A           COLUMN B  COLUMN C COLUMN D  COLUMN E  COLUMN F
         --------           --------- -------- -------- ---------- --------
                             BALANCE  CHARGED                      BALANCE
                               AT     TO COSTS CHARGED              AT END
                            BEGINNING   AND    TO OTHER               OF
        DESCRIPTION         OF PERIOD EXPENSES ACCOUNTS DEDUCTIONS  PERIOD
        -----------         --------- -------- -------- ---------- --------
1996
Deducted in balance sheet
 from accounts receivable:
  Allowance for doubtful
   accounts--trade.........   $480      $130     $ --      $ --      $610
                              ====      ====     ====      ====      ====
1995
Deducted in balance sheet
 from accounts receivable:
  Allowance for doubtful
   accounts--trade.........   $240      $240     $ --      $ --      $480
                              ====      ====     ====      ====      ====
1994
Deducted in balance sheet
 from accounts receivable:
  Allowance for doubtful
   accounts--trade.........   $ --      $240     $ --      $ --      $240
                              ====      ====     ====      ====      ====
  Allowance for doubtful
   accounts--billed as
   agent...................   $514      $ --     $ --      $514(1)   $ --
                              ====      ====     ====      ====      ====

--------
(1) Allowance for doubtful accounts--billed as agent is for receivables billed as agent for third parties. Amount is due to the purchase of Trico Marine Operators, Inc., a wholly-owned subsidiary. Deduction of amount was borne by the previous owners of the vessels.

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                       DESCRIPTION OF EXHIBITS
 -------                      -----------------------
  1.1    Form of Underwriting Agreement.*
  5.1    Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre,
         L.L.P. as to the legality of the Company's Common Stock.*
 23.1    Consent of Coopers & Lybrand L.L.P.*
 23.2    Consent of KPMG as represented by Gerd Leira*
 23.3    Consent of Deloitte & Touche as represented by Roar Skuland*
 23.4    Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre,
         L.L.P. (included in Exhibit 5).*
 24.1    Power of Attorney (included in Signature Page to the Registration
         Statement).*

--------

* Previously Filed

                                      E-1